As filed with the Securities and Exchange Commission on November 6,  2019

File No.  000-56085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment #1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Alternus Energy Inc.
(Exact name of registrant as specified in its charter)

Nevada	46-4996419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One World Trade Center, Suite 8500 New York, New York	10007
(Address of principal executive offices)	(Zip Code)

(212) 220-7434

(Registrant’s telephone number, including area code)

Copies to:

Taliesin Durant General Counsel Alternus Energy Inc. One World Trade Center, Suite 8500 New York, New York 10007 (212) 220-7434

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, $0.001 par value per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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EXPLANATORY NOTE

Alternus Energy Inc., a Nevada corporation (the “Company”), is filing this Amendment #1 to the Registration Statement on Form 10-12G (as may be amended from time to time, this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Now that this Registration Statement is effective, we are subject to the periodic reporting requirements of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

This Amendment No. 1 to Form 10-12G also makes such revisions and updates necessary to continue to reflect the Company's current business operations and plans.

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CERTAIN TERMS USED IN THIS REGISTRATION STATEMENT

Unless otherwise indicated or the context otherwise requires, references in this registration statement to the terms below will have the following meanings:

•	“Alternus Energy,” “we,” “our,” “us”, “ALTN” and the “Company” refer to Alternus Energy Inc. and its consolidated subsidiaries;

•	“EPC” are to engineering, procurement and construction services;

•	“FiT” are to feed-in tariff(s);

•	“IPP” are to independent power producer and refer to our business where we own and operate solar parks and derive revenue from selling electricity to the power grid;

•	“watt” or “W” are to the measurement of total electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatts” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts;

•	“kWh” are to kilowatt hour(s);

•	“MWh” are to megawatt hour(s);

•	“O&M” are to operations and maintenance services provided for commercially operating solar parks;

•	“PPA” are to power purchase agreements;

•	“PV” are to photovoltaic;

•	“RON” and “Romania Leu” are to the legal currency of Romania;

•	“TW” are to terawatt

•	“US$” and “U.S. dollar” are to the legal currency of the United States of America;

•	“€” and “Euro” are to the legal currency of the European Union;

•	“Residential solar” = <10 kW;

•	“Commercial solar” = <250 kW;

•	Industrial = <1000 kW; and

•	Utility-scale = >1000 kW, ground-mounted; and

•	“¥” and “Japanese Yen” are to the legal currency of Japan.

We calculate the size of the PV market based on the volume of PV modules delivered to installation sites, including modules awaiting installation or connection to the power grid. PV panels generate direct current (“DC”) electricity, while electricity systems are based on alternating current (“AC”) electricity. The data presented in DC power numbers are, on average, greater by approximately 15% than the equivalent AC power numbers. All historical and forecast data are presented in DC power numbers.

Our operating results are reported in U.S. dollars. Our current projects revenue and expenses are generated in other currencies, including the Euro and the Romanian LEI. This may change in the future if we elect to alter the mix of our portfolio within our existing markets or elect to expand into new markets. In addition, our investments (including intercompany loans) in renewable energy facilities in foreign countries are exposed to foreign currency fluctuations. As a result, we expect our revenues and expenses will be exposed to foreign exchange fluctuations in local currencies where our renewable energy facilities are located. To the extent we do not hedge these exposures, fluctuations in foreign exchange rates could negatively impact our profitability and financial position.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this registration statement, including statements containing words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar words, constitute “forward-looking statements.” These forward-looking statements, which are based on our current plans, expectations and projections about future events, should not be unduly relied upon. These statements involve known and unknown risks, uncertainties and other factors, including, without limitation, those discussed under “Risk Factors,” that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. We caution you therefore against relying on any of these forward-looking statements.

The forward-looking statements included herein are based upon our assumptions, estimates and beliefs and involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and may be affected by a variety of risks and other factors, which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to:

•	We are a holding company and rely on distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations
•	The reduction, modification or elimination of government subsidies and economic incentives
•	Decreases in the spot market price of electricity could harm our revenue and reduce the competitiveness of solar parks in grid-parity markets
•	The seasonality of our operations may affect our liquidity and will affect our quarterly results
•	Our acquisition strategy exposes us to substantial risk
•	The delay between making significant upfront investments in our solar parks and receiving revenue could materially and adversely affect our liquidity, business and results of operations
•	Failure to manage our growing and changing business could have a material adverse effect on our business, prospects, financial condition and results of operations
•	Our IPP business requires significant financial resources. If we do not successfully execute our financing plan, we may have to sell certain of our IPP solar parks

Any of the assumptions underlying forward-looking statements could be inaccurate. All forward-looking statements are made as of the date of this registration statement and the risk that actual results will differ materially from the expectations expressed in this registration statement will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this registration statement, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this registration statement, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this registration statement will be achieved.

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MARKET, RANKING AND OTHER INDUSTRY DATA

This registration statement includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and government bodies and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Each report speaks as of its original publication date (and not as of the date of this filing) and the opinions expressed in the independent reports are subject to change without notice. Statements as to our market position are based on market data currently available to us. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Item 1.A. Risk Factors” in this registration statement.

Certain information in the text of this registration statement is contained in industry publications, government websites and reports or data compiled by a third-party. The sources of these industry publications and data are provided below:

•	Solar Power Europe: Global Market Outlook For Solar Power 2019 – 2023

•	Solar Power Europe: Global Market Outlook For Solar Power 2018 – 2022

•	European Commission: Jäger-Waldau, A., PV Status Report 2018, EUR 29463 EN, Publications Office of the European Union, Luxembourg, 2018, ISBN 978-92-79-97465-6, doi:10.2760/826496, JRC113626

•	European Commission: Renewable Energy Progress Report – 09.04.2019

•	European Commission: Eurostats for Renewable Energy

•	World Economic Forum: www.weforum.org

•	PV Magazine: www.pv-magazine.com

•	ANRE – Romanian Energy Regulatory Authority: www.anre.ro

•	OPCOM – Exchange Market for Energy in Romania: www.opcom.ro

•	German Federal Ministry for Economic Affairs and Energy: www.bmwi.de

•	Gestore dei Servizi Energetici (Italian Energy Services Manager): www.gse.it

•	Netherlands Enterprise Agency: www.rvo.nl

•	CBS Statistics Netherlands: www.cbs.nl

•	Res-Legal – Legal sources on Renewable Energy: www.res-legal.eu

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ITEM 1. BUSINESS

Overview

We are a global independent power producer (“IPP”). We develop, own and operate solar PV parks that connect directly to national power grids. Our current revenue streams are generated from long-term, government-mandated, fixed price supply contracts with terms of between 15-20 years in the form of government Feed-In-Tariffs (“FiT”) and other energy incentives. In Italy we are contracted with the Gestore dei Servizi Energetici – GSE S.p.A. (“GSE”) who are the Italian Energy Services Manager; GSE’s sole shareholder is the Italian Ministry of Economy and Finance. In Germany our contract is directly with the local grid system operator who can either be 100% government owned, semi-state bodies or privately owned , but all are mandated under the Renewa ble Energy Sources Act ( EEG 2017 ) of Germany to make FiT payments. Payments are made on a monthly basis for all electricity fed into the grid by the installation. The EEG 2017 is mandated at the f ederal g overnment level in Germany under the BMWi – the Federal Ministry for Economic Affairs and Energy. Our current contracts deliver annual revenues, of which approximately 75% are generated from these sources with the remaining 25% deriving from revenues generated under contracted Power Purchase Agreements (“PPA”) with other energy operators and by sales to the general energy market in the countries we operate. In general, these contracts generate an average sales rate for every kWh of green energy produced by our solar parks. Our current focus is on the European solar PV market. However, we are also actively exploring opportunities in other countries outside of Europe.

The Company is not a manufacturer of solar panels or other related equipment but generates 100% of its revenues from energy sales under long term contracts as described above. By design, we currently focus exclusively on energy generation and as a result, we are technology agnostic and can therefore customize our solar parks based on local environmental and regulatory requirements and continue to take advantage of falling component prices over time.

In 2014, we began developing utility scale solar PV ground mounted parks in Romania that commenced operations in 2015. In 2017 we started to acquire already operating solar PV rooftop and ground mounted parks in Italy in the secondary market. In 2018, we also began to acquire solar PV rooftop projects that were still under construction in Germany. Our current strategy is to continue to acquire operating parks in addition to working with local developers and other market players to commission new-build projects. We currently have a niche focus on small to medium sized parks which are typically individual projects of less than 20MW installed. We intend to expand to other European countries and are currently in negotiations for the acquisition of operating and new construction of utility scale solar parks in the Netherlands. We are also currently exploring opportunities and forging partnerships in Poland, Ireland, France and Spain. Our overall goal in Europe is to create diversified portfolios exceeding 100MW of solar parks in each targeted country. We believe that operating a diverse portfolio of solar parks across multiple jurisdictions, where the combination of economic, environmental and political policies are optimized, serves to mitigate revenue risk from either production interruption and/or any country-specific risks related to a potential change in economic supports.

As of June 30, 2019, we owned 29MW of solar projects, which included 8MW of operational rooftop and ground mounted parks in Italy, 6MW of operational ground mounted parks in Romania and 15MW of rooftop parks in Germany, of which 2MW of are currently in operation and 13MW are in different phases of construction.

Our solar PV parks provide attractive long-term recurring revenue from sales of green energy. Our recent key financial performance is outlined in the table below:

USD Millions	For the Six Months Ended June 30, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017

Revenue	$1.3	$2.6	$2.5
Gross Profit	1.0	1.3	1.2
Net Income (Loss)	0.6	(1.9)	(1.6)

Total MW Capacity Owned	29.0MW	24.0MW	7.8MW

We have access to a variety of financing sources and have a demonstrated ability to source cost-effective project funding solutions. Based on the ‘guaranteed’ nature of the FiT contracts with European governments, European banks currently provide senior financing for our projects at low interest rates, of between 1.7% and 4.2%, over the long term. As an example, our current senior banking facilities in Germany are provided over 18 years at fixed interest rates averaging between 2.0% - 2.5% for up to 90% of the project costs. This dynamic creates a very stable low cost of capital for the Company which returns higher returns to our equity than is prevalent in similar US based projects. We feel we are well positioned to continue to benefit from these finance sources, particularly for projects benefiting from FiT contracts, within current planning horizons.

Based on a recent report from Solar Power Europe – Global Market Outlook for Solar Power 2019 – 2023, the solar PV industry continues to expand and evolve, and as a result of this continued expansion the costs of constructing solar PV parks has significantly been reduced in recent years reaching a point today where solar PV parks have reached parity with other forms of energy production and with general energy market rates. According to this report, solar PV is now the fastest growing energy segment in the World and has considerably lower generation costs than new nuclear and coal plants, it is also frequently below gas and depending on the location within range of wind generation costs. Given this dynamic, i t is management’s belief that the industry is now at a crossroads where it is no longer as dependent on FiT supports to subsidize build costs. In response to this , European governments have entered a new phase of structuring FiT programs based on ‘auction’ processes where market participants bid for the energy rates on offer in each round, typically two per year. Under this new process, successful bidders will still benefit from 20-year guaranteed sales rates for energy produced but at lower rates than historically and closer to the underlying energy markets. In this way, it is less costly for governments to support the continued expansion of the industry. When coupled with the revised EU Renewables Energy Directive (2018/2001) to establish a new binding renewable energy target for the EU for 2030 of at least 32%, with a clause for a possible upwards revision by 2023, the European solar PV industry has strong growth dynamics for new project development for the foreseeable future, in management’s opinion.

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In addition to the change in the FiT models, the new competitive construction costs allow IPP companies to also move to PPA contracts with other energy operators and corporate customers, typically under 10-year contracts. As these contracts are of a merchant nature and not government, we expect that the costs of senior finance will also increase given the higher credit risk. However, sales rates in PPA’s are commonly higher than those under FiT contracts and are also inflation indexed which is also not the case with FiT contracts. The increased incomes should help to offset higher debt costs but they also provide a more flexible income model over the long term that better suits IPP companies such as Alternus Energy. As part of our long-term strategy, we expect to adjust our business model to take advantage of this new market dynamic by sourcing PPA contracts and apply for the various country specific FiT auction processes to create a blended revenue stream of both types.

Over time, we also aim to establish operations outside of Europe and enter other select geographies where high solar radiation accessibility, regulatory environments, power pricing, land availability, sufficient and cost effect financing access and overall power market trends support our high return on capital employed (ROCE) targets that we achieve today.

ALTN is an operating company (IPP) with a long-term ownership focus and is not an investment fund which typically have more short-term investment horizons and restricted investment parameters, for example in only owning parks that have FiT contracts. We feel that our market positioning is a key market differentiator as our main competitors in project acquisition are such investment funds. We feel that the current shift in the market dynamic provides ALTN with a window of opportunity to secure additional projects at attractive prices while the investment funds adjust their investment rules to cater for the PPA market. We intend to leverage our current pipeline of projects, long standing and established developer relationships and current financing capabilities to continue to expand our operations with a near-term focus on key markets in Europe and on select additional international markets.

Our Competitive Strengths

We believe the following competitive strengths have contributed and will continue to contribute to our success:

•	We are an operating company (IPP) with comfort in operating across all aspects of the solar PV value chain from development through to ownership – as opposed to just buying operating parks where the high levels of competition from investment funds tends to be. In this way we have opportunities to acquire projects earlier in the process and so lock out investment fund competitors;

•

We provide a minimum committed offtake for local developers which makes us more a more attractive partner as they have a single trusted customer that allows developers to plan effectively and grow faster. As a result, we have been able to sign developer contracts that provide us with a right of first refusal for all projects developed by our partners and therefore lock out other market operators for these projects (“Developer Agreements”);

•

Given the above, we also benefit from Developer A greements through decreased construction / acquisition costs due to volume discounts from our developer partner as they benefit from economies of scale. With this approach we have a proven ability to us to acquire parks at prices of up to 25% below the prices that investment funds will pay for the same assets. This also provides an immediate equity cushion in the projects we acquire as we will always have the ability to sell the projects at higher costs than we acquired them;

•	Our proven track record of identifying and entering solar PV markets, on-the-ground capabilities and global platform give us key competitive advantages in developing and operating solar parks globally;

•	Our existing pipeline of secured solar PV parks provides us with clear and actionable opportunities to grow power generation and earnings as these are required;

•	Our comprehensive project development capabilities, in collaboration with local teams on the ground, allow us to consistently deliver high quality solar parks at competitive costs;

•	We are technology and supplier agnostic and as such we have the flexibility to choose from a broad range of leading manufacturers, O&M experts, top tier suppliers and EPC vendors globally and continue to benefit from falling component and service costs;

•

As a public company, management believes it will have access to a variety of flexible financing sources which are not available to other market participants which allows us to structure transactions more flexibly than our competitors, even though some competitors may have a lower cost of capital than we can currently achieve;

•	We are led by a highly experienced management team supported by strong, localized execution capabilities across all key functions and locations.

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Our Growth Strategy

We aim to become a leading global IPP in green energy, by owning and operating a global network of distributed and connected green energy power plants, in countries where the combination of economic, environmental and political policies is optimized and supportive for the long-term, ever-growing need for clean renewable energy. Diversity across multiple parks in multiple jurisdictions provides highly diversified income streams backed by long term, government and PPA, revenue contracts.

To achieve this goal, we intend to pursue the following strategies:

•	Continue our proven growth strategy targeted on acquiring independent solar PV projects either newly constructed or already operational in secondary markets in order to build a diversified portfolio across multiple geographies. Our niche focus on small to midsize solar PV parks and working with local developers allows up to acquire parks at prices of up to 25% below market;

○	Our focus on individual or small groups of PV solar parks precludes access by investment funds as the sellers have a very limited market;
○

Exclusive Developer Agreements: contracts with these partners results in little competition in acquisition pricing, leading to below market acquisition prices; t hese Developer Agreements provide us with the exclusive right to acquire a pipeline of projects from a third-party developer in a specific country (ie. Germany), the consideration for which is a fixed margin to be paid to the partner. We recently entered into two additional similar contracts, again providing us with the right to acquire projects from developers, exclusively, at a discount. T hese agreements result in decreased construction / acquisition costs due to volume discounts from our developer partner as they benefit from economies of scale, which leads to below market acquisition prices.

We also expect to enter into similar agreements in the future, as we will look to grow the Company by providing the financing required for development and construction of assets.

○	We work directly with specialist development partners in each country;

•	Expand our global IPP portfolio in regions with attractive returns on investment and increase our stable recurring revenue and cash flow;

•	Optimize our financing sources to support long-term growth and profitability in a cost-efficient manner; and

We do not operate our business on a quarter-by-quarter basis, but rather, with long-term shareholder value creation as a priority. We aim to maximize return for our shareholders by acquiring positive cash flow assets with long-term income streams at the lowest possible risk and we will continue to operate with this priority as we continue to invest in our infrastructure and additional solar PV parks to increase our installed power and long term revenue streams.

Our goal is to grow our asset base and within our operations provide sufficient liquidity for recurring growth capital expenditures and general purposes.

Our Competition

Power generation is a capital-intensive business with numerous industry participants. We compete to acquire solar PV parks and project rights with other renewable energy developers, IPPs and financial investors based on cost of capital, development expertise, pipeline, price, operations and management expertise, global footprint, brand reputation and the ability to monetize green attributes (such as green certificates (“GCs”) and tax incentives) of renewable power.

We face specific competition in two distinct areas, projects under development and operational projects from competitors. Each segment has different competitors due to the nature of market participants as outlined below;

Competitor	Competitor Weakness		Competitor Strength		How We Compete
Pension/ Specialist Investment Funds	•	Tend to focus exclusively on acquiring operational parks (even if just completed)	•	Lower cost of equity capital

We compete by entering the construction process earlier with niche partners, thereby locking them out of projects we acquire from small developer partners who cannot access these competitors due to their size.

	•	Will not take any construction or development risk	•	Large funds available to deploy
	•	Only acquire large scale projects due to minimum transaction size requirement	•	Will also commission projects to be constructed for them – but large ones

Other IPP’s	•	May not take any construction or development risk	•	Larger players will have lower cost of equity capital

We provide guaranteed minimum offtake of developed projects under exclusive right of first refusal contracts that locks out the competitors.

Our established agent and trusted partner network sources projects before market, and we have first mover advantage.

As we continue to grow, we mitigate any operational history advantages of the competitors.

	•	Smaller IPP’s will have similar cost of capital as ALTN	•	Will commission projects to be constructed for them and will also work with portfolios of smaller parks
	•	Potential geographic focus so not present in all markets	•	Operational history and track record

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Notwithstanding the above, it is management’s belief that the solar PV market is in high growth globally with many participants constantly arriving. There is also an increasing demand for projects from both government and corporates. In this environment although there are many players and participants, there is currently room for many participants and there does not appear to be significant industry consolidation and it remains a very fragmented market.

With our proven niche focus on partner and project acquisition we feel we currently compete effectively in the markets we address. In addition, we believe that given our current growth strategy and as a public reporting company we will have opportunities to consolidate certain market participants and segments in certain geographies over time that may not be available to other participants. If successful, this would further enhance our market position and sustained competitiveness in the medium to long term.

Nevertheless, we expect to face increased competition in all aspects of our business, target markets and industry segments, financing options, and partner availability as markets mature as countries reach their targeted renewable energy generation.

Our Portfolio

Our current portfolio consists of solar PV parks located in Romania, Italy and Germany with a combined installed capacity of 29MW as of June 30, 2019. The German and Italian projects enjoy 20-year government counter-party FiT contracts at fixed sales prices that provide long-term predictable positive cash flows at average 85% gross margins. The Romanian parks operate under a “green certificate” government incentive scheme over a minimum of 15 years whereby the projects earn a certain number of GCs for the energy produced that are then subsequently sold to the Romanian energy market.

The following table lists the solar PV parks that comprise our portfolio as of June 30, 2019:

Country	MWs Owned, (Installed and Operational)	MWs Owned (Not Yet Operational)	Total Owned
Romania	6.1MW	—	6.1MW
Italy	7.9 MW	—	7.9MW
Germany	1.1MW	13.9MW	15.0MW
Total	15.1MW	13.9MW	29.0MW

Our Challenges

Our ability to successfully execute our strategies is subject to a number of risks and uncertainties.

See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of these and other risks and uncertainties associated with our business.

Seasonality and Resource Availability

The amount of electricity produced, and revenues generated by, our solar generation facilities is dependent in part on the amount of sunlight, or irradiation, where the assets are located. As shorter daylight hours in winter months result in less irradiation, the electricity generated by these facilities will vary depending on the season. Irradiation can also be variable at a particular location from period to period due to weather or other meteorological patterns, which can affect operating results. As the majority of our solar power plants are located in the Northern Hemisphere (Europe) we expect our current solar portfolio’s power generation to be at its lowest during the first and fourth quarters of each year. Therefore, we expect our first and fourth quarter solar revenue to be lower than in other quarters. As a result, on average, each solar park generates approximately 15% of its annual revenues in Q1 every year, 35% in each of Q2 and Q3, and the remaining 15% in Q4. Our costs are relatively flat over a year, and so we will always report lower profits in Q1 and Q4 as compared to the middle of the year.

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Environmental Matters

We are subject to environmental laws and regulations in the jurisdictions in which we own and operate renewable energy facilities. These laws and regulations generally require that governmental permits and approvals be obtained and maintained both before construction and during operation of these renewable energy facilities. We incur costs in the ordinary course of business to comply with these laws, regulations and permit requirements. We do not anticipate material capital expenditures for environmental compliance for our renewable energy facilities in the next several years. While we do not expect that the costs of compliance would generally have a material impact on our business, financial condition or results of operations, it is possible that as the size of our portfolio grows we may become subject to new or modified regulatory regimes that may impose unanticipated requirements on our business as a whole that were not anticipated with respect to any individual renewable energy facility. Additionally, environmental laws and regulations frequently change and often become more stringent, or subject to more stringent interpretation or enforcement, and therefore future changes could require us to incur materially higher costs which could have a material negative impact on our financial performance or results of operations.

Regulatory Matters, Government Legislation and Incentives

In Romania, Italy and Germany, the Company is generally subject to the regulations of the relevant energy regulatory agencies applicable to all producers of electricity under the relevant feed-in tariff or other governmental incentive programs (collectively “FiT”) (including the FiT rates); however, it is not subject to regulation as a traditional public utility (i.e., regulation of our financial organization and rates other than FiT rates).

As the size of our portfolio grows, or as applicable rules and regulations evolve, we may become subject to new or modified regulatory regimes that may impose unanticipated requirements on our business as a whole that were not anticipated with respect to any individual renewable energy facility. Any local, state, federal or international regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting the sale of electricity by us. If we were deemed to be subject to the same state, federal or foreign regulatory authorities as traditional utility companies, or if new regulatory bodies were established to oversee the renewable energy industry in Europe or in international markets, our operating costs could materially increase, adversely affecting our results of operations.

Each of the countries in which we operate has established various incentives and financial mechanisms to reduce the cost of renewable energy and to accelerate the adoption of PV solar and other renewable energies. These incentives include tax credits, cash grants, favorable tax treatment and depreciation, rebates, GCs, net energy metering programs, FiTs and other incentives. These incentives help catalyze private sector investments in renewable energy and efficiency measures. Changes in the government incentives in each of these jurisdictions could have a material impact on our financial performance.

Europe

In December 2018, the new revised Renewables Energy Directive (2018/2001) entered into force, establishing a new binding renewable energy target for the EU for 2030 of at least 32%, with a clause for a possible upwards revision by 2023. To put that into perspective, energy from renewable sources made up approximately 17.5% at the end of 2017. This revised directive puts a further impetus on EU member states to ensure they deliver on their individual renewable energy targets. Each country has their own framework in place to promote renewable energy. These mechanisms vary from country to country. We have briefly summarized the historical and current position for solar PV for each country we currently operate in below.

Romania

Romanian regulation on support for energy produced from renewable sources is set out in the Law 220/2008. This law, under modifications 139/2010 and 184/2018 sets out a national target of 24% of gross energy produced to come from renewable energy sources by the year 2020. It also sets out national targets regarding the percentage of electricity produced from renewable sources of energy in the final gross consumption of electricity for years 2010, 2015 and 2020 which is 33%, 35% and 38%, respectively. Under the law, the National Energy Regulatory Authority (ANRE) is the body which qualifies the renewable energy installations that benefit from the support scheme, in the terms of the Regulations for qualifying producers of electricity from renewable sources, so as to apply the green certificate promotion system and it elaborates the regulatory guidelines for the monitoring of production costs/revenues of producers from renewable sources which benefit from the promotion scheme by means of GCs.

All renewable energy installations connected up to December 31, 2016 are entitled to receive GCs for a period of 15 years after the ANRE grant the accreditation for the renewable energy installation. All GCs are valid up to December 31, 2030 and can be traded until this date even if a period of 15 years has already been reached. The value of each GC as set out in Law 220/2008 in euro denomination is a minimum of 27 euros to a maximum of 55 euros. Each year these values are indexed by ANRE according to the average inflation parameter in the month of December of the previous year per Eurostat communications and the value in LEI is calculated at a medium exchange rate set by the National Bank of Romania. Currently the minimum rate is set at 136.82 LEI. Operators can also receive additional income for the energy produced by their renewable energy installation as described below.

The solar PV parks that were connected up to December 31, 2013 received six GCs for each MWh delivered to the grid. From these six GCs, only four GCs per MWh can currently be traded while the other two are postponed for trading until December 31, 2020. The postponed GCs are to be reinstated starting from January 2021 in equal tranches until December 2030. Solar parks that were connected from January 1, 2014 up to December 31, 2016 received only three GCs per MWh. When the legislation was introduced the government had set a quota for solar PV to be installed. They set a timeline of six years for the GCs scheme, however the quota for solar PV was actually achieved in two years instead of six as it was not controlled by the government on a time or operator basis. The budget therefore ran out before the end of the programme (December 31, 2016) which gave rise to the changes as described above.

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An operator can sell the energy and GCs produced in several ways:

1.	Sell energy though OPCOM, the exchange market for energy (SPOT market), based on daily forecasting. Regarding GC sales, there are two sessions every month where all producers upload a maximum of 10,000 GCs they have for sale. The market is anonymous and there is no visibility between the seller and the buyer. Additionally, there is another anonymous market where you can stay for one month and buyers are not obliged to buy only during the two sessions organized per month;

2.	Sign a PPA and sell the GCs to a trader or grid operator. This can only be carried out for plants up to 3 MW in size per licensed producer. The price the buyer pays for GCs cannot be lower than €29/GC; or

3.	Have contracts in place directly with a buyer for the GC and also sell energy on the SPOT market through OPCOM provided the park is up to 3 MW in size.

Currently there is no support scheme in place for commercial scale renewables in Romania as the country met its 2020 targets for renewable energy early in 2017. Under Law 184/2018 there is a prosumer support scheme for solar of up to 27kW.

We constructed two solar PV ground mounted parks with an installed power of 6.1MW in Romania in 2014. These parks went into operation between 2014 and 2015. In both parks we are using the second option described above for our revenue stream. Our current growth strategy in Romania is the acquisition of operational solar parks that meet our criteria. If we fail to find suitable acquisitions we may not grow in Romania.

Italy

The Gestore dei Servizi Energetici - GSE S.p.A. plays a central role in the promotion, support and development of renewable energy sources in Italy. GSE’s sole shareholder is the Italian Ministry of Economy and Finance which, in consultation with the Ministry of Economic Development, provides guidance on GSE’s activities. GSE promotes sustainable development by granting economic support for electricity generation from renewable energy sources and by organizing communication campaigns to raise awareness of environmentally-sustainable energy use.

Italian regulation on support for energy produced from solar PV was set out in the “Conto Energia” under legislative decree 387 in 2003. From 2003 to 2012, there were four more iterations of this law which stipulated the conditions under which solar PV could be supported via a FiT subsidy. Under the original regulation a FiT was guaranteed for 20 years, which was a flat nominal fee depending on a number of variables. However the targets set out in the legislation were met earlier than expected and had to be revised as described below under law decree No. 91. In addition to the FiT, operators can also receive income for the energy produced by their park from energy sold on the spot market or via a PPA. “Conto Energia” was finalized in July 2013 for new installations. Italy was one of a handful of countries in the EU to meet its 2020 targets for renewable energy use early in 2017.

Original FiT Support

•	Attractive incentive: flat nominal FiT for 20 years PLUS sale of electricity at the pool price;
•	Provision of priority access to power grid for renewable energy projects and guaranteed off-take of power;
•	Scheme funded by the end consumers through a surcharge to the electricity bill.

The law decree No. 91 (converted into ordinary law August 11, 2014) introduced, inter alia, measures aimed at reducing end-users’ electricity bills in the short to medium term by spreading incentives over a longer period due to rapid build-up of renewable capacity. Three options (A,B,C) to the FiT were provided as follows:

A.	Reduction of 19% with four-year extension (over the original 20 years);
B.	Reduction for the first five years of 14.5% followed by six years of progressive increase of 4.1% followed by five years of FiT 14.5% higher than the original FiT (the increase equal to the opposite of the decrease of the first five years);
C.	Reduction of 8% over the remainder of the FiT period.

A new incentive decree known as Fer Decree 2019 was introduced in Italy in July 2019. The Decree sets out procedures and requirements for accessing financial supports for renewable energy sources. Solar PV will be supported under this decree in a number of ways through the mechanism of registers and auctions for access to incentives through a tendering process managed by the GSE. It also sets out regulation for PPA’s.

Our historical and current business model in Italy is to acquire of fully operational solar PV parks which are already in receipt of a FiT from the GSE under “Conto Energia” and revenues have already been adjusted for the law decree No. 91.

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Germany

The responsibility for the energy transition and all aspects related to it, including climate change, in Germany is concentrated at the Federal Ministry for Economic Affairs and Energy (BMWi). The main national regulatory authority is the Federal Network Agency for Electricity, Gas, Telecommunications, Post and Railway (Bundesnetzagentur - BNetzA) under the authority of the BMWi.

German regulation on support for energy produced from renewable sources is set out in the Renewable Energy Sources Act 2017 (EEG 2017) set out by the BMWi. The EEG 2017 provides a stable regulatory framework and the basis for a new growth phase in Germany. It sets out the structure for competition-based funding for renewable energy in Germany. It stipulates an annual target of 1.9GW of solar PV to be added to the grid under the new legislation introduced in December 2018 (Energiesammelgesetz). It sets out an overall target of 52GW for solar PV installations which are guaranteed a FiT, at which point the FiT support is capped.

Auction Process under EEG 2017

•	The auction process provides up to 600MW of solar power advertised each year for auction.
•	Under the new legislation (Energiesammelgesetz) introduced in December 2018, in 2019 there will be two tender rounds of 500MW each for PV systems exceeding 750kW. In 2020, the law foresees four additional tenders with a cumulative capacity of 1.4GW; and in 2021, another four dates are scheduled with an aggregate capacity of 1.6GW.
•	All capacity constructed under these specific tenders will not be added to Germany’s 52GW cap of PV installations. Once this cap is reached, the federal government plans to discontinue FiT subsidies for the solar industry. This cap will likely be achieved by 2020.

FiT Support and Eligibility

•	Installations of less than 750kW are exempted from the auction scheme and are supported by a FiT scheme under EEG 2017.
•	This includes all new small and medium-sized commercial and industrial rooftop or ground mounted PV systems.
•	The FiT contract spans 20 years and once a contract is set, that FiT is received for the duration of the contract subject to Section 49 EEG 2017, as explained below.
•	Additional energy sales revenue is not applicable under the FiT Contract.
•	Payments are made on a monthly basis by the grid system operator and direct marketing company as supported under EEG 2017 for all electricity fed into the grid by the installation.

In the beginning of 2018, we expanded our operations to Germany and forged partnerships with local developers to begin development of small to medium sized rooftop solar parks that would benefit from the automatic FiT scheme under EEG 2017 described above. In 2018 we entered into Developer Agreements with two local developers in Germany .

Market Opportunities

Global

Solar Power Europe’s recent 5-year Global Market Outlook Report anticipates that the global solar market may double in size over the next 4 years under its medium growth scenario (see chart below). It forecasts that global solar power generation plant capacities will reach 1,297 GW in 2023. Under optimal conditions, the world could get as high as 1,610 GW by the end of 2023. The more likely scenario for entering the solar terawatt age is 2022; only four years after the 0.5 TW level was reached in 2018. It expects that total global installed PV generation capacity will pass the following milestones over the next 4 years: 600 GW in 2019, 900 GW in 2021 and 1.1 TW in 2022.

Solar was the power generation technology with the largest capacity additions globally in 2018 where it reached a cumulative operational capacity of over 500GW or 0.5TW. 100GW per year was reached for the first time. However, unlike in the previous two years, with 30-50% annual growth rates, solar demand rose in the single-digit range in 2018. Solar capacity was twice as high as that of coal or wind in 2018, and it installed more capacity than all fossil fuels and nuclear combined. Solar made up just over 2% of global power electricity output. Relatively, solar share reached 36% of all newly added power generation in 2018 (see charts below).

Global Net Power Generating Capacity added in 2018 by Technology	World Total Solar PV Market Scenarios 2019-2023

(Source - Solar Power Europe – Global Market Outlook 2019-2023

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Solar Power Europe also believes that if decision-makers in politics and business quickly act upon fully understanding that solar is not only often the lowest-cost solution today, but also the most versatile power generation technology; in combination with storage, it is extremely flexible and with wind and other renewables it creates a 24/7 supply source.

Europe

Solar Power Europe’s recent 5-year Global Market Outlook Report states that 2018 was a great year for solar in Europe. Of the 104.2GW added globally in 2018, Europe added 11.3GW in 2018 (or 11%), a 21% rise over the 9.3GW installed the year before. In the European Union, demand rose by 37% to 8.2GW, up from the 6GW of solar deployed in 2017, with total solar PV capacity up to approximately 115 GW by the end of 2018. The continent added 11.3 GW in 2018, a 21% rise over the 9.3 GW installed the year before. In the European Union, demand even soared by 37% to 8.2 GW, up from 6.0 GW deployed in 2017. The report’s 2019 – 2023 forecast for Europe shows constant two-digit annual growth rates, with the medium scenario anticipating a cumulative installed capacity of 255 GW in 2023. It considers solar energy’s business case to be very strong over the next five years. In total, Solar Power Europe expects European countries to add 129.2 GW (up from 92.8 GW) in the 5-year forecast period, based on its’ most probable Medium Scenario (see chart below), which is approximately as much as the total installed capacity in Europe today.

By 2018, 19% of Europe’s cumulative PV system capacity was installed on residential rooftops, approximately 30% on commercial roofs, while the industrial segment accounted for 17% and the utility market for 34%.

Europe’s Cumulative Solar PV System Capacity Installed by Segment for 2018	European Total Solar PV Market Scenarios 2019-2023

Alternus is operating in both the utility and commercial rooftop segments of solar PV

(Source - Solar Power Europe – Global Market Outlook 2019-2023

The picture of European total solar installed capacities in 2018 is very similar to 2017. Germany remains Europe’s largest solar power plant operator with 45.9 GW of total installed capacity, followed by Italy with 19.9 GW. Germany (36.5%) and Italy (15.8%) are home to over half of Europe’s solar power generation capacities. The only other European market having more than 10 GW installed was the UK. Next to the three European 2-digit level solar markets, 12 countries had solar capacities in the 1 digit GW range. These were France, Spain, Turkey, Netherlands, Belgium, Greece, Switzerland, Czech Republic, Ukraine, Austria, Romania, Bulgaria, while most other countries on the continent operated less than 1 GW of total solar power.

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European Total Solar PV Installed Capacity 2000–2018

According to Solar Power Europe, The European Union seems well prepared for the coming years when it comes to solar – until 2020, because the majority of the EU’s 28 member states still have some way to go meet their national binding renewables targets in 2020, and increasingly opt for low-cost solar. Post-2020, the final agreements for the ‘Clean Energy for All Europeans’ Legislative Package, defining the EU’s energy policy until 2030, are overall very positive for solar power. The Medium Scenario expects a 23% growth rate in 2020 in the EU-28, a slower year in 2021, and again stronger 2-digit growth as of 2022.

Solar PV Market Trends – move to Tenders and PPA’s

Auctions and tendering schemes for renewable energy sources are competitive mechanisms used to allocate financial support to renewable energy projects, usually on the basis of the cost of electricity production. Solar PV tenders are now commonplace in many European countries. They have been instrumental in reducing solar power prices and have illustrated how quickly solar construction costs are continuing to decrease. Solar has also proved itself to be competitive against other renewable energy technologies as shown in several European countries, including Denmark, Germany, the Netherlands and Spain, where it has won technology-neutral tenders provided the boundary conditions are appropriate. The next phase is ‘‘Intelligent Tenders’, a process which aims to support system and grid services. Germany will launch such a tender in September 2019, which will also enable combined solar/wind solutions. Due to the ever-decreasing cost of solar more European countries are becoming active in the market. An example is Ukraine where energy security was a central part of its incentive scheme for large-scale and residential solar. There are also European solar pioneering countries that have returned to low-cost solar again, like Spain, which could end up having a big year in terms of Solar PV in 2019.

Renewable power sourcing has become a vital part of the energy and sustainability strategy of many corporates, coupled with the ever-decreasing costs for constructing new PV Solar parks, the appetite for cost-effective renewable power is growing. With the US leading the way for corporate renewable sourcing, this trend is now moving into Europe. So far, wind has won over solar for renewable PPAs largely due to easier access to large renewable power volumes from big wind farms. Solar PV on the other hand has been installed directly on-site. As large-scale low cost solar increases in Europe it should play a much bigger role in corporate sourcing.

Direct bilateral PPAs with solar are now increasingly competing with wholesale energy markets in some European countries. This development will be seen primarily in those European countries with the widest spreads between solar and wholesale power prices, and where access to ancillary service markets is granted. In 2018, the first pure PPA system was built, a 175 MW system from BayWa, which was sold before final grid-connection to the asset manager of Munich RE/Ergo at the end of 2018. In early 2019 the world’s largest PPA was signed for a 708 MW solar project portfolio in Spain and Portugal. Also, in Germany, where wholesale power prices are lower than in Spain, development for a ‘subsidy-free’ 175 MW system started last year. According to the latest renewable energy progress report from the European Commission published in April 2019, from 2015 to 2018, corporate power purchase agreements for renewable electricity in Europe quadrupled from 506 MW to 1967 MW.

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Employees

As of the date of this registration statement, we had approximately six employees, of whom two were located in the United States and four were located outside the United States, and approximately nine full-time contractors, all located in Europe, performing various services, business development and management functions. None of our employees or consultants are presently covered by any collective bargaining agreement. We believe our relationships with our employees and contractors are good.

Corporate Information

Our principal executive offices are located in the United States at One World Trade Center, Suite 8500, New York, NY 10007. Our telephone number is (212) 220-7434. Our European operations center is located in Ireland at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland. Our website address is www.alternusenergy.com and our email is contact@alternusenergy.com. Information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this registration statement. Investor inquiries should be directed to us at the telephone number and email outlined above.

Alternus Energy was incorporated in the State of Colorado on January 1, 2000, and then reorganized as a Nevada corporation on November 8, 2006 under the name Asset Realization Inc. On September 11, 2008 the Company changed its name to World Assurance Group, Inc. On April 24, 2015, the Company changed its name to Power Clouds Inc. On November 29, 2018, the Company changed its name to Alternus Energy Inc. and its stock ticker symbol changed from PWCL to ALTN.

Alternus Energy is a U.S. holding company with no stand-alone operations and no material assets other than its ownership interest in its subsidiaries. All of the Company’s operations are conducted through, and its income derived from, its various subsidiaries, which are organized and operated according to the laws of their jurisdiction of incorporation in various countries around the world, and consolidated by the Company.

ALTN Subsidiaries and Principal Activities

AE Europe B.V. (Formerly named Power Clouds Europe B.V.)

In August of 2016, the Company incorporated a new wholly owned subsidiary in the Netherlands, Power Clouds Europe B.V. (now named AE Europe B.V.) This company was incorporated to ultimately hold the Company’s European operating companies and sub-holding companies as appropriate.

PC-Italia-01 S.R.L. (Formerly named Power Clouds Wind Italia S.R.L.)

In June of 2015, PWCL incorporated a company in Italy, PC_Italia_01 S.R.L. (formerly named Power Clouds Wind Italia S.R.L.). This company was incorporated to acquire Italian special purpose vehicles (“SPV”), power plants and/or other assets located in Italy. During the quarter ended March 31, 2017, this company completed the acquisition of Tre Vallie Energia S.r.l in Italy which operates a 1MW PV solar park. During the quarter ended September 2018, the company sold the asset.

PC-Italia-02 S.p.A. (Formerly PC-Italia-02 S.R.L.)

In August of 2016, the Company incorporated a new company in Italy, PC_Italia_02 S.R.L. (now organized as a S.p.A.) as a wholly owned subsidiary of AE Europe B.V. This company was incorporated to acquire Italian SPVs, power plants and/or other assets located in Italy. During the quarter ended March 31, 2017, this company completed the acquisition of the Sant Angelo Energia S.r.l. in Italy which operates a 702kW PV solar park. Subsequently, in April of 2019, PC_Italia_02 S.R.L. acquired four additional SPVs in Italy, CIC Rooftop S.r.l., CIC Treviso S.r.l., White One S.r.l. and CTS Power S.r.l.

PCG_HoldCo GmbH & PCG_GP UG

In June of 2018, the Company acquired 100% of the share capital of two companies in Germany which were renamed as PCG_HoldCo GmbH and PCG_GP UG immediately thereafter. These two companies were acquired in order to acquire German SPVs, PV solar parks and/or other assets located in Germany. During the twelve months ended December 31, 2018, the company completed the acquisitions of four SPVs in Germany, PSM 20, GRK 17.2, GRT 1.1 and PSM 40. In December of 2018, PCG_HoldCo acquired 100% of the share capital of a nother company in Germany which w as renamed as ALTN HoldCo UG.

Alternus Energy International Limited

In March of 2019, the Company incorporated a new wholly owned subsidiary in Ireland, Alternus Energy International Limited. This company was incorporated to establish our European operations center.

AEN 01 B.V.

In June of 2019, the Company incorporated a new wholly owned subsidiary in the Netherlands, AEN 01 B.V. This company was incorporated to acquire Netherlands special purpose vehicles (SPVs), project rights and other solar energy assets in the Netherlands.

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In summary, Alternus Energy is a holding company that operates through the following nineteen operating subsidiaries as of the date of this Registration Statement:

Subsidiary	Principal Activity	Date Acquired / Established	ALTN Ownership	Country of Operation
Power Clouds SRL	SPV	March 31, 2015	99.5%*	Romania
F.R.A.N. Energy Investment SRL	SPV	March 31, 2015	99.5%*	Romania
AE Europe B.V.	Holding Company	Established August 2016	100%	Netherlands
PC-Italia-01 S.R.L.	Sub-Holding	Established June 2015	100% (via PCE)	Italy
PC-Italia-02 S.p.A.	SPV	Established August 2016	100% (via PCE)	Italy
Sant Angelo Energia S.r.l.	SPV	March 30, 2017	100% (via PC_Italia_02)	Italy
PCG_HoldCo GmbH	Holding Company	July 6, 2018	100%	Germany
PCG_GP UG	General Partner (Management Company)	August 30, 2018	100%	Germany
PSM 20 UG	SPV	November 14, 2018	100% (via PCG_HoldCo)	Germany
PSM 40 UG	SPV	December 28, 2018	100% (via PCG_HoldCo)	Germany
GRK 17.2 GmbH & Co KG	SPV	November 17, 2018	100% (via PCG_HoldCo)	Germany
GRT 1.1 GmbH & Co KG	SPV	December 21, 2018	100% (via PCG_HoldCo)	Germany
ALTN HoldCo UG	SPV	December 14, 2018	100% (via PCG HoldCo)	Germany
Alternus Energy International Ltd.	European Operational Centre	March 1, 2019	100%	Ireland
CIC Rooftop 2 S.r.l.	SPV	April 23, 2019	100% (via PC-Italia-02)	Italy
CIC RT Treviso S.r.l.	SPV	April 23, 2019	100% (via PC-Italia-02)	Italy
SPV White One S.r.l.	SPV	April 23, 2019	100% (via PC-Italia-02)	Italy
CTS Power 2 S.r.l.	SPV	April 23, 2019	100% (via PC-Italia-02)	Italy
AEN 01 B.V.	SPV	June 13, 2019	100%	Netherlands

The following chart illustrates the principal entities as described above in our current corporate structure:

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Transfer Agent

Cleartrust LLC serves as the Company’s transfer agent.

Compliance with the Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Once this registration statement is effective, we will be subject to many of the Sarbanes-Oxley Act requirements. The Sarbanes-Oxley Act requires the Company to review its policies and procedures to determine whether it complies with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we comply with such Act.

Compliance with the JOBS Act

The Company is, and expects to remain, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, as it may be amended from time to time (the “JOBS Act”), until the earliest of:

•	the last day of the fiscal year in which the Company’s total annual gross revenues first meet or exceed $1.07 billion;

•	the date on which the Company has, during the prior three-year period, issued more than $1.0 billion in non-convertible debt;

•

the last day of the fiscal year in which the Company (1) has an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of the Company’s most recently completed second fiscal quarter and (2) has been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act); or

•	the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock of the Company pursuant to an effective registration statement under the Securities Act.

As an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act; which would require that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of the Company’s internal control over financial reporting. This may increase the risk that material weaknesses or other deficiencies in the Company’s internal control over financial reporting go undetected

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments; and

•	extended transition periods available for complying with new or revised accounting standards.

We have chosen to take advantage of all of the benefits available under the JOBS Act, including the exemptions listed above . We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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ITEM 1A. RISK FACTORS

The following risk factors discuss the principal risks we face. Any of these risk factors could have a significant or material adverse effect on our business, results of operations, financial condition or liquidity. They could also cause significant fluctuations and volatility in the trading price of our securities. Readers should not consider any descriptions of these factors to be a complete set of all potential risks and uncertainties that could affect us. These factors should be considered carefully together with the other information contained in this registration statement and the other reports and materials filed by us with the SEC. Furthermore, many of these risks are interrelated, and the occurrence of certain of them may in turn cause the emergence or exacerbate the effect of others. Such a combination could materially increase the severity of the impact of these risks on our business, results of operations, financial condition and liquidity.

Risks Related to Our Business and Industry

We are a holding company and rely on distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We have no direct operations and derive all of our cash flow from our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for payments or distributions to meet our obligations. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could limit or impair their ability to pay us.

The reduction, modification or elimination of government subsidies and economic incentives may reduce the economic benefits of our existing solar parks and our opportunities to develop or acquire suitable new solar parks.

Government subsidies and incentives have primarily been in the form of FiT price support schemes, tax credits, net metering and other incentives to end users, distributors, system integrators and manufacturers of solar energy products. The availability and size of such subsidies and incentives depend, to a large extent, on political and policy developments relating to environmental concerns in a given country. Changes in policies could lead to a significant reduction in or a discontinuation of the support for renewable energies in such country. Government subsidies and incentives for solar energy were recently reduced in some countries and may be further reduced or eliminated in the future. For example, in Germany, there is general consensus that the FiT scheme under the EEG 2017 will be discontinued in 2020 as they reach their target of 52GW for the subsidy support scheme and in Italy, the FiT scheme under ‘‘Conto Energia’’ was restructured in 2014 due to a rapid build-up of renewable capacity. Changes also occurred in Romania when, similar to what happened in Italy, a rapid build-up of solar PV projects forced the government to restructure their GC incentive scheme.

While some of the reductions in government subsidies and economic incentives apply only to future solar parks, they could diminish the availability of our opportunities to continue to develop or acquire suitable newly developed solar parks. Some of these reductions may apply retroactively to existing solar parks, which could significantly reduce the economic benefits we receive from the existing solar parks. Moreover, some of the solar program subsidies and incentives expire or decline over time, are limited in total funding, require renewal from regulatory authorities or require us to meet certain investment or performance criteria. A significant reduction in the scope or discontinuation of government incentive programs in our target markets and globally could have a material adverse effect on our business, financial condition, results of operations and prospects.

Decreases in the spot market price of electricity could harm our revenue and reduce the competitiveness of solar parks in grid-parity markets.

The electricity prices for solar parks are either fixed through long-term PPAs or are variable and determined by the spot market. Although the price of electricity as of June 30, 2019 was fixed through PPAs and FiT for 100% of our owned capacity, in countries where the price of electricity is sufficiently high that solar parks can be profitably developed without the need for government price supports, a condition known as “grid-parity”, solar parks may choose not to enter into PPAs and sell based on the spot market price of electricity. Revenue for our solar parks in Italy and Romania will also fluctuate with the electricity spot market after the expiration of any PPA, unless renewed. Even then the new PPA may be at the lower prevailing energy prices at the time. The market price of electricity can be subject to significant fluctuations and can be affected by drivers such as the cost of traditional fossil fuels used for electricity generation, the discovery of new fossil fuel sources, additional electricity generation capacity, additional electric transmission and distribution lines, technological or regulatory changes, increased energy conservation or for a number of other reasons.

Decreases in the spot price of electricity in such countries would render PV energy less competitive compared to other forms of electricity. For example, PV may no longer be in grid parity if the price of fossil fuels used for electricity generation decreased sufficiently. In this situation, our solar parks may no longer be profitable in that market and we may not be able to recoup the time and effort invested in applying for permits or developing solar parks. A reduction in electricity prices would render our solar parks less economically attractive. If the retail price of energy were to decrease due to any of these reasons, or others, our business and results of operations may be materially and adversely affected.

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The seasonality of our operations may affect our liquidity and will affect our quarterly results.

We will need to maintain sufficient financial liquidity to absorb the impact of seasonal variations in energy production or other significant events. Our principal sources of liquidity are cash generated from our operating activities, the cash retained by us for working capital purposes out of the gross proceeds of financing activities as well as our borrowing capacity under our existing credit facilities, subject to any conditions required to draw under such existing credit facilities. Our quarterly results of operations may fluctuate significantly for various reasons, mostly related to economic incentives and weather patterns. Therefore, results for any quarterly period should not be relied upon as being indicative of performance in future quarterly periods or the full fiscal year.

For instance, the amount of electricity and revenues generated by our solar generation facilities is dependent in part on the amount of sunlight, or irradiation, where the assets are located. Due to shorter daylight hours in winter months which results in less irradiation, the generation produced by these facilities will vary depending on the season.

If we fail to adequately manage the fluctuations in the timing of distributions from our renewable energy facilities, our business, financial condition or results of operations could be materially affected. The seasonality of our energy production may create increased demands on our working capital reserves and borrowing capacity under our existing credit facilities during periods where cash generated from operating activities are lower. In the event that our working capital reserves and borrowing capacity under our existing credit facilities are insufficient to meet our financial requirements, or in the event that the restrictive covenants in our existing credit facilities restrict our access to such facilities, we may require additional equity or debt financing to maintain our solvency. Additional equity or debt financing may not be available when required or available on commercially favorable terms or on terms that are otherwise satisfactory to us, in which event our financial condition may be materially adversely affected.

Our acquisition strategy exposes us to substantial risk.

Our acquisition of renewable energy facilities or of companies that own and operate renewable energy facilities is subject to substantial risk, including but not limited to the failure to identify material problems during due diligence (for which we may not be indemnified post-closing), the risk of over-paying for assets (or not making acquisitions on an accretive basis), the ability to obtain or retain customers and, if the renewable energy facilities are in new markets, the risks of entering markets where we have limited experience. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such renewable energy facilities. In addition, our expectations for the operating performance of newly constructed renewable energy facilities as well as those under construction are based on assumptions and estimates made without the benefit of operating history. However, the ability of these renewable energy facilities to meet our performance expectations is subject to the risks inherent in newly constructed renewable energy facilities and the construction of such facilities, including, but not limited to, degradation of equipment in excess of our expectations, system failures and outages.

Future acquisitions may not perform as expected or the returns from such acquisitions may not support the financing utilized to acquire them or maintain them. Furthermore, integration and consolidation of acquisitions requires substantial human, financial and other resources and may divert management’s attention from our existing business concerns, disrupt our ongoing business or not be successfully integrated. Even if we consummate acquisitions that we believe will be accretive to such cash per unit, those acquisitions may in fact result in a decrease in such cash per unit as a result of incorrect assumptions in our evaluation of such acquisitions, unforeseen consequences or other external events beyond our control. Furthermore, if we consummate any future acquisitions, our capitalization and results of operations may change significantly, and stockholders will generally not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources. As a result, the consummation of acquisitions may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The delay between making significant upfront investments in our solar parks and receiving revenue could materially and adversely affect our liquidity, business and results of operations.

There are generally multiple months between our initial significant upfront investments in developing permits to build solar parks we expect to own and operate and when we begin to receive revenue from the sale of electricity generated by such solar parks after grid connection. Such investments include, without limitation, legal, accounting and other third-party fees, costs associated with feasibility studies, payments for land rights, government permits, grid reservation and other payments, which may be non-refundable. Furthermore, we have historically relied on third party equity contribution, bridging and bank loans to pay for costs and expenses incurred during project development, especially to third parties for PV modules and balance-of-system components and EPC and O&M services. Solar parks typically generate revenue only after becoming commercially operational and once they are able to sell electricity to the power grid. Between our initial investments in the development of solar parks (through our model of working with local developers) and their connection to the transmission grid, there may be adverse developments impacting such solar parks. The timing gap between our upfront investments and actual generation of revenue, or any added delay due to unforeseen events, could put strains on our liquidity and resources and materially and adversely affect our profitability and results of operations.

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Failure to manage our growing and changing business could have a material adverse effect on our business, prospects, financial condition and results of operations.

We intend to expand our business significantly within selected existing markets and in a number of new locations in the future. As we grow, we expect to encounter additional challenges to our internal processes, external construction management, capital commitment process, project funding infrastructure, acquisition funding and financing capabilities. Our existing operations, personnel, systems and internal control may not be adequate to support our growth and expansion and may require us to make additional unanticipated investments in our infrastructure. To manage the future growth of our operations, we will be required to improve our administrative, operational and financial systems, procedures and controls, and maintain, expand, train and manage our growing employee base. We will need to hire and train project development personnel to expand and manage our project development efforts. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies successfully or respond to competitive pressures. As a result, our business, prospects, financial condition and results of operations could be materially and adversely affected.

Our IPP business requires significant financial resources. If we do not successfully execute our financing plan, we may have to sell certain of our IPP solar parks

As reflected in the accompanying financial statements, the Company had net income of $0.6M for the six months ended June 30, 2019, and a net loss of $1.9 million and a net loss of $1.6 million for the years ended December 31, 2018 and 2017, respectively. The Company had accumulated shareholders’ equity of $7.6 million as of June 30, 2019 and $5.0 million and $6.1 million at December 31, 2018 and 2017, respectively, The Company had a working capital deficit of $12.7 million for the period ended June 30, 2019 and $14.1 million and $4.0 million for the years ended December 31, 2018 and 2017, respectively. Given the current level of cash resources, receivables and long-term supply contracts, management believes the Company’s current level of operations is sufficient to mitigate such uncertainty. The working capital deficit for 2018 is related to the acquisition of long-term assets that will be refinanced with long term debt in 2019. These assets will also provide long term cash flow to the Company.

Our principal sources of liquidity to date have been cash from our operations and borrowings from banks and our shareholders. We leverage bank facilities in certain countries in order to meet working capital requirements for construction activities. Our principal uses of cash have been for pipeline development, working capital and general corporate purposes.

The Company reviews our forecasted cash flows on an on-going basis to ensure that we will have sufficient capital from a combination of internally generated cash flows and proceeds from financing activities, if required, in order to fund our working capital and capital expenditures. We believe that adequate sources of liquidity will exist to fund our working capital and capital expenditures, and to meet our short-term debt obligations, other liabilities and commitments as they become due.

We cannot assure you that we will successfully execute our financing plan. If we do not successfully execute this plan, we may not be able to continue as a going concern. Such failure could materially and adversely affect our financial condition, results of operations and business prospects.

We may not be able to develop or acquire additional attractive IPP solar parks to grow our project portfolio.

Our current business strategy is to become a global IPP and to own and operate all of the solar parks we develop and acquire. As part of our growth plan, we may, in the future, acquire solar parks in various development stages through a competitive bidding process as part of the auction schemes in the various jurisdictions we plan to grow and establish ourselves in as well as the current countries we operate in. We will be competing for project awards based on, among other things, pricing, technical and engineering expertise, financing capabilities, past experience and track record. It may be difficult to predict whether and when we will be awarded a new solar park. The bidding and selection process is also affected by a number of factors, including factors which may be beyond our control, such as market conditions or government incentive programs. Our competitors may have greater financial resources, a more effective or established localized business presence or a greater willingness or ability to operate with little or no operating margins for sustained periods of time. Any increase in competition during the bidding process or reduction in our competitive capabilities could have a significant adverse impact on our market share and on the margins we generate from our solar parks.

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Other difficulties executing this growth strategy, particularly in new jurisdictions we may enter, include:

•	Accurately prioritizing geographic markets for entry, including estimates on addressable market demand;

•	Obtaining construction, environmental and other permits and approvals;

•	Securing land, rooftop or other site control;

•	Managing local operational, capital investment or components sourcing regulatory requirements;

•	Connecting to the power grid on schedule and within budget;

•	Connecting to the power grid if there is insufficient grid capacity;

•	Identifying, attracting and retaining qualified development specialists, technical engineering specialists and other personnel;

•	Managing any acquired assets;

•	Securing cost-competitive financing on attractive terms;

•	Operating and maintaining solar parks to maintain the power output and system performance; and

•	Collecting FiT payments and other economic incentives as expected.

We may not be able to find suitable sites for the development of IPP solar parks.

Solar parks require solar and geological conditions that can only be found in a limited number of geographic areas. Further, large, utility-scale solar parks must be interconnected to the power grid in order to deliver electricity, which requires us, through our local partnerships, to find suitable sites with capacity on the power grid available. Our competitors may impede our development efforts by acquiring control of all or a portion of a PV site we seek to develop. Even when we have identified a desirable site for solar park, our ability to obtain site control with respect to the site is subject to our ability to finance the transaction and growing competition from other solar power producers that may have better access to local government support, financing or other resources. If we are unable to find or obtain site control for suitable PV sites on commercially acceptable terms, our ability to develop new solar parks on a timely basis or at all might be harmed, which could have a material adverse effect on our business, financial condition and results of operations.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We began our business in 2014 and therefore have a limited operating history. After our initial two parks totaling 6 MW were constructed in Romania in 2014 we began to acquire existing operational solar parks in Italy. In 2018, in order to diversify our growth strategy and increase recurring revenue and cash flow, we began to focus on acquiring project rights and co-development of solar parks as well as the acquisition of existing operational parks. As of June 30, 2019, we had a total of 29 MW of solar parks in ownership with 15.1 MW in operation giving a carrying value of US$24.1 million.

We intend to further expand our business operations in Europe and over time, we also aim to establish operations outside of Europe and enter other select geographies where high solar radiation accessibility, regulatory environments, power pricing, land availability, sufficient and cost effect financing access and overall power market trends support our high return on capital employed (ROCE) targets that we achieve today. Our rapidly evolving business and, in particular, our relatively limited operating history may not be an adequate basis for evaluating our business prospects and financial performance, and makes it difficult to predict the future results of operations. In particular, our results of operations, financial condition and future success depend, to a significant extent, on our ability to develop and continue good working relationships with local developers, who identify suitable sites and obtain required regulatory approvals on behalf of Alternus Energy, our ability to arrange financing from various sources, construct solar parks in a cost-effective and timely manner with our EPC partners, expand our project pipeline and manage and operate solar parks that we develop and acquire. If we cannot do so, we may not be able to expand our business at a profit or at all, maintain our competitive position, satisfy our contractual obligations or sustain growth and profitability.

Our growth prospects and future profitability depend to a significant extent the availability of additional funding options with acceptable terms.

We require a significant amount of cash to fund the acquisition, installation and construction of our projects and other aspects of our operations. We may also require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue in order to remain competitive. Historically, we have used bank loans, bridging loans and third-party equity contribution to fund our project acquisition and development. We expect to seek to expand our business with third-party financing options, including bank loans, equity partners, financial leases and securitization. However, we cannot guarantee that we will be successful in locating additional suitable sources of financing in the time periods required or at all, or on terms or at costs that we find attractive or acceptable, which may render it impossible for us to fully execute our growth plan.

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In 2018, we began to strategically expand our IPP portfolio. Installing and constructing solar parks requires significant upfront capital expenditure and there may be a significant delay before we can recoup our investments through the long-term recurring revenue of our IPP solar parks. Our ability to obtain external financing is subject to a number of uncertainties, including:

•	Our future financial condition, results of operations and cash flows;

•	The general condition of global equity and debt capital markets;

•	Regulatory and government support in the form of tax credits, rebates, FiT price support schemes and other incentives;

•	The continued confidence of banks and other financial institutions in our company and the PV industry;

•	Economic, regulatory, social, political and other conditions in the jurisdictions where we operate; and

•	Our ability to comply with any financial covenants under the debt financing.

Any additional equity financing may be dilutive to our shareholders and any debt financing may require restrictive covenants. Additional funds may not be available on terms commercially acceptable to us. Failure to manage discretionary spending and raise additional capital or debt financing as required may adversely impact our ability to achieve our intended business objectives.

The loss of the services of our key employees, particularly the services rendered by Mr. Vincent Browne, our Chief Executive Officer and Chairman of the Board, could harm our business.

Our success depends to a significant degree on the services rendered to us by our key employees. In particular, we are heavily dependent on the continued services of Mr. Vincent Browne, our Chief Executive Officer and Chairman of the Board. The loss of any key employees, including other executive officers or members of our senior management team, and our potential inability to attract highly skilled personnel with sufficient experience in our industry to replace them, could harm our business. In addition, we do not maintain any “key-man” insurance policies on Mr. Vincent Browne or any other employees.

If we fail to attract, train and retain sufficient numbers of qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In order to continue to operate in our rapidly changing business, we believe it is important to attract and retain personnel with experience and expertise relevant to the solar industry. Due to the level of technical expertise necessary to support our business strategy, our success will depend upon our ability to attract and retain highly skilled and seasoned professionals in the solar industry. Competition for highly skilled personnel is intense and there may be only a limited number of persons with the requisite skills to serve in these positions. Due to the competitive nature of the labor markets in which we operate, we may be unsuccessful in attracting and retaining these personnel. Our inability to attract and retain key personnel could adversely affect our ability to operate and grow.

A majority of directors and certain of our officers live outside the United States, making it potentially difficult for an investor to enforce liabilities in foreign jurisdictions.

We are a Nevada corporation and, as such, are subject to the jurisdiction of the State of Nevada and the United States courts for purposes of any lawsuit, action or proceeding by investors herein. An investor would have the ability to effect service of process on the Company within the United States. However, a majority of our directors (namely Vincent Browne and John McQuillan) and certain of our executive officers (namely our CEO, Mr. Browne) are non-residents of the United States. Therefore, it may be difficult for investors to:

•	effect service of process within the United States against our non-U.S. resident directors or officers;

•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against any of the above referenced foreign persons in the United States;

•	enforce in foreign courts U.S. court judgments based on the civil liability provisions of the U.S. federal securities laws against the above foreign persons; and
•	bring an original action in foreign courts to enforce liabilities based upon the U.S. federal securities laws against the above foreign persons.

We may become involved in costly and time-consuming litigation which may require significant attention from our management relating to prior investments in an affiliated company.

There are a number of individuals who invested in an affiliated company, Power Clouds Holdings Pte Ltd (PCH) based in Singapore, between 2013 and 2015. Although there is no lawsuit filed at this time, they may bring a claim against PCH and could also potentially include us as a co-defendant in such a lawsuit for delayed repayment of their investment of approximately $34 million. Furthermore, we do not believe there is any standing that would allow us to be included in such a lawsuit and would seek to be immediately dismissed from such a lawsuit, but we may be unsuccessful in this regard.

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If we were found to be liable on any of the claims against us in the future, we would incur a charge against earnings to the extent a reserve had not been established for coverage. If amounts ultimately realized from the claims by us were materially lower than the balances included in our financial statements, we would incur a charge against earnings to the extent profit had already been accrued. Charges and write-downs associated with such legal proceedings could have a material adverse effect on our financial condition, results of operations and cash flow. Moreover, legal proceedings, particularly those resulting in judgments or findings against us, may harm our reputation and competitiveness in the market.

Our legal rights to certain real properties used for our solar parks are subject to third party rights and may be challenged by property owners or third parties.

We are subject to the risk of potential disputes with property owners or third parties who otherwise have rights to or interests in the properties used for our solar parks. Such disputes, whether resolved in our favor or not, may divert management’s attention, harm our reputation or otherwise disrupt our business. An adverse decision from a court or the absence of an agreement with such third-parties may result in additional costs and delays in the construction and operating phases of any solar park so situated.

Our international operations require significant management resources and present legal, compliance and execution risks in multiple jurisdictions.

We have adopted a business model under which we maintain significant operations and facilities through our subsidiaries located in Europe while our corporate management team and directors are primarily based in Ireland and the US. The nature of our business may stretch our management resources as well as make it difficult for our corporate management to effectively monitor local execution teams. The nature of our operations and limited resources of our management may create risks and uncertainties when executing our strategy and conducting operations in multiple jurisdictions, which could affect our costs and results of operations.

If sufficient demand for solar parks does not develop or takes longer to develop than we anticipate, our business, financial condition, results of operations and prospects could be materially and adversely affected

The PV market is at a relatively early stage of development in some of the markets that we intend to enter. The PV industry continues to experience lower costs, improved efficiency and higher electricity output. However, trends in the PV industry are based only on limited data and may not be reliable. Many factors may affect the demand for solar parks, including:

•	The cost and availability of credit, loans and other forms of financing for solar parks;

•	Fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources;

•	The cost-effectiveness of solar parks compared to conventional and other non-solar energy sources;

•	The performance and reliability of solar parks compared to conventional and other non-solar energy sources;

•	The availability of grid capacity to dispatch power generated from solar parks;

•	Environmental concerns related to solar parks and other local permit issues;

•	The availability of government subsidies and incentives to support the development of the PV industry;

•	Public perceptions of the direct and indirect benefits of adopting renewable energy technology;

•	The success of other alternative energy generation technologies, such as fuel cells, wind power and biomass;

•	Regulations and policies governing the electric utility industry that may present technical, regulatory and economic barriers to the purchase and use of solar energy; and

•	The deregulation of the electric power industry and the broader energy industry.

If market demand for solar parks fails to develop sufficiently, our business, financial condition, results of operations and prospects could be materially and adversely affected.

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We face significant competition in certain markets in which we operate.

We face significant competition in certain markets in which we operate. Our primary competitors are local and international developers and operators of solar parks, many of which are integrated with upstream PV manufacturers. In the future we may also compete with utilities generating power from conventional fossil fuels and other sources of renewable energy in regions that have achieved grid parity.

Some of our competitors may have advantages over us in terms of greater operational, financial, technical, management or other resources in particular markets or in general. Our market position depends on our financing, development and operation capabilities, reputation, experience and track record. Our competitors may also enter into strategic alliances or form affiliates with other competitors to our detriment. Suppliers or contractors may merge with our competitors which may limit our choices of contractors and hence the flexibility of our overall project execution capabilities. There can be no assurance that our current or potential competitors will not offer solar parks or services comparable or superior to those that we offer at the same or lower prices or adapt more quickly than we do. Increased competition may result in price reductions, reduced profit margins and loss of market share.

We are subject to risks associated with fluctuations in the prices of PV modules and balance-of-system components or in the costs of design, construction and labor.

We procure supplies for solar park construction, such as PV modules and balance-of-system components, from third-party suppliers. We typically enter into contracts with our suppliers and contractors on a project-by-project basis or a project portfolio basis. We generally do not maintain long-term contracts with our suppliers. Therefore we are exposed to fluctuations in prices for our PV modules and balance-of-system components. Increases in the prices of PV products or balance-of-system components or fluctuations in design, construction, labor and installation costs may increase the cost of procuring equipment and engaging contractors and hence materially and adversely affect our results of operations.

PV project development is challenging and may ultimately not be successful, which could have a material adverse effect on our business, financial condition and results of operations.

Our current business model is to form partnerships with local in-country developers who generally provide us with “ready to build” projects. However, we are still exposed to the costs of the pre-construction development stage depending on the agreements with our local partner.

The development and construction of solar parks involves numerous risks and uncertainties and requires extensive research, planning and due diligence. We may be required to make significant capital expenditures for land and interconnection rights, preliminary engineering, permitting, legal and other expenses before we can determine whether a solar park is economically, technologically or otherwise feasible. Success in developing a particular solar park is contingent upon, among other things:

•	Securing suitable project sites, necessary rights of way and satisfactory land rights in the appropriate locations with capacity on the transmission grid;

•	Negotiating satisfactory engineering, procurement and construction agreements and land use and access rights;

•	Negotiating and receiving required permits and approvals for project development from government authorities on schedule;

•	Completing all required regulatory and administrative procedures needed to obtain permits and agreements;

•	Procuring rights to interconnect the solar park to the electric grid or to transmit energy;

•	Paying interconnection and other deposits, some of which may be non-refundable;

•	Negotiating favorable payment terms with suppliers;

•	Signing PPAs or other arrangements that are commercially acceptable;

•	Obtaining construction financing, including debt financing and own equity contribution; and

•	Satisfactorily completing construction on schedule.

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Successful completion of a particular solar park may be adversely affected by numerous factors, including without limitation:

•	Unanticipated changes in project plans or defective or late execution;

•	Difficulties in obtaining and maintaining governmental permits, licenses and approvals required by existing laws and regulations or additional regulatory requirements not previously anticipated;

•	The inability to procure adequate financing with acceptable terms, especially for engineering, procurement and construction;

•	Unforeseeable engineering problems, construction or other unexpected delays and contractor performance shortfalls;

•	Labor, equipment and materials supply delays, shortages or disruptions, or work stoppages;

•	Adverse weather, environmental and geological conditions, force majeure and other events out of our control; and

•	Cost over-runs, due to any one or more of the foregoing factors.

Accordingly, some of the solar parks in our pipeline may not be completed or even proceed to construction. If a number of solar parks are not completed, our business, financial condition and results of operations could be materially and adversely affected.

Our construction activities may be subject to cost overruns or delays.

Construction of our solar parks may be adversely affected by circumstances outside of our control, including inclement weather, a failure to receive regulatory approvals on schedule or third-party delays in providing PV modules, inverters or other materials. Obtaining full permits for our solar parks is time consuming and we may not be able to meet our expected timetable for obtaining full permits for our solar parks in the pipeline. We may not be able to negotiate satisfactory engineering, procurement and construction agreements with third parties. Changes in project plans or designs, or defective or late execution may increase our costs and cause delays. Increases in the prices of PV products and balance-of-system components may increase procurement costs. Labor shortages, work stoppages or labor disputes could significantly delay a project or otherwise increase our costs. In addition, delays in obtaining or our inability to obtain required construction permits could also delay or hinder the construction of our solar parks. A lack of proper construction permits or post-construction approvals could delay or prevent us from commencing operation and connecting to the relevant grid.

Moreover, we rely on a limited number of third-party suppliers for certain components and equipment used in the construction of our solar parks, such as PV modules. The failure of a supplier to supply components and equipment in a timely manner, or at all, or to supply components and equipment that meet our quality, quantity and cost requirements, could impair our ability to install solar parks or may increase our costs. To the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

In addition, we typically utilize and rely on third-party contractors to construct and install our solar parks. If our contractors do not satisfy their obligations or do not perform work that meets our quality standards or if there is a shortage of third-party contractors or if there are labor strikes that interfere with the ability of our employees or contractors to complete their work on time or within budget, we could experience significant delays or cost overruns.

We may not be able to recover any of these losses in connection with construction cost overruns or delays. In addition, if we are unable to connect a solar park to the power grid on schedule, we may experience lower FiT, as FiT regimes generally ratchet down the FiT awarded to solar parks that connect later to the power grid. If the solar park is significantly delayed, we may only be able to obtain reduced FiT payments or may even become ineligible for FiT payments. A reduction or forfeiture of FiT payments would materially and adversely affect the financial results and results of operations for that solar park. Any of the contingencies discussed above could lead us to fail to generate our expected return from our solar parks and result in unanticipated and significant revenue and earnings losses.

We may be subject to unforeseen costs, liabilities or obligations when operating and maintaining solar parks.

We have a contract with a third party O&M company to carry out the O&M of our solar parks. They may subcontract certain on-the-ground O&M services, including security and repair, to third-parties, who may not perform their services adequately. If our third-party contractors fail to properly operate and maintain the solar parks, the solar parks may experience decreased performance, reduced useful life or shut downs. Through changes in our own operation or in local conditions, the costs of operating the project may increase, including costs related to labor, equipment, insurance and taxes. If they are careless or negligent, resulting in damage to third parties, we may become liable for the consequences of any resulting damage. We may also experience equipment malfunction or failure, leading to unexpected maintenance needs, unplanned outages or other operational issues. In addition, inconsistencies in the quality of solar panels, PV modules, balance-of-system components or maintenance services for our solar parks may affect the system efficiency of our solar parks. We may also encounter difficulties selling electricity to the power grid due to failures in infrastructure or transmission systems. To the extent that any of the foregoing affects our ability to sell electricity to the power grid, or we incur increased costs in relation to operating and maintaining solar parks, our business, financial condition and results of operation could be materially and adversely affected.

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Our project operations may be adversely affected by weather and climate conditions, natural disasters and adverse work environments.

Solar parks depend on the amount and intensity of sunlight, which is affected by weather and climate conditions. Any change of such conditions in the areas we operate that reduces solar radiation will adversely affect our business and results of operations. In addition, we may operate in areas that are under the threat of floods, earthquakes, landslides, mudslides, sandstorms, drought, or other inclement weather and climate conditions or natural disasters. If inclement weather or climatic conditions or natural disasters occur in areas where our solar parks and project teams are located, project development, connectivity to the power grid and the provision of O&M services may be adversely affected. In particular, materials may not be delivered as scheduled and labor may not be available. As some of our solar parks are located in the same region, such solar parks may be simultaneously affected by weather and climate conditions, natural disasters and adverse work environments.

During periods of curtailed activity, we may continue to incur operating expenses. We may bear some or all of the losses associated with such unforeseen events. Moreover, natural disasters which are beyond our control may adversely affect the economy, infrastructure and communities in the countries and regions where we conduct our business operations. Such conditions may result in personal injuries or fatalities or have an adverse effect on our work performance, progress and efficiency or even result in personal injuries or fatalities.

We are subject to counterparty risks under our FiT price support schemes and GC Schemes.

As an IPP, we generate electricity income primarily pursuant to FiT price support schemes or GCs, which subjects us to counterparty risks with respect to regulatory regimes. Our FiT price support schemes in one region or country are generally signed with a limited number of electric utilities. We rely on these electric utilities to fulfill their responsibilities for the full and timely payment of our tariffs. In addition, the relevant regulatory authorities may retroactively alter their FiT price support regimes or GC schemes in light of changing economic circumstances, changing industry conditions or for any number of other reasons. For example, in Romania the GC scheme under Law 220/2008 had to undergo a restructuring as the quota for solar PV was actually achieved in a faster time frame than expected because the process was not controlled on a time or operator basis. In Italy the FiT support scheme under ‘‘Conto Energia’’ also experienced a restructuring due to the quota for solar PV being met sooner than expected. If the relevant government authorities or the local power grid companies do not perform their obligations under the FiT or GC price support schemes and we are unable to enforce our contractual rights, our results of operations and financial condition may be materially and adversely affected.

We may fail to comply with laws and regulations in the countries where we develop, construct and operate solar parks.

In order to develop solar parks we must obtain a variety of approvals, permits and licenses from various authorities. The procedures for obtaining such approvals, permits and licenses vary from country to country, making it onerous and costly to track the requirements of individual localities and comply with the varying standards. We seek to form partnerships with local in-country developers to assist with these requirements, but any failure to obtain the required approvals, permits or licenses or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations.

While we strive to work with our local counsel and other advisers to comply with all of the laws and regulations of each jurisdiction in which we have operations, there may be instances of noncompliance, such as late filings of annual accounts with the appropriate governmental authorities, failure to notify governmental authorities of certain transactions, failure to hold annual meetings as required, failure to register directors or office changes or other local requirements which may result in fines, sanctions and other penalties against the non-complying subsidiaries and its directors and officers. While we do not believe our past and any continuing non-compliances, singularly or in the aggregate, will have a material adverse effect on our business, financial condition or results of operation, we cannot assure you that similar or other non-compliances will not occur in the future which may materially and adversely affect our business, financial condition or results of operation.

Any new government regulations pertaining to our business or solar parks may result in significant additional expenses. We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations in various jurisdictions, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, construct and operate solar parks may materially and adversely affect our business, results of operations and financial condition.

We may become involved in costly and time-consuming litigation and other regulatory proceedings, which may require significant attention from our management.

Although we are not currently involved in any significant litigation, administrative or arbitral proceedings, we may, in the ordinary course of our business, become involved in such proceedings. Claims may be brought against or by us from time to time regarding, for example, defective or incomplete work, defective products, personal injuries or deaths, damage to or destruction of property, breach of warranty, late completion of work, delayed payments, intellectual property rights or regulatory compliance, and may subject us to litigation, arbitration and other legal proceedings, which may be expensive, lengthy, disruptive to normal business operations and require significant attention from our management. For example, although we are not involved in the litigation, a class action lawsuit was filed on June 12th 2018 by various solar companies located in Romania against the Romanian government to compensate for damages incurred as a result of the Romanian government’s changes to its solar incentive programs.

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If we were found to be liable on any of the claims against us in the future, we would incur a charge against earnings to the extent a reserve had not been established for coverage. If amounts ultimately realized from the claims by us were materially lower than the balances included in our financial statements, we would incur a charge against earnings to the extent profit had already been accrued. Charges and write-downs associated with such legal proceedings could have a material adverse effect on our financial condition, results of operations and cash flow. Moreover, legal proceedings, particularly those resulting in judgments or findings against us, may harm our reputation and competitiveness in the market.

We may not be able to adequately protect our intellectual property rights, including trademarks and know-how, which could harm our competitiveness.

We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect our proprietary rights. Our practice is to affix copyright notices on our corporate literature in order to assert copyright protection for these works. Employees are required to execute confidentiality and non-use agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential business partners or customers regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties’ respective rights and obligations include provisions for the protection of our intellectual property rights. The steps taken by us may not, however, be adequate to prevent the misappropriation of our proprietary rights. To date, we do not have any federally registered trademarks.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our business or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary property may not be adequate to prevent misappropriation of such. If we fail to protect our proprietary information, our business, financial condition and results of operations could be harmed significantly.

Intellectual property laws and means of enforcement of intellectual property laws vary by jurisdiction. Enforcement of our intellectual property rights could be time-consuming and costly. We may not be able to immediately detect and remediate unauthorized use of our intellectual property. In the event that the measures taken by us or the protection afforded by law do not adequately safeguard our intellectual property rights, we could suffer losses in revenue and profit due to competing offerings of services that exploit our intellectual properties. Furthermore, we cannot assure that any of our intellectual property rights will not be challenged by third parties. Adverse rulings in any litigation or proceedings could result in the loss of our proprietary rights and subject us to substantial liabilities, or even disrupt our business operations.

Fluctuations in foreign currency exchange rates may negatively affect our revenue, cost of sales and gross margins and could result in exchange losses

Our subsidiaries trade in their functional currencies in the course of their business operations. Our investment holding companies transact in functional currencies of their subsidiaries. Our investment holding companies have foreign financing and investing activities, which expose the Company to foreign currency risk. Any increased costs or reduced revenue as a result of foreign exchange rate fluctuations could adversely affect our profit margins. The fluctuation of foreign exchange rates also affects the value of our monetary and other assets and liabilities denominated in local currencies, primarily the Euro and Romania LEI. Generally, an appreciation of the U.S. dollar against relevant local currencies could result in a foreign exchange loss for assets denominated in such local currencies and a foreign exchange gain for liabilities denominated in such local currencies. Conversely, a devaluation of the U.S. dollar against relevant local currencies could result in a foreign exchange gain for assets denominated in such local currencies and a foreign exchange loss for liabilities denominated in such local currencies.

We could also expand our business into emerging markets, some of which may have an uncertain regulatory environment relating to currency policy. Conducting business in such emerging markets could cause our exposure to foreign exchange rate fluctuation risks to increase. Although we access a variety of financing solutions that are tailored to the geographic location of our projects and to local regulations, we have not entered into any hedging transactions to reduce the foreign exchange rate fluctuation risks, but may do so in the future when we deem it appropriate to do in light of the significance of such risks. However, if we decide to hedge our foreign exchange exposure in the future, we cannot assure you that we will be able to reduce our foreign currency risk exposure in an effective manner, at reasonable costs, or at all.

We have limited business insurance coverage internationally.

The insurance industry in many parts of the world is still in an early stage of development. Insurance companies in many countries offer only limited business insurance options. As a result, we have not maintained, and generally do not maintain, full liability, hazard or other insurance covering our services, business, operations, errors, acts or omissions, personnel or properties. To the extent that we are unable to recover from others for any uninsured losses, such losses could result in a loss of capital and significant harm to our business. If any action, suit, or proceeding is brought against us and we are unable to pay a judgment rendered against us or defend ourselves against such action, suit, or proceeding, our business, financial condition and operations could be negatively affected.

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There can be no assurance on the accuracy or completeness of certain facts, forecasts and other statistics obtained from various government publications, market data providers and other independent third-party sources, including industry expert reports, contained in this registration statement.

Certain facts, forecasts and other statistics relating to the various countries and regions and the solar industry contained in this registration statement have been derived from various government publications, market data providers and other third-party sources. While we have no reason to believe that such information is false or misleading or that any fact has been omitted that would render such information false or misleading, we cannot guarantee the accuracy and completeness of such information. While we have taken reasonable care to ensure that such facts, forecasts and other statistics have been accurately reproduced from their respective sources, these facts, forecasts and other statistics have not been independently verified by us, our directors and advisers or any other parties and none of us make any representation as to the accuracy or completeness of such information. Due to possibly flawed or ineffective collection methods or discrepancies between published information and market practice and other problems, the facts, forecasts and statistics contained herein may be inaccurate or may not be comparable to information produced by other parties. Therefore, investors should give consideration as to how much weight or importance they should attach to or place on such facts, forecasts or statistics and in all cases, such information should not be unduly relied upon.

If we are unable to integrate acquired businesses effectively, our operating results may be adversely affected.

From time to time, we seek to expand our business through acquisitions. We may not be able to successfully integrate acquired businesses and, where desired, their product portfolios into ours, and therefore we may not be able to realize the intended benefits. If we fail to successfully integrate acquisitions or product portfolios, or if they fail to perform as we anticipate, our existing businesses and our revenue and operating results could be adversely affected. If the due diligence of the operations of acquired businesses performed by us and by third parties on our behalf is inadequate or flawed, or if we later discover unforeseen financial or business liabilities, acquired businesses and their assets may not perform as expected. Additionally, acquisitions could result in difficulties assimilating acquired operations and, where deemed desirable, transitioning overlapping products into a single product line and the diversion of capital and management’s attention away from other business issues and opportunities. The failure to integrate acquired businesses effectively may adversely impact our business, results of operations or financial condition.

We conduct our business operations globally and are subject to global and local risks related to economic, regulatory, social and political uncertainties.

We conduct our business operations in a number of countries and, as of the date of this registration statement, have acquired and developed 15.1 MW of solar parks globally. We also own an additional 13.9 MW of solar parks which are currently in different stages of development across Germany. In addition, as of the date of this registration statement, we have over 200 MW in the pipeline for acquisition and development across Europe and internationally. Our business is therefore subject to diverse and constantly changing economic, regulatory, social and political conditions in the jurisdictions in which we operate.

Operating in the international marketplace exposes us to a number of risks globally and in each of the jurisdictions where we operate, including without limitation:

•	Economic and financial conditions, including the stability of credit markets, foreign currency controls and fluctuations;

•	Changes in government regulations, policies, tax and incentives, particularly those concerning the electric utility industry and the solar industry;

•	Complex regulations in numerous jurisdictions, including trade restrictions or embargoes;

•	Political risks, including risks of expropriation and nationalization of assets, potential losses due to civil unrests, acts of terrorism and war, regional and global political or military tensions, strained or altered foreign relations, and trade protectionism, restrictions or embargoes;

•	Compliance with local environmental, safety, health and other labor laws and regulations, which can be onerous and costly, as the magnitude, complexity and continuous amendments to the laws and regulations are difficult to predict and liabilities, costs, obligations and requirements associated with these laws and regulations can be substantial;

•	Dependence on governments, utility companies and other entities for electricity, water, telecommunications, transportation and other utilities or infrastructure needs;

•	Local corporate governance and other legal requirements;

•	Difficulties with local operating and market conditions, particularly regarding customs, taxation and labor; and

•	Failure of our contractual parties to honor their obligations to us, and potential disputes with developers, clients, contractors, suppliers or local residents or communities;

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Moreover, as we enter new markets in different jurisdictions, we will face different regulatory regimes, business practices, governmental requirements and industry conditions. As a result, our prior experiences and knowledge in other jurisdictions may not be relevant, and we may spend substantial resources familiarizing ourselves with the new environment and conditions. To the extent that our business operations are affected by unexpected and adverse economic, regulatory, social or political conditions in the jurisdictions in which we have operations, we may experience project disruptions, loss of assets and personnel, and other indirect losses that could adversely affect our business, financial condition and results of operations.

Geopolitical trends toward protectionism and nationalism and the dissolution or weakening of international trade pacts may increase the cost of, or otherwise interfere with, our conduct of business. Uncertainty about current and future economic and political conditions which affect us, our customers and partners makes it difficult for us to forecast operating results and to make decisions about future investments. For instance, in June 2016, voters in the United Kingdom approved an advisory referendum to withdraw from the EU (commonly referred to as “Brexit”). The Brexit vote and the perceptions as to the impact of the withdrawal of the United Kingdom from the EU may adversely affect business activity, political stability and economic conditions in the United Kingdom, the EU and elsewhere. It is uncertain at this time how the policies of the current U.S. presidential administration and Congress will affect our business, including potentially through increased import tariffs and other influences on U.S. trade relations with other countries, such as Canada, Mexico and China. The imposition of tariffs or other trade barriers could increase our costs and reduce the competitiveness of our offerings in certain markets. In addition, other countries may change their own policies on business and foreign investment in companies in their respective countries. In addition, as discussed in more detail below, recently enacted U.S. tax reform legislation could have a material and adverse impact on our cash flows and financial condition. There may also be changes to, and introductions of, new tax laws in various foreign countries in which we do business or other future proposals to change U.S. or state or local tax law. Any of these proposals, changes or new tax laws could significantly and adversely impact how we are taxed on both U.S. and foreign earnings.

The various risks inherent in doing business in the U.S. generally also exist when doing business outside of the U.S., and may be exaggerated by the difficulty of doing business in numerous sovereign jurisdictions due to differences in culture, laws and regulations.

The Company could be subject to changes in its tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities, which could have a material and adverse impact on the Company’s operating results, cash flows and financial condition.

The Company is subject to taxes in the U.S. and numerous foreign jurisdictions, where a number of the Company’s subsidiaries are organized. Due to economic, regulatory and political conditions, tax rates in various jurisdictions including the U.S. may be subject to change. The Company’s future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation, such as interpretations as to the legality of tax advantages granted under the EU state aid rules.

Recently enacted U.S. tax reform legislation known as the “Tax Cuts and Jobs Act,” among other things, makes significant changes to the rules applicable to the taxation of corporations, such as changing the corporate tax rate to a flat 21% rate, modifying the rules regarding limitations on certain deductions for executive compensation, introducing a capital investment deduction in certain circumstances, placing certain limitations on the interest deduction, modifying the rules regarding the usability of certain net operating losses, implementing a minimum tax on the “global intangible low-taxed income” of a “United States shareholder” of a “controlled foreign corporation,” modifying certain rules applicable to United States shareholders of controlled foreign corporations, imposing a deemed repatriation tax on certain earnings and adding certain anti-base erosion rules. The Company is currently in the process of analyzing the effects of this new legislation on the Company and at this time the ultimate outcome of the new legislation on our business and financial condition is uncertain. It is possible that the application of these new rules may have a material and adverse impact on our operating results, cash flows and financial condition.

Tax examinations and audits could have a material and adverse impact on the Company’s cash flows and financial condition.

The Company is subject to the examination of its tax returns and other tax matters by the U.S. Internal Revenue Service and other tax authorities and governmental bodies. The Company regularly assesses the likelihood of an adverse outcome resulting from such examinations to determine the adequacy of its provision for taxes. There can be no assurance as to the outcome of any such examinations.

If the Company’s effective tax rates were to increase, or if the ultimate determination of the Company’s taxes owed were for an amount in excess of amounts previously accrued, the Company’s operating results, cash flows and financial condition could be materially and adversely affected.

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Business interruptions, whether due to catastrophic disasters or other events, could adversely affect our operations.

Our operations and those of our contract manufacturers and outsourced service providers are vulnerable to interruption by fire, earthquake, hurricane, flood or other natural disaster, power loss, computer viruses, computer systems failure, telecommunications failure, quarantines, national catastrophe, terrorist activities, war and other events beyond our control. For instance, some of our solar parks are located in Italy, near to medium risk areas regarding seismic activity and may be vulnerable to damage from earthquakes. If any disaster were to occur, our ability and the ability of our contract manufacturers and outsourced service providers to operate could be seriously impaired and we could experience material harm to our business, operating results and financial condition. In addition, the coverage or limits of our business interruption insurance may not be sufficient to compensate for any losses or damages that may occur.

We have a significant number of foreign subsidiaries with whom we have entered into many related party transactions. Our relationship with these entities could adversely affect us in the event of their bankruptcy or similar insolvency proceeding.

We have historically entered into many transactions with our affiliates. These transactions include financial guarantees and other credit support arrangements, including letters of comfort to such affiliates pursuant to which we undertake to provide financial support to these affiliates and adequate resources as required to ensure that they are able to meet certain liabilities and local solvency requirements. We are currently party to many such affiliate transactions, and it is likely we will enter into new and similar affiliate transactions in the future.

In the event that any of these affiliates become bankrupt or insolvent, there can be no assurance that a court or other foreign tribunal, liquidator, monitor, trustee or similar party would not seek to enforce these intercompany arrangements and guarantees or otherwise seek relief against us and our other affiliates. If any of our material foreign subsidiaries (e.g., subsidiaries that hold a significant number of our customer contracts, or that are the parent company of other material subsidiaries) becomes subject to a bankruptcy, liquidation or similar insolvency proceeding, such proceeding could have a material adverse effect on our business and results of operations.

We will incur significant costs as a result of being registered under the Exchange Act.

We will incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements, as well as additional corporate governance requirements, including requirements under the Exchange Act and the Sarbanes-Oxley Act once this registration statement becomes effective. These requirements will increase our operating expenses and compliance costs and risks and may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting, which requires significant resources and management oversight. We will implement procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public reporting companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant annual expenses related to these steps and directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, increased legal and accounting expenses, transfer agent fees, increased auditing fees and similar expenses associated with being a public reporting company.

The systems and resources necessary to comply with public company reporting requirements will increase further once we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations and investor confidence may be materially and adversely affected.

We currently have limited accounting personnel and other resources with which to address our internal controls and procedures. However, upon the effectiveness of this registration statement, we will become a public reporting company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending December 31, 2019. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm may need to report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public reporting company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our common stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

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Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

We have incurred substantial corporate and project-level indebtedness. We believe our substantial indebtedness will increase as an IPP. As of June 30, 2019, we had US$14.4 million in outstanding short-term borrowings and US$11.8 million in outstanding long-term bank borrowings.

This substantial indebtedness will likely have consequences on our business, results of operations and financial condition, including, but not limited to, the following:

•	Reducing the availability of our cash flow to fund working capital and operations, including payments to suppliers for PV modules and balance-of-system components and to contractors for design, engineering, procurement and construction services, capital expenditures, acquisitions and other general corporate purposes as a result of our debt service obligations;

•	Limiting our ability to obtain additional financing, including to refinance our outstanding debt;

•	Limiting our flexibility in planning for, or reacting to general adverse economic and industry conditions;

•	Increasing our vulnerability to, changes in our business, competition, the industry in which we operate and the general economy; and

•	Potentially increasing the cost of any additional financing.

Any of these factors and other consequences that may result from our substantial indebtedness could have an adverse effect on our business, financial condition and results of operations as well as our ability to meet our payment obligations under our debt. Our ability to meet our payment obligations under our outstanding debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control.

If we fail to comply with financial and other covenants under our loan agreements, our financial condition, results of operations and business prospects may be materially and adversely affected.

We enter into loan agreements containing financial and other covenants that require us to maintain certain financial ratios or impose certain restrictions on disposition of our assets or the conduct of our business. We may not be able to comply with some of those financial and other covenants from time to time. In addition, we typically pledge our solar park assets or account or trade receivables to raise debt financing, and we are restricted from creating additional security over our assets. Such account or trade receivables will include all income generated from the sale of electricity in the solar parks. If we are in breach of one or more financial or other covenants or negative pledges clause under any of our loan agreements and are not able to obtain waivers from the lenders or prepay such loan, such breach would constitute an event of default under the loan agreement. As a result, repayment of the indebtedness under the relevant loan agreement may be accelerated, which may in turn require us to repay the entire principal amount including interest accrued, if any, of certain of our other existing indebtedness prior to their maturity under cross-default provisions of other loan agreements. If we are required to repay a significant portion or all of our existing indebtedness prior to their maturity, we may lack sufficient financial resources to do so. In that case, the pledgees may auction or sell the assets or interest of our solar parks to enforce their rights under the pledge contracts and loan agreements. Any of those events could have a material adverse effect on our financial condition, results of operations and business prospects.

We may not be able to generate sufficient cash to service all of our indebtedness and our other ongoing liquidity needs, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations and to fund our planned capital expenditures, acquisitions and other ongoing liquidity needs depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. There can be no assurance that we will maintain a level of cash flow from operating activities in an amount sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Certain of our credit facilities restrict the ability of the Company and its subsidiaries to dispose of assets and use the proceeds from the disposition. Accordingly, we may not be able to consummate those dispositions or to obtain any proceeds on terms acceptable to us or at all, and any such proceeds may not be adequate to meet any debt service obligations when due.

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Despite our level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks associated with our degree of leverage.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and any indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our and our subsidiaries’ currently anticipated debt levels, the related risks that we and our subsidiaries face could intensify.

Risks Related to Ownership of Our Common Stock

An active trading market for our common stock may not develop.

Our common stock is currently quoted on the OTC Pink marketplace, and there is currently a very limited trading market for our shares. An active trading market for our common stock may never develop or be sustained following this registration statement becoming effective. If the market does not develop or is not sustained, it may be difficult for shareholders to sell shares of our common stock at a price that is attractive or at all. In addition, an inactive market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies by using our shares as consideration, which, in turn, could materially adversely affect our business.

The price of our common stock may be volatile and fluctuate substantially.

The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to the following factors (in addition to the other risk factors described in this section):

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of equity research analysts;

•	conditions and trends in the markets we serve;

•	announcements of significant new services or products by us or our competitors;

•	additions of or changes to key employees;

•	changes in market valuations or earnings of our competitors;

•	the trading volume of our common stock;

•	future sales of our equity securities;

•	changes in the estimation of the future sizes and growth rates of our markets;

•	legislation or regulatory policies, practices or actions; and

•	general economic conditions.

In addition, the stock markets in general have experienced extreme price and volume fluctuations that have at times been unrelated or disproportionate to the operating performance of the particular companies affected. These market and industry factors may materially harm the market price of our common stock irrespective of our operating performance.

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Mr. Vincent Browne controls a significant amount of our shares, and his interests may not align with the interests of our other stockholders.

Currently, our CEO and Chairman of the Board, Mr. Vincent Browne, holds approximately 95.4% of total voting power and a 51.6% beneficial ownership in our company and we expect that he will continue to have substantial control of our Company. This significant concentration of share ownership and voting power may adversely affect or reduce the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with one or several controlling stockholders. Mr. Browne has the ability to significantly influence or control the outcome of all matters requiring stockholders’ approvals, including electing and removing directors and management and approving mergers or other business combination transactions. He also has the ability to significantly influence or control the approval of significant corporate transactions. These actions may be taken even if they are opposed by our other stockholders. This concentration of share ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a possible sale of our company. In addition, at the present time, Mr. Browne is also the owner, sole officer and director of Growthcap Investments Inc., VestCo Corp. and Power Clouds Holdings Pte. Ltd. Mr. Browne has fiduciary duties to both us and Growthcap, VestCo Corp. and Power Clouds Holdings Pte. Ltd., and may become subject to conflicts of interest on certain matters where Growthcap, VestCo Corp. or Power Clouds Holding’s interests may not be aligned with the interests of our minority stockholders. For more information regarding our principal stockholders, see “Security Ownership of Certain Beneficial Owners and Management”.

We currently do not intend to pay dividends on our common stock.

We do not currently anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend on results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

Transfers or issuances of our equity may impair or reduce our ability to utilize our net operating loss carryforwards and certain other tax attributes in the future.

Section 382 of the Code contains rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss and tax credit carry forwards and certain built-in losses recognized in years after the ownership change. An “ownership change” is generally defined as an increase in ownership of a corporation’s stock by more than 50 percentage points over a rolling three-year period by stockholders that own (directly or indirectly), or are treated as owning, 5% or more of the stock of a corporation at any time during the relevant rolling three-year period. If an ownership change occurs, Section 382 imposes an annual limitation on the use of pre-ownership change net operating losses, credits and certain other tax attributes to offset taxable income earned after the ownership change. The annual limitation is equal to the product of the applicable long-term tax exempt rate in effect for the month in which the ownership change occurs and the value of the company’s stock immediately before the ownership change (with some adjustments). For example, this annual limitation may be adjusted to reflect any unused annual limitation for prior years and certain recognized (or treated as recognized) built-in gains and losses for the year. In addition, Section 383 generally limits the amount of tax liability in any post-ownership change year that can be reduced by pre-ownership change tax credit carryforwards or capital loss carryforwards.

No assurance can be given that subsequent transactions (including an issuance of additional shares of our common stock) will not result in an ownership change. Even if a subsequent transaction does not result in an ownership change, it may materially increase the likelihood that we will undergo an ownership change in the future. Also, sales of stock by stockholders, whose interests may differ from our interests, may increase the likelihood that we undergo, or may cause, an ownership change. If we were to undergo another “ownership change,” it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We may not obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of the Company, the trading price for our stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us publishes unfavorable research or reports or downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

Our articles of incorporation contain anti-takeover provisions that could have a material and adverse effect on the rights of holders of our common stock.

Our articles of incorporation limit the ability of others to acquire control of our company or cause us to engage in change of control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our Board of Directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our common stock. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our Board of Directors decides to issue preferred shares, the price of our common stock may fall and the voting and other rights of the holders of our common stock may be materially and adversely affected.

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ITEM 2. FINANCIAL INFORMATION

We are a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act. Accordingly, we have omitted certain information called for by this Item as permitted by applicable scaled disclosure rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations for the three and six months ended June 30, 2019 and 2018 . You should read this discussion and analysis together with our C ondensed Consolidated Financial Statements and related notes and the other financial information included elsewhere in the registration statement . This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in the registration statement , our actual results may differ materially from those anticipated in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a global independent power producer (“IPP”). We develop, own and operate solar PV parks that connect directly to national power grids. Our current revenue streams are generated from long-term, government-mandated, fixed price supply contracts with terms of between 15-20 years in the form of government Feed-In-Tariffs (“FiT”) and other energy incentives. Our current contracts deliver annual revenues, of which approximately 75% are generated from these sources with the remaining 25% deriving from revenues generated under contracted Power Purchase Agreements (“PPA”) with other energy operators and by sales to the general energy market in the countries we operate. In general, these contracts generate an average sales rate for every kWh of green energy produced by our solar parks. Our current focus is on the European solar PV market. However, we are also actively exploring opportunities in other countries outside of Europe.

The Company is not a manufacturer of solar panels or other related equipment but generates 100% of its revenues from energy sales under long term contracts as described above. By design, we currently focus exclusively on energy generation and as a result, we are technology agnostic and can therefore customize our solar parks based on local environmental and regulatory requirements and continue to take advantage of falling component prices over time.

Overall, the current proforma annual revenues contracted by our owned projects is approximately $5.8 million, which delivers an annual proforma EBITDA of approximately $3.25 million when the parks are fully operational.

The difference between the $5.8 million of contracted revenue and the $2.6 million of revenue in 2018 is due to the fact that the Company acquired 2MWs of solar parks in Italy at the end of December 2018. In addition, we purchase d another 5MWs of solar parks in April of 2019. The additional parks annualized revenue is approximately $2.7 million. We also have 1MW of projects in Germany that were operational in late 2018 and 4MWs that are under construction and are expected to be completed by year end representing and additional $0.5 million.

Underlying group annual EBITDA is a non-GAAP measure. We measure EBITDA as net income and addback interest, taxes, depreciation and amortization expense.

We use annual contracted revenues as a key metric in our financial management of the business as we feel it better reflects the long-term stability of operations. Annual contracted revenues is defined as the estimated future revenue based on the remaining term, price and estimated production of the offtake contract of the solar park. It must be noted that the actual revenues reported by the Company in a particular year may be lower than the annual contracted revenues because not all parks may be revenue generating for the full year in their first year of operation, and also to allow for timing of acquisitions that take place throughout the financial year. Estimated contracted revenue of $5.8 million less cost of revenues of approximately $1.2 million less selling, general and administrative expenses of $1.35 million equals the $3.25 million of proforma EBITDA.

Our goal is to grow our asset base and within our operations provide sufficient liquidity for recurring growth capital expenditures and general purposes. We expect to achieve this growth and deliver returns by focusing on the following initiatives:

Value-Oriented Acquisitions:

We focus on sourcing off-market transactions at more attractive valuations than auction processes. We believe that targeting smaller solar projects 1MW to 20 MWs and working within country developer partners allows us to acquire high quality assets at attractive relative values. We continue to develop an acquisition pipeline across our scope of operations.

Margin Enhancements:

We believe there is significant opportunity to enhance our cash flow through optimizing the performance of our existing assets. As our recently announced long-term service agreements with BayWa r.e. and AlsoEnergy, such agreements provide reduction in operations and maintenance expense , provide 24/7 monitoring of our assets and increase revenue through deployment of technology.

Factors that Significantly Affect our Results of Operations and Business

We expect the following factors will affect our results of operations:

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Offtake contracts

Our revenue is primarily a function of the volume of electricity generated and sold by our renewable energy facilities as well as, where applicable, the sale of green energy certificates and other environmental attributes related to energy generation. Our current portfolio of renewable energy facilities is generally contracted under long-term FiT program or PPAs with creditworthy counterparties. As of J une 30 , 2019, the weighted average remaining life of our FiT and PPAs was 13 years. Pricing of the electricity sold under these FiT and PPAs is generally fixed for the duration of the contract, although some of our PPAs have price escalators based on an index (such as the consumer price index) or other rates specified in the applicable PPA.

We also generate RECs as we produce electricity. RECs are accounted for as governmental incentives and are considered operational revenue as part of the solar facilities. These RECs are currently sold pursuant to agreements with third parties and the arrangements is recognized as the underlying electricity is generated.

Project operations and generation availability

Our revenue is a function of the volume of electricity generated and sold by our renewable energy facilities. The volume of electricity generated and sold by our renewable energy facilities during a particular period is impacted by the number of facilities that have achieved commercial operations, as well as both scheduled and unexpected repair and maintenance required to keep our facilities operational.

The costs we incur to operate, maintain and manage our renewable energy facilities also affect our results of operations. Equipment performance represents the primary factor affecting our operating results because equipment downtime impacts the volume of the electricity that we are able to generate from our renewable energy facilities. The volume of electricity generated and sold by our facilities will also be negatively impacted if any facilities experience higher than normal downtime as a result of equipment failures, electrical grid disruption or curtailment, weather disruptions, or other events beyond our control.

Seasonality and resource variability

The amount of electricity produced and revenues generated by our solar generation facilities is dependent in part on the amount of sunlight, or irradiation, where the assets are located. As shorter daylight hours in winter months result in less irradiation, the electricity generated by these facilities will vary depending on the season. Irradiation can also be variable at a particular location from period to period due to weather or other meteorological patterns, which can affect operating results. As the majority of our solar power plants are located in the Northern Hemisphere (Europe) we expect our current solar portfolio’s power generation to be at its lowest during the first and fourth quarters of each year. Therefore, we expect our first and fourth quarter solar revenue to be lower than in other quarters. As a result, on average, each solar park generates approximately 15% of its annual revenues in Q1 every year, 35% in each of Q2 and Q3, and the remaining 15% in Q4. Our costs are relatively flat over a year, and so we will always report lower profits in Q1 and Q4 as compared to the middle of the year.

Interest rates on our debt

Interest rates on our senior debt are mostly fixed for the full term of the finance at low interest rates ranging from 1.8% to 4.2% The relative certainty of cash flows and the fixed nature of the senior debt payments provide sufficient coverage ratios. Additionally, our senior financing is project specific with no cross-collateralization and with no recourse to us. In this environment all free cash flows therefore are available to cover corporate costs and for reinvestment in new projects.

In addition to the project specific senior debt, we use a small amount of promissory notes that reduces, and in some cases eliminates, the requirement for us to provide equity in the acquisition of the projects. As of June 30 , 2019, 88 % of our total liabilities was project related debt.

Cash distribution restrictions

In certain cases, we obtain project-level or other limited or non-recourse financing for our renewable energy facilities which may limit our ability to distribute funds to the parent company, Alternus Energy Inc. for corporate operational costs. These limitations typically require that the project-level cash is used to meet debt obligations and fund operating reserves of the operating subsidiary. These financing arrangements also generally limit our ability to distribute funds generated from the projects if defaults have occurred or would occur with the giving of notice or the lapse of time, or both.

Renewable energy facility acquisitions and investments

Our long-term growth strategy is dependent on our ability to acquire additional renewable power generation assets. This growth is expected to be comprised of additional acquisitions across our scope of operations both in our current focus countries and new countries.

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Renewable power has been one of the fastest growing sources of electricity generation globally over the past decade. We expect the renewable energy generation segment in particular to continue to offer growth opportunities driven by:

•	the continued reduction in the cost of solar and other renewable energy technologies, which we believe will lead to grid parity in an increasing number of markets;

•	distribution charges and the effects of an aging transmission infrastructure, which enable renewable energy generation sources located at a customer’s site, or distributed generation, to be more competitive with, or cheaper than, grid-supplied electricity;

•	the replacement of aging and conventional power generation facilities in the face of increasing industry challenges, such as regulatory barriers, increasing costs of and difficulties in obtaining and maintaining applicable permits, and the decommissioning of certain types of conventional power generation facilities, such as coal and nuclear facilities;

•	the ability to couple renewable energy generation with other forms of power generation and/or storage, creating a hybrid energy solution capable of providing energy on a 24/7 basis while reducing the average cost of electricity obtained through the system;

•	the desire of energy consumers to lock in long-term pricing for a reliable energy source;

•	renewable energy generation’s ability to utilize freely available sources of fuel, thus avoiding the risks of price volatility and market disruptions associated with many conventional fuel sources;

•	environmental concerns over conventional power generation; and

•	government policies that encourage development of renewable power, such as country, state or provincial renewable portfolio standard programs, which motivate utilities to procure electricity from renewable resources.

Access to capital markets

Our ability to acquire additional clean power generation assets and manage our other commitments will likely be dependent on our ability to raise or borrow additional funds and access debt and equity capital markets, including the equity capital markets, the corporate debt markets and the project finance market for project-level debt. We accessed the capital markets several times in 2018 and 2019 , including in connection with long-term project debt, and corporate loans and equity. Limitations on our ability to access the corporate and project finance debt and equity capital markets in the future on terms that are accretive to our existing cash flows would be expected to negatively affect our results of operations, business and future growth.

Foreign exchange

Our operating results are reported in United States Dollars. Our current projects revenue and expenses are generated in other currencies, including the Euro, and the Romanian LEI. This mix may continue to change in the future if we elect to alter the mix of our portfolio within our existing markets or elect to expand into new markets. In addition, our investments (including intercompany loans) in renewable energy facilities in foreign countries are exposed to foreign currency fluctuations. As a result, we expect our revenues and expenses will be exposed to foreign exchange fluctuations in local currencies where our renewable energy facilities are located. To the extent we do not hedge these exposures, fluctuations in foreign exchange rates could negatively impact our profitability and financial position.

EPC costs for Solar Projects

EPC costs for solar projects include the costs of construction, connection and procurement. The most significant contributor to EPC costs is the cost of components such as modules, inverters and mounting systems. Our supplier and technology, agnosticism, our strong supply chain management and our strong relationships with equipment suppliers have enabled us to historically purchase equipment at relatively competitive technical performance, prices, terms and conditions.

In recent years, the prices of modules, inverters and mounting systems have decreased as a result of oversupply and improving technology. As the costs of our components have decreased, our solar parks have become more cost competitive and our profitability has increased. As a result, our solar parks have begun to offer electricity at increasingly competitive rates, which has increased the attractiveness of our investment return and our revenue. We expect the cost of components will continue to gradually decrease. Moreover, newly commercialized PV technologies are expected to further drive down EPC costs and increase the energy output of PV systems, which will further increase the competitiveness of our solar parks and allow solar energy to achieve grid parity in more and more markets.

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Key Metrics

Operating Metrics

We regularly review a number of operating metrics to evaluate our performance, identify trends affecting our business, formulate financial projections and make certain strategic decisions. We consider a solar park operating when it has achieved connection and begins selling electricity to the energy grid.

Operating Nameplate capacity

We measure the electricity-generating production capacity of our renewable energy facilities in nameplate capacity. We express nameplate capacity in direct current (“DC”), for all facilities. The size of our renewable energy facilities varies significantly among the assets comprising our portfolio.

We believe the combined nameplate capacity of our portfolio is indicative of our overall production capacity and period to period comparisons of our nameplate capacity are indicative of the growth rate of our business. The table below outlines our operating renewable energy facilities as of June 30, 2019, and December 31, 2018.

	As of June 30,	As of December 31,
MWs (DC) Nameplate Capacity by Country	2019	2018
Romania	6.1	6.1
Italy	7.9	2.9
Germany	1.1	1.1
Total	15.1	10.1

In addition to the above, as of June 30, 2019, we own an additional 13.9MW of projects that are still under construction.

Megawatt hours sold

Megawatt hours (“MWh”) sold refers to the actual volume of electricity sold by our renewable energy facilities during a particular period. We track kWh sold as an indicator of our ability to realize cash flows from the generation of electricity at our renewable energy facilities. Our kWh sold for renewable energy facilities for the six months ended June, 2019 and 2018, were as follows:

MWhs by Country	2019	2018
Romania	3,066,900	3,493,206
Italy	2,591,299	1,072,568
Germany	524,668	-
Total	6,182,867	4,565,774

Our kWh sold for renewable energy facilities for the three months ended June, 2019 and 2018, were as follows:

MWhs by Country	2019	2018
Romania	1,922,300	2,502,175
Italy	1,969,218	701,840
Germany	413,271	-
Total	4,304,789	3,204,015

	Period Ended March 31,		Year Ended December 31,
MWhs by Country	2019	2018	2018	2017
Romania	1,074.6	991.0	6,797.8	6,676.2
Italy	528.8	370.7	1,951.4	1,950.1
Germany	108.4	-	-	-
Total	1,711.8	1,361.7	8,749.2	8,626.3

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Consolidated Results of Operations

The following table illustrates the consolidated results of operations for the three months ended June 30 2019 and 2018, and for the six months ended June 30, 2019 and 2018:

	For the Three Months Ended June 30 ,		For the Six Months Ended June 30 ,
	2019	2018	2019	2018
Revenues	$933,828	$973,609	$1,303,959	$1,410,699
Cost of revenues	(161,578)	(503,864)	(318,586)	(704,024)
Gross Profit	772,250	469,745	985,373	706,675
Operating Expenses
Selling, general and administrative	1,509,347	310,335	2,051,904	548,935
Depreciation and amortization	318,734	251,258	486,204	389,235
Total Operating Expenses	1,828,081	561,593	2,538,108	938,170
Loss from Operations	(1,055,831)	(91,848)	(1,552,735)	(231,495)
Other Income (Expense)
Interest expense	(1,027,335)	(790,071)	(1,914,709)	(847,017)
Change in fair value of derivative liability	(132,976)	-	(132,976)	-
Gain on bargain purchase	4,172,263	-	4,172,263	-
Total other income (expense)	3,011,952	(790,071)	2,124,578	(847,017)
(Loss) Before Provision for Income Taxes	1,956,121	(881,919)	571,843	(1,078,512)
Provision for Income Taxes	-	-	-	-
Net Loss	$1,956,121	$(881,919)	$571,843	$(1,078,512)

Major Components of Our Results of Operations

For the three months ended June 30, 2019 compared to June 30, 2018 and the six months ended June 30, 2019 compared to June 30, 2018.

We generate our revenue from the sale of electricity from our solar parks. The revenue is either from a Feed in Tariff (Fit) program, Power Purchase Agreement (PPA), or Renewable Energy Credit (RECs)

Operating Revenues, net

Operating revenues, net for the for the three months ended June 30 2019 and 2018, and for the six months ended June 30, 2019 and 2018 were as follows:

	For the Three Months Ended June 30 ,			For the Six Months Ended June 30 ,

Net Revenue, by Country	2019	2018	Change	2019	2018	Change
Italy	$592,659	$325,514	$267,145	$752,929	$498,951	$253,978
Romania	290,924	648,095	(357,171)	478,563	911,748	(433,185)
Germany	50,245	-	50,245	72,467	-	72,567
Total	$933,828	$973,609	$(39,781)	$1,303,959	$1,410,699	$(106,740)

Net revenue decreased for the three and six months ended 2019 compared to 2018, was due to lower production in Romania and offset by the new project acquisitions in Italy. T he lower production in Romania was due to the inverters at one of solar parks not being operational in January of 2019. This was partially offset by Germany revenues which commenced in 2019.

	For the Three Months Ended June 30 ,			For the Six Months Ended June 30 ,
Net Revenue, by Offtake Type	2019	2018	Change	2019	2018	Change
Feed in Tariff	$642,904	$325,514	$317,390	$825,396	$498,951	$326,445
Green Certificates	191,194	358,482	(167,288)	295,800	463,664	(167,864)
Energy O fftake A greements	99,730	289,613	(189,883)	182,763	448,084	(265,321)
Total	$933,828	$973,609	$(39,781)	$1,303,959	$1,410,699	$(106,740)

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Cost of Revenues

We capitalize the equipment costs, development costs, engineering and construction related costs. Our cost of revenues with regards to our IPP solar parks primarily is a result of the asset management, operations and maintenance, as well as tax, insurance, and lease expenses. Certain economic incentive programs, such as FiT regimes, generally include mechanisms that ratchet down incentives over time. As a result, we seek to connect our IPP solar parks to the local power grids and commence operations in a timely manner to benefit from more favorable existing incentives. Therefore, we generally seek to make capital investments during times when incentives are most favorable.

Cost of revenues for the three months ended June 30 2019 and 2018, and for the six months ended June 30, 2019 and 2018 were as follows:

	For the Three Months Ended June 30 ,			For the Six Months Ended June 30 ,
Cost of Revenue, by Country	2019	2018	Change	2019	2018	Change
Italy	$60,595	$31,838	$28,757	$74,027	$64,262	$9,765
Romania	100,983	472,026	(371,043)	244,559	639,762	(395,203)
Germany	-	-	-	-	-	-
Total	$161,578	$503,864	$(342,286)	$318,586	$704,024	(385,438)

Cost of revenue decreased by $ 342,286 from the t hree months ended June 30 2019, compared to 2018. This was due to reduction of operating costs in the Romania plant specific to operations and maintenance cost. Gross profit in Italy was significantly higher than Romania due to the fact that in 2018 Romania had higher costs associated with the sale of energy and green certificates, which decreased the profit margin . There were no operating costs in Germany for the first quarter of 2019 as the projects were recently commissioned and the EPC was still responsible for the operating costs

Cost of revenue decreased by $385,438 from the six months ended June 30 2019, compared to 2018. This was due to reduction of operating costs in the Romania plant specific to operations and maintenance cost. Gross profit in Italy was significantly higher than Romania due to the fact that in 2018 Romania had higher costs associated with the sale of energy and green certificates, which decreased the profit margin . There were no operating costs in Germany for the six months ended June 30, 2019 as the projects were recently commissioned and the EPC was still responsible for the operating costs.

Gross profit

Gross profit is equal to revenue less cost of revenues. Gross profit margin is equal to gross profit divided by revenue. Our gross profit margin depends on a combination of factors, including primarily our revenue model, the geographic distribution of the solar parks, the mix of electricity sold during the reporting period, the costs of services outsourced to third-party contractors and management costs.

Gross profit for the three months ended June 30 2019 and 2018, and for the six months ended June 30, 2019 and 2018 were as follows:

	For the Three Months Ended June 30,			For the Six Months Ended June 30 ,
Gross Profit, by Country	2019	2018	Change	2019	2018	Change
Italy	$532,064	$293,676	$238,388	$678,902	$434,689	$244,213
Romania	189,941	176,069	13,872	234,004	271,986	(37,982)
Germany	50,245	-		72,467	-
Total	$772,250	$469,745	$252,260	$985,373	$706,675	$206,231

Gross profit increased for the three months ended 2019 by $252,690 compared to 2018, which was due to higher sales volume and low cost of revenue in Italy as a result of the new acquisition. In January of 2019, we executed a new operations an d maintenance agreement with Baywa, which lowered our operations and maintenance cost. In 2018 Romania had higher costs associated with the sale of energy and green certificates, which decreased the profit margin. There were no operating costs in Germany for the first quarter as the projects were recently commissioned and the EPC was still responsible for the operating costs.

Gross profit increased for the six months ended 2019 by $206,231 compared to 2018, which was due to higher sales volume and low cost of revenue in Italy as a result of the new acquisition. In January of 2019, we executed a new operations and maintenance agreement with Baywa, which lowered our operations and maintenance cost in Romania. In 2018 Romania had higher costs associated with the sale of energy and green certificates, which decreased the profit margin. There were no operating costs in Germany for the first half of 2019 as the projects were recently commissioned and the EPC was still responsible for the operating costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended June 30 2019 and 2018, and for the six months ended June 30, 2019 and 2018 were as follows:

	For the Three Months Ended June 30th			For the Six Months Ended June 30
	2019	2018	Change	2019	2018	Change
Selling, Gen eral & Admin Expenses	1,509,347	310,335	(1,199,012)	2,051,904	548,935	(1,502,969)
Total	$1,509,347	$310,335	$(1,199,012)	$2,051,904	$548,935	$(1,502,969)

Selling, general and administrative expenses increased from for the three months ended 2019 compared to 2018. This was mainly due to additional stock compensation of $462,738, and accounting and consulting fees of $382,180 related to our audits and Form 10 filings. In addition, in the fourth quarter of 2018, the Company hired a full time General Counsel and Chief Financial Officer.

Selling, general and administrative expenses increased from for the six months ended 2019 compared to 2018. This was mainly due to additional stock compensation of $ 652,189 , and accounting and consulting fees of $ 468,241 related to our audits and Form 10 filings. In addition, in the fourth quarter of 2018, the Company hired a full time General Counsel and Chief Financial Officer.

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Acquisition Costs

As discussed in Note 4. Acquisitions and Dispositions to our consolidated financial statements, the Company acquired four SPVs in April of 2019. These projects were considered business combinations under GAAP and therefore the acquisition costs were expensed and not capitalized. The expenses were included in selling general and administrative expenses.

Acquisition costs were $73,703 for the six months ended June 30, 2019, and consisted, primarily of advisory fees and professional fees for legal and accounting services. There were no acquisition costs incurred for the six months ended June 30, 2018.

Depreciation, Accretion and Amortization Expense

Depreciation, accretion and amortization expense increased by $67,476 for the three months ended June 30, 2019, compared to 2018, primarily as a result of incremental depreciation, accretion and amortization associated with the acquisition of the Italian renewable energy assets in the second quarter of 2019.

Depreciation, accretion and amortization expense increased by $96,969 for the six months ended June 30, 2019, compared to 2018, primarily as a result of incremental depreciation, accretion and amortization associated with the acquisition of the Italian renewable energy assets in the second quarter of 2019.

Interest Expense, Net

	For the Three Months Ended June 30 ,			For the Six Months Ended June 30 ,
	2019	2018	Change	2019	2018	Change
Interest Expense	(1,027,335)	(790,071)	(237,264)	(1,914,709)	(847,017)	(1,067,692)
Total	$(1,027,335)	$(790,071)	$(237,264)	$(1,914,709)	$(847,017)	$(1,067,692)

Interest expense increased for the three months ended June 30, 2019 compared to, 2018, primarily as a result of interest expenses associated with warrant issuance for debt of $85,528. In addition, interest expense increased due to interest on Italy acquisition, which includes third party commission on financing.

Interest expense increased for the six months ended June 30, 2019, compared to 2018, primarily as a result of interest expenses associated with warrant issuance for debt of $162,943. In addition, interest expense increased due to interest on Italy acquisition, which includes third party commission on financing.

Bargain Purchase Gain on Acquisition of Renewable Energy Facilities

In April 2019, PC-Italia-02 S.R.l., a wholly owned subsidiary of Alternus Energy Inc.’s (the “Company”) Netherlands’ subsidiary, completed the acquisition of 100% of the share capital of 4 out of 5 SPVs (Special Purpose Vehicles) the Company planned to purchase under a definitive sale and purchase agreement signed with Risen Energy PV Holding Italy GmbH and Risen Energy (HongKong) Co., Limited. The total acquisition consisted of 7 operating photovoltaic plants located in Italy having a total installed capacity of 5.1 MWs in exchange for approximately $8.1M cash, less $1.5M held back for the acquisition of the 5th SPV, and less $0.4M held in escrow for 2 months from closing against certain tax open items and as a hold back for any unexpected items not found in due diligence . The purchase was treated as business combination, as defined by ASC 805, Business Combinations.

The fair value of the purchase consideration issued to the sellers of the project was allocated to the net assets acquired. The Company accounted for the acquisition as the purchase of a business under U.S. GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $ 9.9 million. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of the project and the results of a fair value assessment that the Company performed.

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The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it was reasonable for a bargain purchase to occur. The main reason for the bargain purchase price was a motivated seller who was looking to exit the business. The seller is manufacture of product for the solar industry and not an operator. Part of their strategy to increase product sales is to develop and construct solar projects. The seller is not a long-term operator like Alternus, so their strategy is to not keep operating assets on their books for the long-term. Also, because of the small size of the operating assets we purchased and the fact that they were spread out across Italy made it more difficult for Risen to manage the assets since they are not an operator. This led to their willingness to sale the assets at a market discount. Subsequent to the acquisition of Risen facility, Alternus Energy signed a letter of intent with Risen to purchase an additional 10MWs of similar solar Projects at a price of 18.5M (euros). The price per MW was 1.85M (Euros) for an uninstalled asset as compared to the 1.35M (euros) they sold the operating asset for. This further supports that the Company position that Risen was a motivated seller and did not want to be an operator. Further, at the time of sale, Alternus has no side agreement or other commitment to purchase any assets from Risen.

Total
Cost of acquisitions
Cash paid for assets	$6,131,004
Total acquisition cost	$6,131,004

Fair value of assets acquired
I nvestment in energy property	9,939,414
Net working capital acquired	384,397
Asset retirement liability	(65,114)
$10,258,697

Gain on bargain purchase	$4,127,693

Liquidity and Capital Resources

Capital Resources

A key element to our financing strategy is to raise the majority of our debt in the form of project specific non-recourse borrowings at our subsidiaries with investment grade metrics. Going forward, we intend to primarily finance acquisitions or growth capital expenditures using long-term non-recourse debt that fully amortizes within the asset’s contracted life, as well as retained cash flows from operations and issuance of equity securities through public markets.

The following table summarizes the total capitalization and debt as of June 30, 2019 and December 31, 2018 :

	As of June 30,	As of December 31,
	2019	2018
Short term line of credit	$72,127	$73,560
Promissory notes related parties	168,641	207,753
Convertible notes related parties	291,540	284,000
Senior secured debt	9,813,400	10,192,602
Promissory notes	13,760,227	13,278,803
Convertible promissory notes	1,669,416	1,097,289
Gross debt	25,775,351	25,134,007
Debt discount	(566,451)	(303,563)
Net Debt	25,208,900	24,830,444
Less current maturities	(14,408,651)	(14,510,204)
Long Term Deb t , net of current maturities	$10,800,249	$10,320,240

Liquidity Position

Given the current level of cash resources, receivables and long-term supply contracts, management believes the Company’s current level of operations is sufficient to mitigate such uncertainty for a period of time for at least a twelve months from the time these financials are available. The working capital deficit for 2019 and 2018 is largely related to the acquisition of long-term assets that are planned to be refinanced with long term debt during 2019. These assets will also provide long term cash flow to the Company.

The Company owns and operates long term renewable assets. At the end of construction, the assets have an estimated useful life of over 30 years, and have offtake agreements to purchase the power generation. An adverse economic condition, would occur if the offtake agreement was cancelled. However, in all of the markets we own projects, the projects can continue to sell the production of energy into the utility marketplace. The monies received from the energy market will cover the cost of operating the assets.

As a result, the accompanying financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

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The following table summarizes corporate liquidity and available capital as of June 30, 2019 and December 31, 2018:

	As of June 30,	As of December 31,
	2019	2018
Cash and cash equivalents	1,491,432	1,026,533
Restricted cash for future acquisitions	-	8,857,966
Available Capital	$1,491,432	$9,884,499

The cash was restricted for the acquisition of the 5MWs of project in Italy that occurred in April of 2019. The Company has executed a term sheet for approximately $15M with a leading European bank to refinance the short term acquisition facility related to the Italian acquisitions. The new financing will recapitalize the existing short term debt and eliminate the working capital deficit.

Financing Activities

Senior secured debt:

In March of 2019, in order to complete additional solar park acquisitions in Italy, the Company entered into certain loan agreement with a third party accredited investor (the “Lender”), in connection with the Company’s Netherlands subsidiary, AE Europe B.V. The loan amount as of June 30, 2019 was $2,893,986 with an interest rate of 12% and a term of twelve months. The proceeds of which were used to pay down existing senior secured debt.

Subscription:

In June of 2019, the Company entered into certain agreements with a third party accredited investor (the “Lender”), in connection with the Company’s Netherlands subsidiary, AE Europe B.V. The loan amount as of June 30, 2019 was $9,806,939 with an interest rate of 7.5% and a term of ten months. The proceeds of which were used to pay down existing senior secured debt.

Related Party Notes:

In February of 2019, the terms under which all cash previously loaned by VestCo Corp., a company owned and controlled by, the Company’s CEO, to the Company to date has been amended and restated under the identical investment transaction terms as described below, pursuant to which the Corporation executed a Securities Purchase Agreement with VestCo Corp. and issued to VestCo Corp. i) a convertible promissory note with a 15% OID, and therefore having a Principal Amount of $291,539, having a two year term, secured behind a third party accredited investor via a US UCC filing on all assets of the Corporation, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.20 per share, and ii) a warrant to purchase up to 619,522 shares of the Corporation’s common stock, exercisable at $0.25 per share or through its cashless exercise provision and having a 4 year term.

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Convertible Promissory Notes:

In February of 2019, the Company entered into a Securities Purchase Agreement with 4 accredited investors (the “Lenders”), in connection with an investment of a total amount of $300,000, and pursuant to which the Company issued i) a convertible promissory note with a 15% OID, having a two year term, secured behind a third party accredited investor via a US UCC filing on all assets of the Company, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.20 per share., and ii) a warrant to purchase shares of the Corporation’s common stock equal to 50% of the total number of shares if the Note is fully converted, divided by the Exercise Price of $0.25, (equal to a total of 750,000 warrants) subject to adjustment as provided therein, exercisable at $0.25 per share or through its cashless exercise provision and having a 4 year term. We recorded a debt discount of $123,805 related to the warrants issued for both the February 2019, related party note and convertible promissory note.

In May of 2019, the Corporation entered into Securities Purchase Agreements with 4 accredited investors (the “Lenders”), in connection with an investment of up to a total amount of $150,000, and pursuant to which the Corporation issued a convertible promissory note with a 15% OID, having a two year term, secured behind an accredited investors via a US UCC filing on all assets of the Corporation, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.25 per share, and a warrant to purchase shares of the Corporation’s common stock equal to 25% of such Lender’s investment divided by the Conversion Price of $0.25, subject to adjustment as provided therein, exercisable at $0.30 per share and having a 3 year term. We recorded $36,000 for the warrant cost allocated to debt discount and $110,118 for the beneficial conversion cost related to the convertible debt.

May of 2019, the Corporation entered into a Securities Purchase Agreement with another accredited investor (the “Lender”), in connection with an investment of $500,000, and pursuant to which the Corporation issued a convertible promissory note accruing 12% interest per annum with bi-annual interest payments, having a two year term, senior in priority to all obligations of the Company other than the Company’s obligations to an accredited investor and its affiliated investment funds, or a similar replacement thereto, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.25 per share.

On September 30, 2015, the Company issued a convertible loan note for $1,000,000 to World Global Assets Pte. Ltd. (WGA), in conjunction with the spin out of WRMT. The note had a three-year term, accrued no interest, and was convertible at a fixed price of $0.20 per share, subject to certain triggers and restrictions. In 2016 a portion of the convertible loan note of approximately $300,000 was assigned to various third parties and is now convertible at market price, with a floor price of $0.20 per share and a maturity date of June 30, 2019. As of June 30, 2019 the remaining principal amount was $244,800. The loan is currently in default.

Debt Service Obligations

We remain focused on refinancing near-term facilities on acceptable terms and maintaining a manageable maturity ladder. We do not anticipate material issues in addressing our borrowings through 2020 on acceptable terms and expect to be able to do so opportunistically based on the prevailing interest rate environment.

The aggregate contractual principal payments of long-term debt due after March 31, 2019, including financing lease obligations and excluding amortization of debt discounts, premiums and deferred financing costs, as stated in the financing agreements, are as follows:

	2019	2020	2021	2022	2023	Thereafter	Total
Gross Debt	14,794,501	4,056,223	2,073,585	248,357	253,450	4,328,051	25,775,351
Debt Discount	(385,850)	(159,417)					(566,451)
Net debt	$14,408,651	$3,896,806	$2,073,585	$248,357	$253,450	$4,328,051	$25,208,900

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Cash Flow Discussion

We use traditional measures of cash flow, including net cash flows from operating activities, investing activities and financing activities to evaluate our periodic cash flow results.

For the Year ended December 31 , 201 8 compared to the Year Ended December 31, 201 7

The following table reflects the changes in cash flows for the comparative periods:

	For the Year Ended Dec ember 31,
	201 8	201 7	Change
Net cash (used in) provided by operating activities	(285,085	(297,761)	12,676
Net cash (used in) provided by investing activities	(10,114,235	1,237,918	(11,352,153
Net cash provided by (used in) financing activities	11,005,488	(1,155,267)	12,160,755

Net Cash (Used In) Provided By Operating Activities

For the year ended December 31, 2018 net cash used in by operating activities was $285,085 as compared to net cash used in operating activities of $297,761 for the same period in the prior year. The increase in operating cash flow was primarily driven by the sale of RECs in 2018.

Net Cash (Used In) Provided by Investing Activities

For the year ended December 31, 2018 was ($10,114,235), which was primarily due to: (i) $6,871,219 for the acquisition of the 2.2MW of solar parks in Italy; (ii) $7,003,171 for the acquisition and construction of solar parks in Germany; and (iii) offset by the sale of Tre Vallie park in Italy of 3,760,155.

Net Cash Provided by (Used In) Financing Activities

For the year ended December 31, 2018 net cash provided by financing activating increased by $12,160,755 this was due to , which was primarily driven by the proceeds from project debt for the Germany and Italy acquisition, which included the $9,140,166 of restricted cash for the Italy acquisitions.

For the Six Months Ended June 30, 2019 compared to June 30, 2018

The following table reflects the changes in cash flows for the comparative periods:

	For the Six Months Ended June 30,
	2019	2018	Change
Net cash (used in) provided by operating activities	$(2,396,630)	$3,044	$(2,399,674)
Net cash used in investing activities	(6,415,305)	-	(6,415,305)
Net cash provided by financing activities	427,323	54,274	373,049

Net Cash (Used In) Provided By Operating Activities

Net cash used in operating activities for the period ended June 30, 2019 compared to June 30, 2018 decreased primarily due to stock compensation that was booked to prepaid expenses that impacted cash flow from operations of 947,972. Also, the Company had a net loss after adjusting for the bargain purchase of 1.2M

Net Cash Used In Investing Activities

Net cash used in investing activities for the period ended June 30, 2019 compared to June 2018 decreased due to investment in the new Italian solar parks.

Net Cash Provided by (Used In) Financing Activities

Net cash provided by financing activities for the period ended June 30, 2019 compared to June 30, 2018 increased due to proceeds from debt issuance associated with the acquisition of the new Italian solar parks.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements and related footnotes. In preparing these consolidated financial statements, we have made our best estimates of certain amounts included in the consolidated financial statements. Application of accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our critical accounting estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact. Our critical accounting policies are discussed below.

Business Combinations

We account for business combinations by recognizing in the financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in the acquiree at fair value at the acquisition date. We also recognize and measure the goodwill acquired or a gain from a bargain purchase in the business combination and determines what information to disclose to enable users of an entity’s financial statements to evaluate the nature and financial effects of the business combination. In addition, acquisition costs related to business combinations are expensed as incurred. Business combinations is a critical accounting policy as there are significant judgments involved in the allocation of acquisition cost.

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When we acquire renewable energy facilities, we allocate the purchase price to (i) the acquired tangible assets and liabilities assumed, primarily consisting of land, plant, and long-term debt, (ii) the identified intangible assets and liabilities, primarily consisting of the value of favorable and unfavorable rate PPAs and REC agreements and the in-place value of market rate PPAs, (iii) non-controlling interests, and (iv) other working capital items based in each case on their fair values in accordance with ASC 805.

We perform the analysis of the acquisition using the various valuation methodologies of replacement cost approach, or an income approach or excess earnings approach. Factors considered by management in its analysis include considering current market conditions and costs to construct similar facilities. We also consider information obtained about each facility as a result of our pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets and liabilities acquired or assumed. In estimating the fair value, we also establish estimates of energy production, current in-place and market power purchase rates, tax credit arrangements and operating and maintenance costs. A change in any of the assumptions above, which are subjective, could have a significant impact on the results of operations.

The allocation of the purchase price directly affects the following items in our consolidated financial statements:

•	The amount of purchase price allocated to the various tangible and intangible assets, liabilities and non-controlling interests on our balance sheet;

•	The amounts allocated to the value of favorable and unfavorable rate PPAs and REC agreements are amortized to revenue over the remaining non-cancelable terms of the respective arrangement. The amounts allocated to all other tangible assets and intangibles are amortized to depreciation or amortization expense, with the exception of favorable and unfavorable rate land leases and unfavorable rate O&M contracts which are amortized to cost of operations; and

•	The period of time over which tangible and intangible assets and liabilities are depreciated or amortized varies, and thus, changes in the amounts allocated to these assets and liabilities will have a direct impact on our results of operations.

Impairment of Renewable Energy Facilities and Intangibles

Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured as the difference between an asset’s carrying amount and its fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

Impairment of Goodwill

Goodwill is tested annually for impairment at the reporting unit level during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. A reporting unit is either the operating segment level or one level below, which is referred to as a component. The level at which the impairment test is performed requires judgment as to whether the operations below the operating segment constitute a self-sustaining business or whether the operations are similar such that they should be aggregated for purposes of the impairment test.

In assessing goodwill for impairment, we may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of our reporting units are less than their carrying amounts. If we determine that it is not more-likely-than-not that the fair value of our reporting units are less than their carrying amounts, we are not required to perform any additional tests in assessing goodwill for impairment. However, if we conclude otherwise or elect not to perform the qualitative assessment, then we are required to perform the quantitative impairment test.

Depreciable lives of Long-lived Assets

We have significant investments in renewable energy facility assets. These assets are generally depreciated on a straight-line basis over their estimated useful lives which range from 15 to 30 years for our solar generation facilities.

The estimation of asset useful lives requires significant judgment. Changes in our estimated useful lives of renewable energy facilities could have a significant impact on our future results of operations. See Note 2. Summary of Significant Accounting Policies to our consolidated financial statements regarding depreciation and estimated service lives of our renewable energy facilities.

Recently Issued Accounting Standards

See Note 2. Summary of Significant Accounting Policies to our consolidated financial statements for both our year end audited financial statements and as updated in our June 30, 2019 interim financial statements for disclosures concerning recently issued accounting standards.

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ITEM 3. PROPERTIES

Our principal executive offices are located at One World Trade Center, Suite 8500, New York, NY 10007. Our European operations center is located at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland.

As of June 30, 2019, we had 5 leased facilities located in 7 countries. These included five office facilities located in the United States, Ireland, Romania, Germany and the Netherlands, and land leases in Romania, Italy and Germany on which our operating solar parks are situated. Our solar park portfolio consists of an aggregate total of approximately 100 acres of land and rooftop space with a combined capacity of 29MW. All of our facilities are leased, with terms ranging from monthly leases to 25 years.

See the table of our properties in Item 1. Business - Our Portfolio for more details.

The following table provides the location for our most significant facilities, as of June 30, 2019:

Location	Type of Facility
Leased Properties:
New York, NY USA	Office: Corporate Headquarters
Dublin, Ireland	Office: European Operations Center
Romania	Office
Frankfurt, Germany	Office
Schiphol, Netherlands	Office
Romania	Land Lease
Italy	Rooftop and Land Lease
Germany	Rooftop and Land Lease

We believe that all of our facilities are in good condition and are well maintained. Our facilities are used for current operations. For additional information regarding obligations under operating leases, see Note 7, “Commitments and Contingencies,” to our audited Consolidated Financial Statements included elsewhere in this registration statement.

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ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of October 15, 2019, we had 82,892,601 shares of our common stock (Classes A and B) issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock. The table below sets forth such beneficial ownership for:

•	each stockholder that is a beneficial owner of more than 5% of the common stock (based on information that was publicly available or made available to the Company as of October 15, 2019;

•	each director and named executive officer individually; and

•	all directors and executive officers as a group.

The percentage of common stock beneficially owned by each person is based on 82,892,601 shares of Class A and Class B common stock outstanding as of October 15, 2019. Shares of common stock that may be acquired within 60 days following October 15, 2019 pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o Alternus Energy Inc., One World Trade Center, Suite 8500, New York, NY 10007.

Name	Common Stock of Alternus Energy Inc. Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
5% Stockholders:
Growthcap Investments Inc. (1)	50,587,571	38.1%
Telenergia Europe S.R.L. (2)	21,701,784	26.1%
VestCo Corp. (3)	16,947,700	20.4%
Gaia Energy S.R.L. (4)	10,000,000	12.1%
IDC DR Fund LP (5)	9,958,713	10.7%
Jean-Marc O’Brien (6)	5,998,700	7.2%
Directors and Named Executive Officers:
Vincent Browne (7)	70,014,793	51.6%
John Thomas (8)	4,675,000	5.6%
Taliesin Durant (9)	3,000,000	3.6%
Joseph E. Duey	3,000,000	3.6%
John McQuillan	1,175,000	1.4%
Roberto Forlani, Former CTO (2018) and Former CEO (2017) (10)	21,701,784	26.2%
Directors and executive officers as a group (5 persons)	81,864,793	60.4%

___________

*	Represents beneficial ownership of less than 1%.

(1)

Vincent Browne, the Company’s CEO and Chairman of the Board, has sole voting and dispositive power over Growthcap Investments Inc. The address for Growthcap Investments Inc. is 16192 Coastal Highway, Lewes, DE 19958. Includes 5,000,000 shares of Series E Convertible Preferred Stock which converts into 50,000,000 shares of common stock.

(2)

Roberto Forlani, the Company’s former CEO and CTO, has majority voting control and dispositive power over Telenergia Europe S.R.L. The address for Telenergia Europe is Strada Madrigalului 42A, Ap4, Rm2, Bucharest, Romania.

(3)	Vincent Browne, the Company’s CEO and Chairman of the Board, has majority voting and dispositive power over VestCo Corp. The address for VestCo Corp. is 16192 Coastal Highway, Lewes, DE 19958.
(4)	Lorenzo Silvestre has majority voting and dispositive power over Gaia Energy S.R.L. The address for Gaia Energy S.R.L is Xona Asi Aversa Nord, Italy.
(5)

Includes warrants to purchase up to 9,958,713 shares of common stock, exercisable at $0.122 per share for a period of three years from the date of issuance held by IDC DR Fund LP. Eliot Kang has voting and dispositive power over IDC DR Fund LP. The address for IDC DR Fund LP is 1500 Broadway, 704, New York, NY 10036.

(6)

Includes 5,248,700 shares of common stock held directly and warrants to purchase up to 750,000 shares of common stock, exercisable at $0.20 per share for a period of 5 years held indirectly through his wife. The address for Jean-Marc O’Brien is 200 East 89th Street, Apt. 21B, New York, NY 10128.

(7)

Includes 5,000,000 Series E Convertible Preferred Shares that convert into 50,000,000 shares of common stock and 587,571 common shares held indirectly through Growthcap Investments Inc., a company which Mr. Browne has voting and investment control over. Also includes the following held indirectly through VestCo Corp., a company which Mr. Browne has voting and investment control over: i) 15,000,000 Class B common shares, ii) 500,000 common shares, iii) warrants to purchase up to 600,000 shares of common stock, exercisable at $0.20 per share for a period of five years which expires in July of 2021, iv) warrants to purchase up to 619,522 shares of common stock, exercisable at $0.25 per share or through a cashless exercise provision, for a period of four years which expires in February of 2023, and v) 1,457,700 common shares underlying a $291,540 convertible promissory note. Also includes 1,250,000 shares of common stock held indirectly through VestCo I Corp., a company which Mr. Browne has voting and investment control over.

(8)	Includes 3,000,000 shares of common stock held indirectly through Doonbeg Partners LLC, a company which Mr. Thomas has 50% voting and investment control over.
(9)	Includes 3,000,000 shares of common stock held indirectly through DART Business Services LLC, a company which Ms. Durant has sole voting and investment control over.
(10)	Includes 21,701,784 shares of common stock held indirectly through Telenergia Europe S.R.L., a company which Mr. Forlani has voting and investment control over.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our directors and executive officers as of the date of this registration statement. Pursuant to our charter and bylaws, each of our directors will be elected by our stockholders to serve until such director’s successor is duly elected and qualified except as in the case of such director’s earlier death, resignation, retirement, disqualification, removal or incapacity. Subject to any employment agreements, officers serve at the pleasure of our Board of Directors.

Name	Age	Position

Vincent Browne	51	Chairman of the Board, President and Chief Executive Officer
John Thomas	66	Director
John McQuillan	55	Director
Joseph E. Duey	46	Chief Financial Officer
Taliesin Durant	48	General Counsel and Corporate Secretary

Set forth below is a brief account of the business experience of the individuals who currently serve as our directors and executive officers:

Vincent Browne, Chairman of the Board, President and Chief Executive Officer

Mr. Browne has been our Chairman of the Board, President and Chief Executive Officer since September of 2017. Prior to that, from July of 2015 to November of 2018, he served as our Chief Financial Officer and from October of 2015 to December of 2018 he served as our Corporate Secretary. From February of 2013 to March of 2014, he served as our acting Chief Financial Officer, Corporate Secretary and as a Director. Mr. Browne is also the sole director of all of our subsidiaries except Alternus Energy International Limited. Since December of 2016 Mr. Browne has also been the owner and managing director of Power Clouds Holdings Pte. Ltd. and Growthcap Investments Inc., the majority shareholder of our Company. Prior to joining Alternus, commencing in January of 2012 and ending in December of 2016, Mr. Browne served as Chief Executive Officer and Chairman of the Board of Axiologix, Inc. Prior to that, commencing in October of 2008, he served as Chief Executive Officer and Chairman of the Board of Flint Telecom Group, Inc. until December 2012. From 2000 to 2005 Mr. Browne founded a number of technology startups. Prior to this, Mr. Browne was Head of Procurement with Esat Telecom Group, Ireland’s premier competitive telecom operator, quoted on NASDAQ. His formative career was with Siemens Nixdorf in Ireland managing the Products Business Segment with annual revenues in excess of $50 million and 8 years of profitability. Mr. Browne holds a Bachelor of Commerce (Accounting) degree from University College Dublin and is a regular contributor in commercialization of research and technology projects with the Technology and Enterprise Campus at Trinity College Dublin. Mr. Browne was selected to serve as a director in light of his role as Chief Executive Officer, the management perspective he brings to board deliberations and his extensive management experience.

John Thomas, Director

As of February 6, 2018, John Thomas was elected as a member of the Company’s Board of Directors. Mr. Thomas has served in senior operating and management roles in a variety of corporate and public enterprises for over 35 years. Currently, he is Managing Partner of the Doonbeg Group, which he co-founded in 2013. Doonbeg Group is a merchant bank offering advisory services across a wide spectrum of interests. Prior to co-founding the Doonbeg Group, he was a founding partner of Pfife Hudson Group, a boutique investment bank. Prior to that, Mr. Thomas spent 12 years at the Grundstad Maritime Group, a Norwegian holding company with various maritime assets including product tankers and a cruise line, culminating as CEO and President of the Group. He joined Grundstad from Northrop Corporation, where for five years he was responsible for Northrop’s corporate counter trade and offset operations worldwide. Before joining Northrop, Mr. Thomas was Owners Representative for West Africa and Resident Managing Director in Nigeria for Farrell Lines, a US Flag shipping company. He began his African experience as a U.S. Peace Corps Volunteer in The Gambia, West Africa and later transferred to Micronesia. Mr. Thomas graduated with a BS in Business Administration from Manhattan College. Mr. Thomas’ service in senior operating and management roles of other companies, as well as his independence from the Company, led to the conclusion that he should serve as a director of our Company.

John McQuillan, Director

As of December 13, 2018, John McQuillan was elected as a member of the Company’s Board of Directors. He currently serves as Chief Financial Officer of Homecare Direct. Mr. McQuillan also serves as an independent director of the following companies: Grenke Finance Plc, Erinbay Limited, Rectory Way Management Company, Tipperary Crystal Designs Limited, SMCQ Limited, Badagio Limited, Feaz Limited, and a director of one of our subsidiaries, Alternus Energy International Limited, in addition to a number of SPVs associated with his role in HCD Homecare Limited. In 2005, Mr. McQuillan started his own accounting practice in the energy and regulated sectors in addition to audit, assurance and accounting services to a wide range of clients in the SME sector, including professional and financial services. Prior to that Mr. McQuillan worked as Financial Controller of the ESB Group Network Business. Mr. McQuillan trained with KPMG. He is a graduate of Trinity College Dublin. Mr. McQuillan is a fellow of Chartered Accountants Ireland and an Associate of the Chartered Institute of Arbitrators in Ireland. Mr. McQuillan’s service as a director and an executive officer of other companies, including his current service as a Chief Financial Officer, as well as his independence from the Company led to the conclusion that he should serve as a director of our Company.

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Joseph E. Duey, Chief Financial Officer

Joseph E. Duey has been our Chief Financial Officer since October of 2018. Prior to joining Alternus, Mr. Duey served as Chief Financial Officer of Helios Energy Group from August of 2016 through September of 2018, an independent power producer focused on developing, acquiring, owning, and operating clean energy generation. From January 2012 through July of 2016, Mr. Duey served as Chief Financial Officer of Green States Energy, Inc., an independent power producer focused on developing, acquiring, owning, and operating clean energy generation. From June of 2008 to December 2011, Mr. Duey was the Controller for Power Partners, a division of MasTec (MTZ), which constructed wind and solar farms in the United States. Mr. Duey was Vice-President of Finance and General Manager of Allumination Filmworks from September 2005 to June 2008. Mr. Duey joined the Goodrich Corporation (at the time a $5B public company) in August of 2002 to September 2005, where he was the Manager of Consolidations Planning and Analysis which comprised over 40 consolidating entities in 17 countries. From January 2002 to August 2002 he was the Controller at Bran and Luebbe a division of the SPX Corporation (SPX). Mr. Duey’s early career experience was at Arthur Andersen, where he performed external, internal, and operational audits for Fortune 1000 Companies. Mr. Duey received an MBA from the University of Illinois and achieved CPA, CMA, CIA, and CFM designations.

Taliesin Durant, General Counsel and Corporate Secretary

Ms. Durant has been our General Counsel and Corporate Secretary since December of 2018. Prior to December of 2018 she served as President of a boutique legal services firm, DART Business Services LLC, which she founded in March of 2010 to provide general and securities legal services to small public companies. Prior to founding DART, from October of 2008 to February of 2010, she was Chief Legal Officer and Corporate Secretary of Flint Telecom Group, Inc. Prior to this, from June of 2001 to September of 2008, Ms. Durant served as General Counsel and Corporate Secretary for Semotus Solutions Inc. Ms. Durant graduated with a BA in Economics from Connecticut College. Ms. Durant is a member of the California State Bar Association, having earned a Juris Doctor degree at Northwestern School of Law at Lewis and Clark College and completed her final year of law school at Santa Clara University School of Law.

Board Composition

Our business and affairs are managed under the direction of the Board of Directors, which is currently composed of three directors. Under our bylaws, the number of directors shall not be fewer than one. At each annual meeting of stockholders, the directors will be elected to serve until the earlier of their death, resignation, retirement, disqualification, removal or incapacity or until their successors have been elected and qualified. Currently each director is elected until the next annual meeting of stockholders.

Our current and future executive officers serve at the discretion of our Board of Directors. Our Board of Directors may also choose to form certain committees, such as an Audit and Compensation Committee. As of the date hereof, the Board of Directors has not appointed committees due to the limited number of directors currently serving.

Board Committees

The Registrant’s Board of Directors from time to time may appoint directors to serve in committees. As of the date hereof, the Board of Directors has appointed an Audit Committee.

We currently have an audit committee with the composition and responsibilities described below. The members of each committee are appointed by the board of directors and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

On August 19, 2019, the Registrant’s Board of Directors approved the adoption of an audit committee, comprised of the Company’s two independent directors, John P. Thomas and John McQuillan. The Board also approved the Audit Committee’s Charter which gives certain powers and authority to the Audit Committee as further described in the Committee Charter.

Our Audit Committee is responsible for, among other things:

•	selecting the independent auditor;
•	pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent auditor;
•	at least annually, obtaining and reviewing a report of the independent auditors describing the audit firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;
•	at least annually evaluating the qualifications, performance and independence of the independent auditors, including the lead audit partners;
•	discussing the scope of the audit and any problems or difficulties;
•	reviewing and discussing the annual audited and quarterly unaudited financial statements and “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Conditions and Results of Operations” with management and the independent auditor;
•	discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies;
•	discussing policies governing the process by which risk assessment and risk management are to be undertaken;
•	discussing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;
•	discussing with management and the independent auditor the adequacy and effectiveness of the Company’s ethics and compliance program;
•	reviewing internal audit activities and qualifications of the internal audit function;
•	establishing and overseeing procedures for receipt, retention and treatment of complaints received by us regarding accounting, auditing or internal controls and the submission of anonymous employee concerns regarding accounting and auditing;
•	discussing with our general counsel any material government investigations, litigation or legal matters that could reasonably be expected to have a material impact on business or financial statements;
•	approving related party transactions above a certain threshold;
•	reviewing and approving the Company’s decisions to enter into certain swaps and security-based swaps;
•	annually reviewing and assessing the Audit Committee’s performance; and
•	preparing the report required by the SEC to be included in our annual report on Form 10-K or our proxy or information statement.

The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting or other outside advisors as deemed appropriate to perform its duties and responsibilities. A copy of the charter is available on our website at http://alternusenergy.com/corporate-governance/governance-policies. Information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this registration statement.

Board Oversight of Risk Management

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, its Audit committee oversees risk in certain specified areas. In particular, our Audit Committee oversees management of enterprise risks as well as financial risks and effective upon the consummation of this registration will also be responsible for overseeing potential conflicts of interests. Pursuant to the Board of Directors’ instruction, management regularly reports on applicable risks to the Audit committee or the full Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board of Directors and its committees.

Code of Ethics and Business Conduct

Our Board of Directors adopted a code of business conduct and ethics in January of 2019, which applies to all of our directors, officers and employees. Our Code of Conduct is designed to help directors and employees worldwide to resolve ethical issues in an increasingly complex global business environment. The Code of Conduct applies to all directors and employees, including, without limitation, the CEO, the CFO and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Conduct covers a variety of topics, including those required to be addressed by the SEC. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information and compliance with applicable laws and regulations. Directors and employees of the Company receive periodic updates regarding policies governed by and changes to the Code of Conduct. The Code of Conduct is available at our Investor Relations website located at http://alternusenergy.com/invest/governance-policies. We will post amendments to or waivers of the provisions of the Code of Conduct made with respect to any of our directors and executive officers on that website within four business days. The information contained on, or accessible through, our website is not part of this registration statement, and is not incorporated by reference. To date, no amendments to or waivers of the provisions of the Code of Conduct were made with respect to any of our directors or executive officers.

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ITEM 6. EXECUTIVE COMPENSATION

We are a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act. Accordingly, we have omitted certain information called for by this Item as permitted by applicable scaled disclosure rules.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to named executive officers (“NEOs”) of the registrant for all services rendered in all capacities to us for the fiscal years 2017 and 2018:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Vincent Browne, President and Chief Executive Officer and Former Chief Financial Officer (2)	2018	-	-	-		120,000	120,000
	2017		-	-		170,000	170,000

Joseph E. Duey, Treasurer, Chief Financial Officer (3)	2018	30,000	-	112,000			142,000

Taliesin Durant, Secretary and General Counsel (4)	2018	10,000	-	70,000	-	49,000	129,000

Roberto Forlani, Former CTO (2018) and Former CEO (2017) (5)	2018		-	-		249,071	249,071
	2017		-	-		353,728	353,728

___________

(1)

Amounts indicated for “Stock Awards” represent the fair value of the awards at the date of grant as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation,” or ASC 718, without regard to forfeiture assumptions.

(2)

Mr. Browne, through his company, VestCo Corp., and the Company entered into a professional services agreement in July 2015, wherein Mr. Browne was appointed Chief Financial Officer. Mr. Browne was later appointed to the position of President, Chief Executive Officer and Chairman of the Board effective on September 2017. The amounts reported above include professional services fees for services rendered by Mr. Browne.

(3)

Mr. Duey and the Company entered into an employment agreement effective October 1, 2018. The amounts reported above represent $30,000 in salary, Stock Award compensation includes the grant of 1,000,000 shares of common stock on October 1, 2018 ($81,000) and 1,000,000 shares of common stock on December 20, 2018 ($31,000).

(4)

Ms. Durant and the Company entered into an employment agreement effective December 1, 2018. Stock Award compensation includes the grant of 1,000,000 shares of common stock on December 1, 2018. The other compensation amounts reported above represent fees earned for consulting services provided to the Company.

(5)

Mr. Forlani served as President, Chief Executive Officer and Director of the Company until September 2017 and then Chief Technology Officer until November 2018. Mr. Forlani earned fees for his professional services in the amounts of $170,000 and $110,000 for 2017 and 2018, respectively. Telenergia S.r.l., a company owned and controlled by Mr. Forlani, also earned $183,728 and $139,070 in 2017 and 2018, respectively, for operations and maintenance services provided to the Company’s subsidiaries located in Romania. Mr. Forlani received $110,000 pursuant to a settlement agreement in 2018, which is disclosed under “All Other Compensation” above. The settlement cancelled $145,000 of professional services that were outstanding and $10,344 of a note outstanding.

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Narrative Disclosure to Summary Compensation Table

Mr. Browne:

In July 2016, the Company entered into a new Professional Consulting Agreement (“PCA”) with VestCo Corp., a company owned and controlled by Vincent Browne, our CEO and Chairman of the Board, as well as CFO at the time, which superseded and replaced the previous PCA previously entered into with VestCo. The initial term of the PCA is three years with automatic renewal for additional three year terms. As consideration for the continuation of the services, the Company agreed to pay a quarterly base fee of $45,000, a potential cash bonus of 2% of base fees, and the extension of the term of his existing warrants to purchase up to a total of 600,000 shares vested as of July of 2016 exercisable at $0.20 per share and having a 5 year term from July of 2016. Additional warrants were also issued as part of this PCA, but subsequently cancelled by VestCo effective as of December 2016. In addition, the PCA provided that during the term of the PCA, the Board of Directors would use its best efforts to have Mr. Browne remain appointed as a member of the Company’s Board of Directors. In September 2017, Mr. Browne was appointed as the Company’s Chief Executive Officer and Chairman of the Board. On November 7, 2017, the quarterly base fees under the PCA were reduced to $30,000 per quarter.

The Company may terminate the PCA for “Cause.” In the PCA, “Cause” is defined as: (a) a breach of fiduciary duty by VestCo to the Company or its Board of Directors; (b) acts or omissions constituting gross negligence, recklessness or willful misconduct by VestCo with respect to VestCo’s obligations or otherwise relating to the business of Company; (c) VestCo’s material breach of this Agreement; (d) VestCo’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; and (e) VestCo’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors. In the event of termination by the Company of the PCA without cause or by VestCo for “Good Reason,” VestCo is entitled to receive all outstanding base fees earned to the date of termination, and a termination payment equal to the remaining years and/or quarters of the current base fees that are due pursuant to the terms of the PCA. VestCo will be deemed to have resigned for “Good Reason” in the following circumstances: (a) Company’s material breach of the PCA; (b) VestCo’s position and/or duties are so materially modified that VestCo’s duties are no longer consistent with Mr. Browne performing as Executive; (c) VestCo no longer reports to the Chairman and CEO; Mr. Browne’s current seat on the Board of Directors is eliminated.

Pursuant to the PCA, VestCo is subject to the following restrictive covenants: (i) non-competition during the term of the PCA, (ii) non-solicitation of customers for one year after termination of the PCA, and employees for two years after termination of the PCA, and (iii) perpetual confidentiality.

NEO Employment Agreements:

As of October 1, 2018, the Company and Mr. Duey entered into an employment agreement. As of December 1, 2018, the Company and Ms. Durant entered into an employment agreement. Under each employment agreement, the Company agreed to pay (i) a monthly base salary of $10,000, (ii) a potential cash bonus of up to 100% of base salary, based on the NEO achieving certain milestone deliverables and the Company achieving specific operating objectives and based on reasonable specific performance targets, (iii) the issuance of 1,000,000 shares of restricted common stock and (iv) an additional 1,000,000 shares of restricted common stock through the Company’s Stock Incentive Plan, based on the NEO achieving certain milestone deliverables and the Company achieving specific operating objectives based on reasonable specific performance targets. The employment agreements each have an initial term of 3 years and renew month to month thereafter.

The Company may terminate such employment agreements for “Cause,” which is defined as any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than 30 days following written notice of such failure or negligence. If the employment agreement is terminated early without cause by the Company within the initial term, the NEO shall receive severance pay equal to 6 months base salary. If the NEO terminates the employment agreement for any reason during the initial term, all Company stock issued to the NEO as of the termination date shall automatically be returned to the Company.

Pursuant to the employment agreements, NEOs are subject to the following restrictive covenants: (i) non-competition during the employment term and for six months post-employment, (ii) non-solicitation of customers, employees, independent contractors and others during the employment term and for two years post-employment, (iii) assignment of inventions to the Company, and (iv) perpetual confidentiality.

Former NEO and Former Director: Mr. Forlani:

On November 12, 2015, the Company entered into a Professional Consulting Agreement with Mr. Forlani, which was subsequently assigned to Telenergia Europe S.r.l., a company controlled by Mr. Forlani (“TES”), effective as of January 1, 2016, having an initial term of 3 years with automatic renewal for additional 3 year terms thereafter, pursuant to which, as amended, Mr. Forlani was appointed as the Company’s Chief Technology Officer, as well as a member of the Company’s Board of Directors. As consideration for such services, commencing January 1, 2016 the Company agreed to pay a quarterly base fee of $45,000 to Mr. Forlani, a potential cash bonus of 2% of adjusted annual earnings, to be applied at December 31, 2016 and each year thereafter. On November 7, 2017, Roberto Forlani, executed an amendment whereby the fees were reduced to $120,000 per year. Mr. Forlani resigned as CTO effective August 19, 2018. In October 2018, the Company entered into a settlement agreement with Roberto Forlani and TES, whereby the Company agreed to pay $100,000 to TES in settlement of all amounts due and owed to Mr. Forlani and TES. Mr. Forlani resigned as a Director in November 2018.

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2019 Stock Incentive Plan

On June 14, 2019, the Board of Directors and the holders of 58% of the Company’s outstanding common stock approved the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock grants, and stock units (collectively, the “Awards”). Awards may be granted under the 2019 Plan to our employees, directors and consultants (collectively, the “Participants”). The maximum number of shares of common stock available for issuance under the 2019 Plan is 22,500,000 shares. The shares of common stock subject to stock awards granted under the 2019 Plan that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the 2019 Plan and be available for issuance under the 2019 Plan. To date, no Awards have been granted.

In the event of a corporate transaction or a change of control, outstanding Awards under the 2019 Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such Awards, then (a) any stock awards that are held by individuals performing services for the Company immediately prior to the effective time of the transaction will become fully vested and exercisable and will be terminated if not exercised prior to the effective date of the transaction, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the transaction.

The 2019 Plan is scheduled to terminate at our 2027 Annual Meeting of Stockholders. The termination of the 2019 Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Award previously granted under the 2019 Plan without the Participant’s consent, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule. No Awards shall be granted under the 2019 Plan after the Plan’s termination. An amendment of the 2019 Plan shall be subject to the approval of our stockholders only to the extent such approval is otherwise required by applicable laws, regulations or rules.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2018 and 2017:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION or WARRANT AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options or Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options or Warrants (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option or Warrant Exercise Price ($)	Option or Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vincent Browne	600,000	-	-	$0.20	7/24/2021	-	-	-	-
Taliesin Durant	50,000	-	-	$0.20	7/18/2019	-	-	-	-

Options Exercised and Stock Vested

During fiscal years 2017 and 2018, there were no exercises of warrants by any of the NEOs.

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Compensation of Directors

The table below summarizes all compensation awarded to, earned by, or paid to our directors for all services rendered in all capacities to us for the fiscal years 2017 and 2018:

DIRECTOR COMPENSATION
Name	Fiscal Year	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Vincent Browne (2)	2018	-	-	-	-	-	-
	2017	-	-	-	-	-	-
John Thomas (3)	2018	40,000	70,000	-	-	240,000	350,000
John McQuillan	2018	-	10,500	-	-	-	10,500
Roberto Forlani	2018	-	-	-	-	-	-
Former Director (2)	2017	-	-	-	-	-	-

____________

(1)	Stock Award values are reflective of the total fair value, regardless of vesting conditions for earning the awards, for grants received during the applicable fiscal year.

(2)

Neither Mr. Browne nor Mr. Forlani received compensation for their services as directors distinct and separate from any compensation described under ”—Executive Compensation” above. Mr. Forlani resigned as a director in November 2018.

(3)

Amounts shown for All Other Compensation reflect fees (in the form of both cash ($30,000) and stock (valued at $210,000) paid to Doonbeg Partners LLC, a company owned and controlled by Mr. Thomas, for consulting services provided to the Company.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Stock Exchange Agreement – Class B Common Stock

On October 9, 2019 a Stock Exchange Agreement was entered into by and among Company and VestCo Corp. (“VestCo”), a company owned and controlled by Vincent Browne, our Chairman and CEO, whereby VestCo returned 15,000,000 shares of ALTN common stock, which were cancelled and returned to the total authorized but unissued shares of Class A common stock of the Company, in exchange for 15,000,000 shares of Class B Common Stock of the Company. See Description of Registrant’s Securities below for more details on the terms and conditions of the Class B Common Stock.

Stock Exchange Agreement - Series E Convertible Preferred Stock

On August 19, 2019 a Stock Exchange Agreement was entered into by and among the Company and its majority shareholder, Growthcap Investments Inc. (“GII”), which is owned and controlled by our Chairman and CEO, Vincent Browne, whereby GII returned 50,000,000 shares of our common stock, which were cancelled and returned to the total authorized but unissued shares of common stock of the Company, in exchange for 5,000,000 shares of Series E Convertible Preferred Stock of the Company. See Description of Registrant’s Securities below for more details on the terms and conditions of the Series E Convertible Preferred Stock.

Related Party Notes

During the year ended December 31, 2017, the Company issued a $100,000 convertible promissory note to Mr. Vincent Browne, the Chief Executive Officer of the Company (CEO), and a $100,000 convertible promissory note to VestCo Corp., a company controlled by the CEO, in exchange for $200,000 cash to be provided to the Company as required for working capital purposes. The notes accrue 10% annual interest and are convertible into shares of restricted common stock at $0.20 per share, at the noteholder’s option. In February of 2019, the terms under which all cash previously loaned by VestCo Corp. to the Company to date was amended and restated pursuant to a Securities Purchase Agreement with VestCo Corp. and issued to VestCo Corp. i) a convertible promissory note with a 15% OID, and therefore having a Principal Amount of $291,539.54, having a two year term, secured behind a third party accredited investor via a US UCC filing on all assets of the Corporation, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.20 per share, and ii) a warrant to purchase up to 619,522 shares of the Corporation’s common stock, exercisable at $0.25 per share or through its cashless exercise provision and having a 4 year term.

Mr. Browne also owns and controls Power Clouds Holdings Pte. Ltd., a Singapore company (“PCH”). PCH has advanced $207,753 to the Company which amount has not yet been repaid. As of June 30, 2019 this advance from PCH was short term in nature and non-interest bearing, and included in accounts payable in the financial statements.

During the twelve months ended December 31, 2017, the Company also issued a $100,000 convertible promissory note to Mr. Browne in exchange for $100,000 cash provided to the Company as required for working capital purposes. The note accrues 10% annual interest and is convertible into shares of restricted common stock at $0.20 per share, at the noteholder’s option, and is repayable upon demand. As the conversion price was above the market price at the time of at the time of issuance of the note no beneficial costs were recorded. As at June 30, 2019, $25,500 was due under loan notes issued to the CEO.

During the year ended December 31, 2017 the Company repaid $203,031 to Mr. Roberto Forlani, the former Chief Technical Officer (CTO), representing $186,120 in principal and interest of $16,911.

During the year ended December 31, 2017 the Company issued to Gaia a $1,395,680 unsecured promissory note, accruing no interest and having a maturity date of December 31, 2017, and a promissory note of $536,800 to be paid in cash by the Company or its subsidiaries by no later than June 30, 2017, as part of the consideration for the acquisition of Tre Valli Energia S.R.L. As part of this transaction, the Company also issued a total of 10 million shares of restricted common stock to Gaia, making Gaia a related party upon the closing of the transaction due to its resulting beneficial ownership of approximately 15% of the Company’s total issued common stock. (See notes 6 to our consolidated financial statements). During the year ended December 31, 2017 the Company paid $429,440 to Gaia. As at December 31, 2017, $1,679,806 was due under the notes. On April 3, 2018 Gaia filed an Arbitration Application with the Arbitration Chamber of Milan, Italy, against PC-Italia-01, requesting the appointment of an arbitrator and demanding the unwinding of the above transaction due to the delay in payment of the remaining amounts due to Gaia. This matter was settled in 2018 (see note 9 to our consolidated financial statements).

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On September 30, 2015, the Company issued a convertible loan note for $1,000,000 to World Global Assets Pte. Ltd. (“WGA”), a related party at the time of the transaction due to WGA being controlled by our former CEO at the time. The note had a three-year term, accrued no interest, and was convertible at a fixed price of $0.20 per share, subject to certain triggers and restrictions. The Company can repay the note at any time without penalty. As the conversion price was above the market price at the time of issuance, no beneficial conversion cost was recorded. In 2016 a portion of the convertible loan note of approximately $300,000 was assigned to various third parties and is now convertible at market price, with a floor price of $0.20 per share and a maturity date of June 30, 2019. Another portion of this note in the amount of approximately $492,000 was assigned to various third parties, is not convertible and includes a maturity date of December 31, 2020. The remainder of the note was forgiven by WGA. As a result of the above assignments and the forgiveness of the remainder of the note by WGA, a related party, we booked a contribution to Additional Paid in Capital of $173,352 as gain on forgiveness of debt in the year ended December 31, 2015. As of December 31, 2018, the total convertible promissory note of $754,067 relates to $244,800 three year note and $509,267 five year note due under the assigned notes. As of December 31, 2017, the total convertible promissory note of $769,367 relates to $260,100 three year note and $509,267 five year note due under the assigned notes.

Consulting Services Agreements Involving the Company’s Directors and Executive Officers

Mr. John Thomas is a director of the Company and also the owner and managing director of Doonbeg Partners LLC. The Company contracted with Doonbeg in June of 2017 to provide certain consulting services to the Company for compensation of $20,000 in 2017 and $240,000 in 2018, consisting of cash and stock. The consulting agreement with Doonbeg terminated on June 28, 2019. See Item 6: Director Compensation for more information.

Roberto Forlani was a former director and the former CTO of the Company during 2017 and 2018. Mr. Forlani also owns and controls Telenergia Europe S.r.l. (“TES”), a solar park operation and maintenance company. The Company contracted with TES to provide operation and maintenance services to the Company’s subsidiaries located in Romania for $222,758 in 2017 and $165,583 in 2018. In October of 2018, the Company entered into a settlement agreement with Mr. Forlani and TES whereby the Company agreed to pay $100,000 to TES in settlement of all amounts due and owed to the CTO and TES.

Director Independence

Though we are not currently listed on a national securities exchange, we intend to adhere to the corporate governance standards adopted by the NYSE. The Board of Directors has considered the independence of our directors pursuant to the listing standards of the NYSE to evaluate whether each director has a material relationship with the Company. The NYSE listing standards identify a list of relationships with the Company that would prevent the Board of Directors from determining that a director is independent from the Company. In addition, the SEC and the NYSE have implemented certain additional independence standards for board committee membership.

Based on this review, the Board has determined that each of Messrs. Thomas and McQuillan is independent pursuant to the listing standards of the NYSE. Accordingly, a majority of the members of the current board are independent.

ITEM 8. LEGAL PROCEEDINGS

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights and obligations under business contracts and promissory notes.

While the outcome of legal proceedings cannot be predicted with certainty, we do not expect that any proceedings will have a material effect upon our financial condition or results of operations. However, it is possible that an unfavorable resolution of a proceeding could materially and adversely affect our future operating results or financial position in a particular period. Based on our experience, management believes that the damages amounts claimed in a case are not a meaningful indicator of the potential liability. Claims, suits, investigations and proceedings are inherently uncertain and it is not possible to predict the ultimate outcome of cases.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We are a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act. Accordingly, we have omitted certain information called for by this Item as permitted by applicable scaled disclosure rules

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Market Price of our Common Equity

Our common stock is currently quoted on the OTC Pink stock market, under the symbol “ALTN.” Trading in our common stock is limited.

The following table sets forth the high and low bid prices of our common stock during the last two fiscal years and any subsequent quarterly interim period (from March 31, 2017 to June 30, 2019). These prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High Bid	Low Bid
Fiscal year ending December 31, 2019:
June 30, 2019	$0.58	$0.0 6
March 31, 2019	$0.17	$0.03
Fiscal year ended December 31, 2018:
December 31, 2018	$0.14	$0.02
September 30, 2018	$0.15	$0.06
June 30, 2018	$0.15	$0.05
March 31, 2018	$0.20	$0.07
Fiscal year ended December 31, 2017:
December 31, 2017	$0.15	$0.08
September 30, 2017	$0.13	$0.02
June 30, 2017	$0.17	$0.05
March 31, 2017	$0.21	$0.06

Stockholders

As of June 30, 2019, there were 126 stockholders of record of our common stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future.

Additionally, our ability to pay dividends on our common stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions under the terms of current and any future agreements governing our indebtedness. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with covenants in our current and future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our Board of Directors deems relevant.

In addition, since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings, cash flow and ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution of profits from the operating subsidiaries to us as the parent company.

Equity Compensation Plans

2019 Stock Incentive Plan

On June 14, 2019, the Board of Directors and the holders of 58% of the Company’s outstanding common stock approved the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, stock grants, and stock units (collectively, the “Awards”). Awards may be granted under the 2019 Plan to our employees, directors and consultants (collectively, the “Participants”). The maximum number of shares of common stock available for issuance under the 2019 Plan is 22,500,000 shares. The shares of common stock subject to stock awards granted under the 2019 Plan that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the 2019 Plan and be available for issuance under the 2019 Plan. To date, no Awards have been granted.

In the event of a corporate transaction or a change of control, outstanding Awards under the 2019 Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such Awards, then (a) any stock awards that are held by individuals performing services for the Company immediately prior to the effective time of the transaction will become fully vested and exercisable and will be terminated if not exercised prior to the effective date of the transaction, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the transaction.

The 2019 Plan is scheduled to terminate at our 2027 Annual Meeting of Stockholders. The termination of the 2019 Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Award previously granted under the 2019 Plan without the Participant’s consent, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule. No Awards shall be granted under the 2019 Plan after the Plan’s termination. An amendment of the 2019 Plan shall be subject to the approval of our stockholders only to the extent such approval is otherwise required by applicable laws, regulations or rules.

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ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The following table sets forth our sales of unregistered securities during the fiscal years 2016, 2017 and 2018, and for the subsequent period ending June 30, 2019:

Date of Issuance	Number of Shares Issued (Cancelled)	Class of Securities	Value of Shares issued at issuance	Individual/ Entity Shares were issued to (entities also have the individual with voting / investment control disclosed)	Consideration Received	Exemption
3/8/16	50,000	Common	0.03	E.R.C. Energie Rinnovabili Consulting S.r.l. / Antonio Barabina	Business Development Services equal to $1,500 based on the market price on the date of issuance	Reg. D Exempt
7/18/16	1,000,000	Common	0.10	Francesco Messina	Business Development Services equal to $100,000 based on the market price on the date of issuance	Reg. S Exempt
7/18/16	500,000	Common	0.10	Nicola Greico	Business Development Services equal to $50,000 based on the market price on the date of issuance	Reg. S. Exempt
7/26/16	4,200,000	Common	0.09	Gaia Energy S.r.l. / Lorenzo Silvestre	Acquisition of Italian company, Tre Vallie Energia SRL equal to $378,000 based on the market price on the date of issuance	Reg. S. Exempt
8/29/16	6,000,000	Common	0.09	VestCo Corp. / Vincent Browne	Executive Professional Services equal to $540,000 based on the market price on the date of issuance	Reg. D Exempt
9/23/16	300,000	Common	0.13	Fox Avon Marketing Group / Andrew Austin	Marketing Services equal to $39,000 based on the market price on the date of issuance	Reg. D Exempt
10/4/16	(30,000,000)	Common	0.12	Power Clouds Holdings Pte. Ltd. / Fabio Galdi	Stock Exchange: 30,000,000 shares of Preferred Stock equal to ($30,000) based on par value of the common stock	Reg. S. Exempt
10/4/16	30,000,000	Preferred	0.12	Power Clouds Holdings Pte. Ltd. / Fabio Galdi	Stock Exchange: Return & Cancellation of 30,000,000 shares of common stock equal to $30,000 based on par value of the preferred stock	Reg. S. Exempt
2/8/17	74,627	Common	0.13	Eurasian Capital / Jeff Stone	Investor Relations Services equal to $9,701.51 based on the market price on the date of issuance	Reg. D Exempt
4/1/17	5,800,000	Common	0.09	Gaia Energy Srl/ Lorenzo Silvestre	Acquisition of Italian company, Tre Vallie Energia S.R.L. equal to $522,000 based on the market price on the date of issuance	Reg. S Exempt

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Date of Issuance	Number of Shares Issued (Cancelled)	Class of Securities	Value of Shares issued at issuance	Individual/ Entity Shares were issued to (entities also have the individual with voting / investment control disclosed)	Consideration Received	Exemption
8/24/17	50,000	Common	0.05	ERC Energie/ A. Barabino	Business Development Services equal to $2,500 based on the market price on the date of issuance	Reg D Exempt
8/25/17	75,000	Common	0.07	Eurasian Capital/ Jeff Stone	Investor Relations Services equal to $5,250 based on the market price on the date of issuance	Reg D Exempt
5/2/18	250,000	Common	0.05	PCG Advisory / Jeff Ramson	Investor Relations Services equal to $12,500 based on the market price on the date of issuance	Reg D Exempt
11/15/18	1,000,000	Common	0.06	Joseph Duey	Chief Financial Officer Services equal to $60,000 based on the market price on the date of issuance	Reg D Exempt
11/20/18	1,000,000	Common	0.07	John Thomas	Board Member Services equal to $70,000	Reg D Exempt
11/20/18	3,000,000	Common	0.07	Doonbeg Capital / John Thomas	Business Development Services equal to $210,000 based on the market price on the date of issuance	Reg D Exempt
11/27/18	(30,000,000)	Preferred	0.07	Power Clouds Holdings Pte. / Vincent Browne	Automatic Conversion into common stock equal to ($30,000) based on par value of the preferred stock	Reg S Exempt
11/27/18	30,000,000	Common	0.07	Power Clouds Holdings Pte. / Vincent Browne	Return & Cancellation of 30,000,000 shares of preferred stock equal to $30,000 based on par value of the common stock	Reg S Exempt
12/10/18	1,000,000	Common	0.02	Taliesin Durant	Executive Incentive equal to $20,000 based on the market price on the date of issuance	Reg D Exempt
12/10/18	500,000	Common	0.02	Cloudfield Co. / Harry Wolkenfelt	Business Development Services equal to $10,000 based on the market price on the date of issuance	Reg S Exempt
12/20/18	500,000	Common	0.03	John McQuillan	Board Member Services equal to $15,000 based on the market price on the date of issuance	Reg D Exempt
12/20/18	1,000,000	Common	0.03	Joseph Duey	Executive Incentive equal to $30,000 based on the market price on the date of issuance	Reg D Exempt
12/20/18	1,000,000	Common	0.03	SC Oresi Energy / Ovidiu Flaviu	Business Development Services equal to $30,000 based on the market price on the date of issuance	Reg S Exempt
1/7/2019	2,000,000	Common	0.03	Jean-Marc O’Brien	Advisory Services equal to $60,000 based on the market price on the date of issuance	Reg D Exempt
1/7/2019	1,000,000	Common	0.03	Joseph Duey	Executive incentive equal to $30,000 based on the market price on the date of issuance	Reg D Exempt

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Date of Issuance	Number of Shares Issued (Cancelled)	Class of Securities	Value of Shares issued at issuance	Individual/ Entity Shares were issued to (entities also have the individual with voting / investment control disclosed)	Consideration Received	Exemption
1/7/2019	1,000,000	Common	0.03	Taliesin Durant	Executive Incentive equal to $30,000 based on the market price on the date of issuance	Reg D Exempt
1/7/2019	150,000	Common	0.03	Gita Shah	Employee Incentive equal to $4,500 based on the market price on the date of issuance	Reg S Exempt
1/9/2019	310,876	Common	0.03	Ardour Capital: Kerry Dukes; Walter V. Nasdeo; Jean-Marc O’Brien; Brian J. Greenstein	Financial Advisory Services equal to $9,326.28 based on the market price on the date of issuance	Reg D Exempt
1/9/2019	3,500,000	Common	0.03	John Gildea Consultancy Ltd. / John Gildea	Investor Relations Services equal to $105,000 based on the market price on the date of issuance	Reg S Exempt
1/17/2019	100,000	Common	0.09	Ionela Cainaru	Employee Incentive equal to $9,000 based on the market price on the date of issuance	Reg S Exempt
1/31/2019	5,000	Common	0.148	David Yakerson	Consulting Services equal to $740 based on the market price on the date of issuance	Reg D Exempt
2/28/2019	10,000,000	Common	0.09	VestCo Corp. / Vincent Browne	Executive Incentive equal to $900,000 based on the market price on the date of issuance	Reg D Exempt
3/29/2019	675,000	Common	0.07	John Thomas	Board Member Services equal to $47,250 based on the market price on the date of issuance	Reg D Exempt
3/29/2019	675,000	Common	0.07	John McQuillan	Board Member Services equal to $47,250 based on the market price on the date of issuance	Reg S Exempt
3/29/2019	2,500,000	Common	0.07	VestCo Corp. / Vincent Browne	Chairman of the Board Services equal to $175,000 based on the market price on the date of issuance	Reg D Exempt
5/23/2019	100,000	Common	0.16	Austine George	Consulting Services equal to $16,000 based on the market price on the date of issuance	Reg S Exempt
5/23/2019	150,000	Common	0.16	JMR Consultant	Consulting Services equal to $24,000 based on the market price on the date of issuance	Reg S Exempt

Each of the securities offerings or transactions described above was made to officers or directors of the Company and was exempt from registration under Regulation S, Regulation D or Section 4(a)(2) of the Securities Act. The shares issued in these transactions were restricted (i.e., not freely tradable), and the certificates evidencing such shares contained a legend (1) stating that the shares have not been registered under the Securities Act, and (2) setting forth or referring to the restrictions on transferability and sale of the shares under the Securities Act.

57

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a description of the material terms of our certificate of incorporation and bylaws as each was in effect as of the date of this Registration Statement .

General

The following summary includes a description of material provisions of our capital stock.

Authorized Capital Stock

The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, which shall consist of (i) Four Hundred Fifty Million (450,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) Fifty Million (50,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock") of which there are 5,000,000 shares of Series E outstanding .

The following summarizes the important provisions of our capital stock.

Common Stock

1. Designation. An aggregate of Four Hundred Thirty Five Million (435,000,000) shares of the authorized Common Stock shall be designated as Class A Common Stock, and Fifteen Million (15,000,000) shares of the authorized Common Stock shall be designated as Class B Common Stock, $0.001 par value each. All issued shares of Common Stock, whether outstanding on the date hereof or issued hereinafter, shall be designated as Class A Common Stock, except that all shares issued or to be issued by the Company to VestCo in connection with the transactions contemplated by that certain Stock Exchange Agreement dated October 9, 2019 shall be designated as Class B Common Stock. Notwithstanding the foregoing, each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock upon the earlier of (i) the surrender to the Company by the holder thereof of such share of Class B Common Stock for voluntary conversion or (ii) the transfer or sale of such share of Class B Common Stock to any person other than one of VestCo’s affiliates.

2. Voting. The holder of each share of Class A Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of Class B Common Stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote. The holder of each share of Class B Common Stock shall be entitled to five votes for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of Class A Common Stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote.

3. Except as set forth above, the rights of the holders of Class A Common Stock and Class B Common Stock shall be identical.

Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Board of Directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the Nevada Revised Statutes, as amended (the “NRS”). The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our Company.

We previously designated Series A, B, C and D Preferred Stock; all such shares that were issued thereunder have been retired.

  Series E Convertible Preferred

On August 19, 2019 the Company authorized and issued 5,000,000 shares of Series E Convertible Preferred Stock, $0.001 par value per share. The Series E Convertible Preferred, with respect to dividends, rank pari passu with the Common Stock, and with respect to distributions upon liquidation, dissolution or winding up of the Company, rank senior to the Common Stock and junior to any other series of Preferred Stock. The Series E Preferred convert into a total of 50,000,000 common shares and vote on an as-converted basis with the common stock. Each share of Series E Preferred may be converted into common stock at any time at the option of the Holder, and shall automatically convert to common stock on the date on which the Company’s common stock is uplisted to a national stock exchange (either the New York Stock Exchange or Nasdaq Stock Market), for a full conversion of all issued and outstanding shares of Series E Preferred into a maximum potential total of 50,000,000 shares of common stock. The Series E are not redeemable.

Anti-Takeover Effects of Nevada Law

The State of Nevada, where we are incorporated, has enacted statutes that could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. We have not opted out of these statutes.

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or the “NRS”, generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of four years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors before such person became an interested stockholder or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after becoming an interested stockholder if:

•

the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

•	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

58

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within ten days of the acquisition to provide that the “control share” statute does not apply to the corporation or to the types of existing or future stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds, become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Amendment to Certificate of Incorporation and Bylaws

The NRS provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended, altered, or repealed by a majority vote of our Board of Directors.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the NRS, and our amended and restated bylaws provide that we indemnify them to the fullest extent permitted by such law. We entered into indemnification agreements with our current directors and executive officers prior to the completion of this registration and expect to enter into a similar agreement with any new directors or executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Cleartrust, LLC.

Listing

Our common stock is currently quoted on the OTC PINK marketplace under the symbol “ALTN.”

59

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 78.7502 of the Nevada Revised Statutes (“NRS”), we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Our amended and restated certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the NRS and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We entered into indemnification agreements with each of our current directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We also intend to purchase and maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 15, “Financial Statements and Exhibits.”

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

60

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	The following financial statements are being filed as part of this registration statement.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Alternus Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Alternus Energy, Inc. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

We have served as the Company’s auditor since October, 2017.

New York, NY

June 26, 2019

F-2

ALTERNUS ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 and 2017

	December 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$1,026,533	$130,366
Accounts receivable, trade	307,307	275,111
Other receivable, sale of asset	531,717	-
Unbilled energy incentives earned	164,687	652,468
Prepaid expenses and other current assets	334,078	365,485
Taxes recoverable	178,995	30,521
Total Current Assets	2,543,317	1,453,951

Investment in Energy Property and Equipment, Net	14,739,767	8,240,229
Construction in Process	6,979,080	-

Intangible Assets, Net	-	4,553,941
Restricted cash for future acquisitions	8,857,966	-

Total Assets	$33,120,130	$14,248,121

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,696,200	$963,378
Contingent amounts payable under earn-out agreement	-	1,795,665
Promissory notes including convertible notes, current portion	14,510,204	2,492,001
Capital leases, current portion	85,325	85,205
Derivative liability	338,861	-
Taxes payable	27,450	119,144
Total Current Liabilities	16,658,040	5,455,392

Promissory notes including convertible notes, net of current portion and debt discount	10,320,240	1,467,902
Capital leases, net of current portion	1,032,453	1,154,027
Asset retirement obligation	75,031	20,528
Deferred amounts payable for acquisitions		20,998
Total Liabilities	28,085,765	8,118,847

Commitments and Contingencies

Shareholders’ equity
Series D convertible preferred stock, $0.001 par value; 50,000,000 shares authorized and 30,000,000 were issued, and outstanding in 2017	-	30,000
Common stock, $0.001 par value; 450,000,000 shares authorized, 110,726,725 and 71,476,725 shares issued and outstanding as of December 31, 2018 and December 31, 2017 respectively.	110,727	71,477
Additional paid in capital	13,164,601	11,949,748
Other comprehensive income (loss)	(260,424)	205,875
Accumulated deficit	(7,980,539)	(6,127,827)
Total Shareholders’ Equity	5,034,365	6,129,273
Total Liabilities and Shareholders’ Equity	$33,120,130	$14,248,121

See accompanying notes to the consolidated financial statements

F-3

ALTERNUS ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

	December 31, 2018	December 31, 2017
Revenues	$2,592,964	$2,485,869
Cost of revenues	(1,278,614)	(1,265,616)
Gross Profit	1,314,350	1,220,253

Operating Expenses
Selling, general and administrative	1,817,567	970,519
Loss on disposal of investment in energy property	681,421	232,146
Goodwill impairment	-	999,573
Depreciation and amortization	699,573	642,541
Total Operating Expenses	3,198,561	2,844,779
Loss from Operations	(1,884,211)	(1,624,526)

Other Income (Expense)
Interest expense	(1,412,864)	(248,060)
Other income	480	33,000
Gain on bargain purchase	1,623,883	260,198
Total other income (expense)	211,499	45,138
(Loss) before Provision for Income Taxes	(1,672,712)	(1,579,388)
Provision for Income Taxes	(180,000)	-
Net Loss	$(1,852,712)	$(1,579,388)

Basic and diluted loss per share	$(0.02)	$(0.02)

Weighted average shares outstanding:
Basic and diluted	75,195,218	70,147,661

Comprehensive loss:
Net loss	(1,852,712)	(1,579,388)
Unrealized gain (loss) on currency translation adjustment	(466,299)	388,701
Comprehensive loss	$(2,319,011)	$(1,190,687)

See accompanying notes to the consolidated financial statements

F-4

ALTERNUS ENEGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

					Additional	Other Comprehensive
	Preferred Shares		Common stock issued		Paid-In	Income/	Accumulated
	Series D	Amount	Shares	Amount	Capital	(Loss)	(Deficit)	Total
Balance at January 1, 2017	30,000,000	$30,000	65,477,098	$65,477	$11,414,860	$(182,826)	$(4,548,439)	$6,779,072
Restricted shares stock compensation			199,627	200	18,688			18,888
Acquisition of Italian operating companies			5,800,000	5,800	516,200			522,000
Unrealized gain (loss) on currency translation adjustment						388,701		388,701
Net loss							(1,579,388)	(1,579,388)
Balance at December 31, 2017	30,000,000	$30,000	71,476,725	$71,477	$11,949,748	$205,875	$(6,127,827)	6,129,273
Conversion of preferred shares to common shares	(30,000,000)	(30,000)	30,000,000	30,000				-
Restricted shares stock compensation			9,250,000	9,250	507,250			516,500
Amortization of debt discount					707,603			707,603
Unrealized gain (loss) on currency translation adjustment						(466,299)		(466,299)
Net loss							(1,852,712)	(1,852,712)
Balance at December 31, 2018	-	-	110,726,725	$110,727	$13,164,601	$(260,424)	$(7,980,539)	$5,034,365

See accompanying notes to the consolidated financial statements

F-5

ALTERNUS ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

	December 31, 2018	December 31, 2017
Cash Flows from Operating Activities:
Net loss	$(1,852,712)	$(1,579,388)

Adjustments to reconcile net loss to net cash used in operations
Depreciation and amortization	699,573	642,541
Stock compensation costs	516,500	18,888
Amortization of debt discount	707,603
Loss on sale of investment in energy asset	681,421	232,146
Goodwill impairment	-	999,573
Gain on bargain purchase	(1,623,883)	(260,198)

Changes in assets and liabilities, net of acquisition and disposals:
Accounts receivable and other short-term receivables	(655,334)	(226,519)
Accounts payable & accrued liabilities	943,229	295,009
Energy incentives earned not yet received	428,083	(499,203)
Vendor deposits & prepayments	(129,565)	79,390
Net Cash Used In Operating Activities	(285,085)	(297,761)

Cash Flows from Investing Activities:
Additions to plants under construction	(7,003,171)	-
Cash used for investment in energy assets	(6,871,219)	-
Proceeds from sale of fixed assets	3,760,155	2,104,927
Deposits paid under acquisition contracts	-	(59,101)
Cash paid for the acquisition of Italian subsidiaries	-	(807,908)
Net Cash Provided (Used In) Investing Activities	(10,114,235)	1,237,918

Cash Flows from Financing Activities:
Proceeds from debt principal - related parties	147,000
Payments of debt principal - related parties		(268,580)
Proceeds from debt - senior debt	23,830,436	40,269
Payments on debt principal - senior debt	(3,836,815)	(442,363)
Net proceeds from lines of credit	5,033	51,882
Payments on leased assets - principal		(44,673)
Restricted cash for future acquisitions	(9,140,166)	-
Payment on notes payable related to acquisitions	-	(491,802)
Net Cash Provided (Used In) Financing Activities	11,005,488	(1,155,267)
Effect of exchange rate on cash	289,999	28,431

Net increase in cash and cash equivalents	896,167	(186,679)
Cash and cash equivalents, beginning of the Year	130,366	317,045
Cash and cash equivalents end of the Year	$1.026,533	$130,366

See accompanying notes to the consolidated financial statement

F-6

ALTERNUS ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED SUPPLEMENTAL STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

	December 31 2018	December 31 2017
Supplemental Cash Flow Disclosure
Cash paid for interest	$281,210	$200,913

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Restricted shares issued to consultants for services	516,500	18,688
Sale of Assets in reduction of Accounts payable	-	128,124
Shares issued as part of project acquisition prepayments	-	522,000

2018 Acquisition of Liquid Sun Italian operating asset:
Working Capital Net	131,394
Investment in Energy Property, Net	4,177,206
Cash paid	4,308,600

2018 Disposal of Tre Vallie Italian operating company
Investment in Energy Property, Net	4,346,507
Less: cash received prior to close	(586,352)
Net Working Capital Adjustment	246,636
Loss on Sale of Asset and Related Operating Companies	(681,421)
Cash proceeds from sale	3,325,370

2017 Acquisition of Tre Vallie Italian operating companies:
Working Capital Net		$(2,232,595)
Investment in Energy Property, Net		3,278,116
Intangibles, Net		3,404,955
Capital Leases		(1,150,513)
Net Debt Acquired		(1,970,056)
Common Stock Expense		(522,000)
Cash paid		$807,907

2017Disposal of Japanese plant and operating companies
Land		$85,500
Plant under construction		2,247,387
Loss on foreign exchange		(32,158)
Loss on sale of assets		(195,802)
Cash proceeds from sale		$2,104,927

See accompanying notes to the consolidated financial statements

F-7

ALTERNUS ENERGY INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

1. Organization and Formation

Alternus Energy Inc. (formerly Power Clouds, Inc.) (“We”, “ALTN” or the “Company”) was incorporated in the State of Colorado on January 1, 2000, then reorganized as a Nevada corporation on November 8, 2006. On September 11, 2008 the corporation changed its name from Asset Realization, Inc. to World Assurance Group, Inc. On April 24, 2015, the Company changed its name from World Assurance Group, Inc. to Power Clouds Inc. On November 29, 2018, the Company changed its name from Power Clouds Inc. to Alternus Energy Inc. and related stock ticker symbol change from PWCL to ALTN.

Power Clouds Europe B.V.

In August of 2016, the Company incorporated a new wholly owned subsidiary in the Netherlands, Power Clouds Europe B.V. This company was incorporated to ultimately hold the Company’s European operating companies and sub-holding companies as appropriate. It has no direct operating activities as of December 31, 2018.

PC_Italia_01 S.R.L. (Formerly Power Clouds Wind Italia S.R.L.)

In June of 2015, ALTN incorporated a company in Italy, PC_Italia_01 S.R.L. (formerly named Power Clouds Wind Italia S.R.L.). This company was incorporated to acquire Italian special purpose vehicles (SPV’s), power plants and / or other assets located in Italy. During the quarter ended March 31, 2017, this Company completed the acquisition of Tre Vallie Energia S.r.l in Italy which operates a 1MW PV solar park. During the quarter ended September 30, 2018, the Company sold the asset. (See Footnote 4 for more detail on the asset sale).

PC_Italia_02 S.R.L.

In August of 2016, the Company incorporated a new company in Italy, PC_Italia_02 SRL as a wholly owned subsidiary of Power Clouds Europe B.V. This Company was incorporated to acquire Italian special purpose vehicles, power plants and/or other assets located in Italy. During the quarter ended March 31, 2017, the Company completed the acquisition of the Sant’ Angelo Energia S.r.l. in Italy which operates a 702KW PV solar park. (See Footnote 4 for more information).

PCG_HoldCo UG & PCG_GP UG

In June of 2018, the Company acquired 100% of the share capital of two ‘shelf companies’ in Germany which were renamed as PCG_HoldCo UG and PCG_GP UG immediately thereafter. These two companies were acquired in order to acquire German special purpose vehicles, PV solar parks and/or other assets located in Germany. During the year nded December 31, 2018, these companies completed the acquisitions of 4 SPVs in Germany, PSM 20 GmbH & Co KG, GRK 17.2 GmbH & Co KG, GRT 1.1 GmbH and PSM 40 GmbH & Co KG.

Summary:

Alternus Energy, Inc (ALTN) is a holding company that operates through thirteen subsidiaries as of December 31, 2018:

Subsidiary	Date Acquired / Established	ALTN Ownership	Country of Operation
Power Clouds SRL	March 31, 2015	99.5%*	Romania
F.R.A.N. Energy Investment SRL	March 31, 2015	99.5%*	Romania
Power Clouds (Japan) GK	March 31, 2015	100%	Japan
Power Clouds Europe B.V. (“PCE”)	Established August 2016	100%	Netherlands
PC_Italia_01 S.R.L.	Established June 2015	100% (via PCE)	Italy
PC_Italia_02 S.R.L.	Established August 2016	100% (via PCE)	Italy
Sant’Angelo Energia S.r.l.	March 30, 2017	100% (via PC_Italia_02)	Italy
PCG_HoldCo UG	July 6, 2018	100%	Germany
PCG_GP UG	August 30, 2018	100%	Germany
PSM 20 GmbH & Co KG	November 14, 2018	100% (via PCG_HoldCo)	Germany
PSM 40 GmbH & Co KG	December 28, 2018	100% (via PCG_HoldCo)	Germany
GRK 17.2 GmbH & Co KG	November 17, 2018	100% (via PCG_HoldCo)	Germany
GRT 1.1 GmbH	December 21, 2018	100% (via PCG_HoldCo)	Germany

*Non-controlling interest is not material

F-8

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of consolidation

The consolidated financial statements for the years ended December 31, 2018 and 2017 include the accounts of the Company and the aforementioned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The results of subsidiaries acquired or disposed of during the respective periods are included in the consolidated financial statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses for the periods presented. The most significant estimates with regard to these statements relate to the assumptions utilized in the calculation of stock and warrant compensation expense, asset retirement obligations and impairment of long-lived assets. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers cash, demand deposits and highly liquid investments with maturities of less than three months when purchased to be cash and cash equivalents. The Company maintains cash and cash equivalents with major financial institutions, which may at times exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes the risk of loss to be remote.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within that period. Accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Management establishes an allowance for doubtful customer accounts through a review of historical losses, specific customer balances, and industry economic conditions. Customer accounts are charged off against the allowance for doubtful accounts when management determines that the likelihood of eventual collection is remote. The Company extends credit based on an evaluation of customers’ financial conditions and determines any additional collateral requirements. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company considers invoices past due when they are outstanding longer than the stated term. Additionally, the Company monitors its exposure for credit losses and maintains allowances for anticipated losses. At December 31, 2018 and 2017, management determined that no allowance for doubtful accounts was considered necessary

Energy Property and Equipment

Acquired energy property and equipment is recognized at fair value at the date of acquisition, less depreciation. Energy property constructed by the Company is recognized at its cost, less depreciation. The Company provides for depreciation utilizing the straight-line method by charges to operations over the estimated useful lives of the solar energy facilities. Expenditures during the construction of new solar energy facilities are capitalized to development in progress as incurred until achievement of the commercial operation date (COD). Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement, sale or other disposition of equipment, the cost and accumulated depreciation are removed from the accounts and the related gain or loss, if any, is reflected in the year of disposal. When the Company abandons the anticipated construction of a new solar energy facility during the development phase, costs previously capitalized to development in progress are written off.

Goodwill and Indefinite-Lived Intangible Assets

The Company has goodwill and certain indefinite-lived intangible assets that have been recorded in connection with the acquisition of a business. Goodwill and indefinite-lived assets are not amortized, but instead are tested for impairment at least annually. Goodwill represents the excess of the purchase price of an acquired business over the estimated fair value of the underlying net tangible and intangible assets acquired. The Company tests goodwill resulting from acquisitions for a possible impairment annually on December 31st, or whenever events or changes in circumstances indicate an impairment. For purposes of the goodwill impairment test, the Company has determined that it currently operates as a single reporting unit. If it is determined that an impairment has occurred, the Company adjusts the carrying value accordingly, and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. During the year ended December 31, 2017, The Company recognized an impairment charge of $999,573.

Intangible Assets

Intangible assets consist of long-term operating contracts acquired through the acquisition of solar energy facilities. Intangible assets are initially recognized at their fair value and are amortized over the term of the related Power Purchase Agreement (PPAs) using the straight-line method. For solar energy facilities that are purchased and then put into construction, intangible assets are recorded at cost, and are amortized over the term of the related PPAs using the straight-line method.

F-9

Impairment of Long-Lived Assets

The Company reviews its investment in energy property and PPAs for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When evaluating impairment, if the undiscounted cash flows estimated to be generated by the energy property are less than its carrying amount, the differential carrying amount is determined to be not recoverable. The amount of the impairment loss is equal to the excess of the asset’s carrying value over its estimated fair value.

Asset Retirement Obligation

In connection with the acquisition or development of solar energy facilities, the Company may have the legal requirement to remove long-lived assets constructed on leased property and to restore the leased property to its condition prior to the construction of the long-lived assets. This legal requirement is referred to as an asset retirement obligation (ARO). If the Company determines that an ARO is required for a specific solar energy facility, the Company records the present value of the estimated future liability when the solar energy facility is placed in service. AROs recorded for owned facilities are recorded by increasing the carrying value of investment in energy property with the offset to a corresponding liability and depreciated over the solar energy facility’s useful life, while an ARO recorded for a leasing arrangement is accounted for as a liability in the initial period recognized and amortized over the term of the solar energy facility’s useful life. After initial recognition of the liability, the Company accretes the ARO to its future value over the solar energy facility’s useful life.

Revenue Recognition

The Company derives revenues as a single unit from the sale of electricity and the sale of solar renewable energy credits. Energy generation revenue and solar renewable energy credits revenue are recognized as electricity is generated by the solar energy facility, delivered to the customers at which time the performance obligations have been delivered. Revenues are based on actual output and contractual sale prices set forth in long-term contracts. The Company has a limited number of customers, generally of high credit quality. During the year ended December 31, 2018, two different customers represented 29% and 26% of revenues and 34% and 1% of accounts receivable balance. During the year ended December 31, 2017, the same two customers represented 32% and 13% of revenues and 28% and 1% of the accounts receivable balance.

Unbilled Energy Incentives Earned

The Company derives revenues from the sale of green certificates for the Romania projects. The green certificates revenues are recognized in the month they are generated by the solar project and registered with the local authority. The Company considers them unbilled at the end of the period if they have not been invoiced to a third party customer.

Taxes Recoverable

The Company records taxes recoverable, when there has been an overpayment of taxes due to timing of the Value Added Tax (VAT) between vendors and customers. The VAT tax can also be offset against a Country’s income taxes where the VAT was registered.

Risks and Uncertainties

The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, and regulatory risks including the potential risk of business failure. Also see Note 3 regarding going concern matters.

Fair Value of Financial Instruments

The Company measures its financial instruments at fair value. Accounting principles generally accepted in the United States of America (U.S. GAAP) establishes a framework for measuring fair value and disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. The Company has Level 3 assets and liabilities consisting of asset retirement obligations and warrant liabilities. The asset retirement obligations are not material. The Company did not have any warrant liabilities as of December 31, 2017. The change in the warrant liabilities for the year ended December 31, 2018 was as follows;

Balance as of December 31, 2017	$0
Increases	338,861
Balance as of December 31, 2018	$338,861

The change in fair value during the year ended December 31, 2018 was not material

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts payable, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

F-10

Income Taxes

The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences arising between the tax bases of assets and liabilities and their reported amounts for financial reporting purposes. The Company records valuation allowances to reduce its deferred tax assets to the amount expected to be realized. In assessing the adequacy of recorded valuation allowances, the Company considers a variety of factors including the scheduled reversal of deferred tax liabilities, future taxable income and prudent and feasible tax planning strategies. The Company follows applicable authoritative guidance on accounting for uncertainty in income taxes, which, among other things, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods and disclosure. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. As of December 31, 2018 and 2017, the Company had no uncertain tax positions and no unrecognized tax benefits. Penalties and interest assessed by income tax authorities would be included in income tax expense. For the years ended December 31, 2018 and 2017, the Company did not incur any penalties or interest. As of December 31, 2018, the Company accrued $180,000 related to noncompliance of administrative filing for their foreign entities for the periods 2012 – 2017.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants. As of December 31, 2018, the Company had potentially dilutive shares as follows: 12,286,213 of warrants, and 4,360,105 of convertible shares associated with debt issuance. As of December 31, 2017, the Company had potentially dilutive shares as follows: 30,000,000 preferred shares, 1,240,000 of warrants, and 3,338,165 of convertible shares associated with debt issuance. For both 2018 and 2017, the potentially dilutive shares were excluded since they were anti- dilutive

Foreign Currency and Other Comprehensive Loss

The functional currency of our foreign subsidiaries is typically the applicable local currency which is Romania Lei, Japanese Yen or European Union Euros. The translation from the respective foreign currency to United States Dollars (U.S. Dollar) is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using an average exchange rate during the period. Gains or losses resulting from such translation are included as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in foreign currency income or loss except for the effect of exchange rates on long-term inter-company transactions considered to be a long-term investment, which are accumulated and credited or charged to other comprehensive income. . For the years ended December 31, 2018 and 2017, the increase (decrease) in accumulated comprehensive gain (loss) was approximately ($466,299) and $388,701, respectively

Transaction gains and losses are recognized in our results of operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. The Company had a non-material net foreign exchange loss for the years ended December 31, 2018 and 2017, respectively. The foreign currency exchange gains and losses are included as a component of general and administrative expenses in the accompanying Consolidated Statements of Operations.

F-11

Preferred Stock

We apply the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of our convertible preferred stock. Preferred Stock subject to mandatory redemption is classified as liability instruments and is measured at fair value. Conditionally redeemable Preferred Stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, preferred stock is classified as permanent equity.

Subsequent Events

The Company follows the guidance in Section 855 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company considers its financial statements issued when they are widely distributed to users, such as through filing them with OTC Markets. No subsequent events required disclosure except for those in Note 13.

Recent Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” The standard provides enhancements to the quality and consistency of how revenue is reported by companies, while also improving comparability in the financial statements of companies reporting using International Financial Reporting Standards or U.S. GAAP. The new standard also will require enhanced revenue disclosures, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. This accounting standard becomes effective for the Company for reporting periods beginning after December 15, 2018, and interim reporting periods thereafter. Early adoption is permitted for annual reporting periods (including interim periods) beginning after December 15, 2016. This new standard permits the use of either the retrospective or cumulative effect transition method.

The Company adopted ASC 606 on January 1, 2019 using the modified retrospective method applied to all contracts not completed as of December 31, 2018. Under the modified retrospective transition method, an entity compares the revenue recognized from contract inception up to the date of initial application to the amount that would have been recognized if it had applied ASC 606 since contract inception. The difference between those two amounts would be accounted for as a cumulative effect adjustment and recognized on the date of initial application. The Company has completed its assessment of the new standard, including a review of the Company’s revenue streams based on the five principles outlined above to identify potential differences in accounting because of the new standard. This evaluation has influenced the Company to conclude that the adoption of the new guidance did not have a material impact and will not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment is required. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation — Stock Compensation. The ASU includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. The Company adopted this standard effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The adoption of the new standard did not have a material impact on its financial position, results of operations or financial statement disclosure.

In February 2016, the FASB issued Accounting Standard Update (ASU) No. 2016-02, Leases (Topic 842), which establishes a new lease accounting model for lessees. The updated guidance requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. In June 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which further clarifies how to apply certain aspects of the new lease standard. Topic 842 is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2018 and for all other entities for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the effect that the adoption of ASU 2016-02 will have on its consolidated financial statements.

F-12

In January 2017, the FASB issued ASU 2017-01 “Business Combinations (Topic 805): Clarifying the Definition of a Business”, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. The Company will adopt this standard effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. The impact of this standard will be limited to future business acquisitions.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The guidance in this ASU expands the scope of ASC Topic 718 to include all share-based payment arrangements related to the acquisition of goods and services from both nonemployees and employees. This amendment will be effective for annual and interim periods beginning after December 31, 2018. The company does not expect ASU No. 2018-07 will have a material impact on its financial position, results of operations or financial statement disclosure.

In November 2016 the FASB issued ASU 2016-18, which amends ASC 230 to add or clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. The amendments in this update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. This update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The adoption of ASU 2016-18 will impact the Company’s beginning of the period and end of the period cash and cash equivalents balance in its statement of cash flows

In December 2018 the FASB issued ASU 2018-02 “02 Income Statement—Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. However, because the amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The Company does not expect ASU 2018-02 will have a material impact on its financial position, results of operations or financial statement disclosure

3. Liquidity

The financial statements for the years ended December 31, 2018 and 2017 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of our business.  As reflected in the accompanying financial statements, the Company had a net loss of $1,852,712 and $1,579,388 for the years ended December 31, 2018 and 2017, respectively.

The Company had accumulated shareholders’ equity of $5,034,364 and $6,129,273 as at December 31, 2018 and December 31, 2017, respectively, and a working capital deficit of $14,114,722 and $4,001,441 as of December 31, 2018 and December 31, 2017, respectively. As at December 31, 2018, the Company had $1,026,533 of cash on hand.

Given the current level of cash resources, receivables and long-term supply contracts, management believes the Company’s current level of operations is sufficient to mitigate such uncertainty for a period for at least twelve months from the point these financials are available. The working capital deficit for 2018 is related to the acquisition of long term assets that will be refinanced with long term debt in 2019. These assets will also provide long term cash flow to the Company.

As a result, the accompanying financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

4. Acquisitions and Dispositions

2018 Acquisition of PSM 20 GmbH & Co KG:

On June 7, 2018, ALTN entered into a Purchase and Transfer Agreement, to acquire PSM 20 GmbH & Co KG (“PSM”),$115in cash paid and the deposit of approximately $1.3M in cash deposited into an escrow account pursuant to an Escrow Agreement by and among the Company, as part of the above transaction, the Seller is constructing 7 photovoltaic installations with a total of 3,084 KW of power. The purchase was treated as an asset acquisition, as defined by ASC 805, Business Combinations.

2018 Acquisition of GRK 17.2 GmbH & Co KG:

On November 20, 2018, Alternate Energy’s wholly owned German subsidiary, PCG_HoldCo UG (“PCG”) entered into a Purchase and Transfer Agreement (pursuant to which PCG purchased one hundred percent (100%) of GRK 17.2’s entire share capital in exchange for $115in cash paid at Closing and the deposit of approximately $419,408 in cash deposited into GRK 17.2.As part of the above transaction, the Seller is constructing 7 photovoltaic installations s in Germany with a total of 2,521KW of power. The purchase was treated as an asset acquisition, as defined by ASC 805, Business Combinations.

2018 Acquisition of PSM 40 GmbH & Co KG:

On or about December 28, 2018, Alternate Energy’s wholly owned German subsidiary, PCG_HoldCo UG (“PCG”) entered into a Purchase and Transfer Agreement pursuant to which PCG purchased 100% of the share capital of PSM 40 in exchange for i) $115in cash paid at Closing and ii) $570,000 in cash, a portion of which, $427,500, was immediately paid and the remaining $142,500 will be disbursed when certain conditions being met related to Grid Connection. As part of the above transaction, the Seller is constructing 6 photovoltaic installations in Germany with a total of 2,645kW of power. The purchase was treated as an asset acquisition, as defined by ASC 805, Business Combinations.

2018 Acquisition of GRT 1.1 GmbH:

On or about December 21, 2018 , PCG_HoldCo UG (“PCG”), a wholly owned German subsidiary of ALTN entered into a Share Purchase and Assignment Agreement for the purchase of 100% of the share capital of GRT 1.1 GmbH (“GRT 1.1”) in exchange for i) $26,434 in cash paid at Closing, ii) the repayment of a third party cash advance in the amount of $160,845, iii) full settlement of third party liabilities in the amount of $43,046, and iv) the assumption of a senior bank loan in the amount of $876,005. As part of the above transaction, the Seller is constructing 5 photovoltaic installations in Germany with a total of 2,100 KW of power. The purchase was treated as an asset acquisition, as defined by ASC 805, Business Combinations.

F-13

2018 Acquisition of Liquid Sun S.R.L.

On December 18, 2018, PC_Italia_02 S.R.l., a wholly owned subsidiary of Power Clouds Europe BV (“PC Europe”), ALTN’s Netherlands’ subsidiary, closed the acquisition of certain assets, agreements and liabilities of Liquid Sun Srl, an Italian company, related to three photovoltaic installations located on three power plants with a total of 2,244.37 KW of power located in the Budrio and Anagni regions of Italy in exchange for approximately $4.3M, plus working capital, and transaction costs, commissions and required Italian taxes. The purchase was treated as a business combination, as defined by ASC 805, Business Combinations.

The fair value of the purchase consideration issued to the sellers of the project was allocated to the net assets acquired. The Company accounted for the acquisition as the purchase of a business under U.S. GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $5.8 million. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of the project and the results of a fair value assessment that the Company performed.

The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it was reasonable for a bargain purchase to occur. The main reason for the bargain purchase price was a motivated seller who was looking to exit the business. The seller is a supplier to the solar industry and their strategy is to not keep assets on their books for the long-term.

Acquisition Cost
Cash paid for assets	$4,310,128
Taxes paid at closing	135,575
Total purchase price	4,445,703

Fair value of assets acquired
NPV of discounted cash flow (“DCF”)	5,974,997
Net working capital acquired	153,416
Less asset retirement obligation	(58,827)
Net fair value of assets acquired	$6,069,586

Gain on bargain purchase	$1,623,883

2018 Disposition of Tre Valli Energia S.R.L

On September 30, 2018, PC Italia 01 S.R.L. sold 100% of the share capital of Tre Valli Energia S.R.L. The net aggregate consideration paid in exchange for the sale was $3,760,155.

Proceeds from sale	3,760,155
Net carrying cost of asset at time of sale	(4,688,212)
Net working capital adjustment	246,636
Loss on sale of asset and related operating companies	$(681,421)

2017 Acquisition of Tre Valli Energia S.R.L :

On March 30 2017, PC Italia 01 S.R.L., a wholly owned subsidiary of Power Clouds Europe B.V., which is, in turn, a wholly owned subsidiary of ALTN acquired 80% of the share capital of Tre Valli Energia S.R.L., an Italian SPV that owns a 1MW Solar Park in Central Italy. The purchase was treated as a business combination, as defined by ASC 805, Business Combinations.

The shares were acquired from Gaia Energy S.R.L. pursuant to a Share Purchase Agreement entered into on July 26, 2016, as amended on March 30, 2017 (the SPA). The aggregate consideration provided by ALTN in exchange for the acquisition consisted of the following: (i) $429,440) in cash paid 4,200,000 shares of ALTN restricted common stock previously issued to Gaia Energy which had a market value of $378,000 at time of issue, (ii) 5,800,000 shares of ALTN restricted common stock, issued in April of 2017 (the “Shares”) which had a market value of $522,000 when issued, (iii) the issuance of $1,395,680) unsecured promissory note, accruing no interest and having a maturity date of December 31, 2017 (the “Note”), (iv) $536,800) to be paid in cash by ALTN or its subsidiaries (v) additional earn-out consideration of approximately $1,579,150) based on the net production generated by Tre Valli Energia and delivered into the power grid between April 1, 2017 and March 31, 2018. The difference between the acquisition value of the earn out consideration and the amount on the balance sheet is due to foreign currency translation. The difference between the acquisition value of the goodwill and the amount of goodwill impairment on the income statement is due to foreign currency translation

F-14

The table below summarizes the transaction details for the Tre Valli acquisition:

Cost of Acquisition
Cash Paid	$429,440
Stock Issued - 4.2M Shares	378,000
Stock Issued - 5.8M Shares	522,000
Earn Out	1,579,150
Payable	536,800
Debt Acquired	1,395,680
Total Acquisition Cost	$4,841,070
Fair Value of Assets Acquired
NPV of DCF - Intangible Asset	3,817,559
Net Working Capital Acquired	90,801
$3,908,360
Goodwill on Acquisition	$932,710

In the fourth quarter of 2017, the Company received a letter of intent to sell the Tre Vallie Energia S.r.l. The Company felt the offer represented the market value of the project. As part of the Company’s annual goodwill impairment review it was determined based on the current market conditions that the Company recognize a goodwill impairment loss of $999,573 related to the Tre Vallie Energia S.r.l.

2017 Acquisition of Sant’Angelo Energia S.R.L.

On March 30, 2017, PC Italia 02 S.R.L., a wholly owned subsidiary of Power Clouds Europe B.V., which is, in turn, a wholly owned subsidiary of Power Clouds Inc. (“PWCL” or the “Company”) acquired 100% of the share capital of Sant’Angelo Energia S.R.L., an Italian Special Purpose Vehicle (“SPV”) that owns a 708kW Solar Park in Central Italy. The purchase was treated as a business combination, as defined by ASC 805, Business Combinations.

The aggregate consideration provided by ALTN in exchange for the acquisition consisted of the following: (i) $799,028) in cash paid at Closing of which 42,944) held in escrow for 12 months from Closing against certain tax open items and as a hold back for any unexpected costs not found in due diligence, (ii) deferred consideration of $37,576 is due to be paid in two equal payments on March 30, 2018 and 2019 and (iii) assumption of lease liability in the amount of $1,267,711. The difference between the bargain purchase gain at acquisition and the amount on the income statement is due to foreign currency translation.

The fair value of the purchase consideration issued to the sellers of the project was allocated to the net assets acquired. The Company accounted for the acquisition as the purchase of a business under U.S. GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $2.3 million. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of the project and the results of a fair value assessment that the Company performed.

The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it was reasonable for a bargain purchase to occur. The main reason for the bargain purchase price was a motivated seller who was looking to exist the business.

The table below summarizes the transaction details for the Sant’Angelo Energia acquisition:

Cost of Acquisition
Cash Paid	$756,084
Escrow	42,944
Deferred March 30, 2018	18,788
Deferred March 30, 2019	18,788
Lease Liability Acquired	1,267,711
Total Acquisition Cost	$2,104,315

Fair Value of Asset Acquired
NPV of DCF - Fixed Assets	2,197,331
Net Working Capital Acquired	134,606
Less: ARO	(18,367)
Total Acquisition Value	$2,313,570

Bargain Purchase Price	$209,255

F-15

2017 Disposition of Japan Asset

In March of 2017, ALTN , agreed to sell its Otaru PV project in Hokkaido province, including the land owned, in exchange for ($4,530,000) including sales taxes. ALTN incurred placement agent fees and expenses as part of this transaction in the amount of $761K that are deducted from the gross proceeds. On October 18, 2017, ALTN also entered into an agreement to sell its Green Light GK entity as part of the placement agent fees and expenses.

The table below outlines the transaction details for the sale of the Japanese Solar project and operating companies:

Proceeds from Sale	$4,529,569
Costs to Complete Construction	(1,697,569)
Placement Agent Fees & Costs	(761,100)
Net Cash Proceeds	2,070,900
Net Carrying Cost of Land and Project Assets at Time of Sale	(2,312,572)
Net Working Capital Adjustment	67,000
Loss on Sale of Asset and Related Operating Companies	$(174,672)

Proforma Results for Combined Entities

The following presents the proforma combined results of operations as if the entities were combined on January 1, 2017. This does not include the Japan disposition as the assets were not operating at the time of disposition and therefore no revenue was recorded

	2018	2017
Revenues, net	$3,295,064	$3,480,183
Net loss allocable to common shareholders	(1,419,812)	(1,261,869)
Net loss per share	(0.02)	(0.02)
Weighted average number of shares outstanding	75,195,218	70,147,661

5. Investment in Energy Property and Equipment, Net

As of December 31, 2018, the Company had $14,739,767 of net investment in energy property as outlined in the table below.

	2018	2017
Solar energy facilities operating	16,206,412	$9,416,190
Asset retirement obligation	71,840	20,528
	16,278,252	9,436,718
Less accumulated depreciation and amortization	(1,538,485)	(1,196,489)
Net Assets	$14,739,767	$8,240,229

The estimated useful life remaining on the investment in energy property and intangible asset is between 15 and 25 years.

Depreciation and amortization expense for the years ended December 31, 2018 and 2017, was $699,573 and $642,541, respectively.

The Company leases various equipment under capital leases. Assets held under capital leases are included in property and equipment as follows:

	2018	2017
Leased solar facilities	$2,358,588	2,455,749
Less accumulated depreciation	(208,989)	(98,206)
Net Assets	$2,149,599	$2,357,543

F-16

6. Intangible Assets

As of December 31, 2018 and 2017, intangible assets as outlined in the table below.

	2018	2017
Capitalized costs relating to PV plants	-	$4,399,830
Prepayments relating to acquisition of PV Plants	-	351,028
	-	4,750,858
Accumulated Amortization	-	(196,917)
Net Assets	-	$4,553,941

Amortization expense for the years ended December 31, 2018 and 2017, was $193,798 and $196,917, respectively

The intangible asset related to the Tre Vallie acquisition in 2017. The Tre Vallie Srl was sold in September of 2018. The Company amortizes the intangible assets over straight-line over the shorter of the contract term or the economic life of the asset. The PV plant’s remaining amortization period was 15.75 years, which was based on the remaining life of the operating contract.

7. Capital Leases

We have acquired equipment through a capital lease obligations for the Sant’Angelo park in Italy. As at December 31, 2018 there was approximately $1,117,738 remaining on the lease of which $85,325 was the short-term portion The lease commenced in 2011, has a term of 18 years and will expire in September 2029. Interest is calculated on the outstanding principal based on EURIBOR 3 months (EUR3M) plus an agreed margin for the lender. The interest rate was 5.3% as of December 31, 2018.

Capital lease future minimum payments for each of the next five years and thereafter is as follows:

2019	142,876
2020	142,876
2021	142,876
2022	142,876
2023	142,876
Thereafter	762,006
1,476,386
Less Interest Expense	358,609
$1,117,778

Interest expense related to capital lease for the years ended December 31, 2018 and 2017, was $119,325 and $78,716, respectively

8. Convertible and Unconvertible Promissory Notes

The following table reflects the total debt balances of the Company as of December 31, 2018 and 2017:

	2018	2017
Short term line of credit	73,560	71,747
Promissory notes related parties	207,753	1,700,804
Convertible notes related parties	284,000	355,098
Senior secured debt	10,192,602	1,062,888
Debt discount	(303,563)	-
Promissory notes	13,278,803	-
Convertible promissory notes	1,097,289	769,367
	24,830,444	3,959,904
Less current maturities	(14,510,204)	(2,492,002)
Long Term Debt, net of current maturities	$10,320,240	$1,467,902

F-17

Note principal payments next five years and thereafter:

2019	2020	2021	2022	2023	Thereafter	Total
$14,510,204	$4,914,204	$243,367	$248,357	$253,450	$4,964,425	$25,134,007

Line of Credit:

In 2016, Power Clouds S.R.L entered into a 300,000 RON ($77,000) line of credit with OTP Bank. The credit line is a revolving credit facility available for the payment of trade payables up to the agreed limit. The initial term is twelve months which was renewed by agreement of both parties. Drawn funds accrue interest annually at a rate of ROBOR 3M + 3.3%, which was 6.6% as of December 31, 2018 and 5.5% as of December 31, 2017. The Company had used $73,560 and $71,747 of the facility as of December 31, 2018 and 2017.

Senior Secured and Promissory Note:

In October of 2018, in order to complete additional solar park acquisitions in Germany, the Company entered into the following agreements with a third party accredited investor (the “Lender”), in connection with the Company’s German subsidiary, PCG_HoldCo UG (PCG) issuing a loan note in the aggregate principal amount of $3,644,585. with an interest rate of 12% and a term of 2 years.

In December of 2018, PSM 20 GmbH & Co KG entered into a senior secured loan with Sparkase Bank in Germany. This relates to the acquisition of 7 photovoltaic installations as part of the PSM 20 GmbH & Co KG acquisition. The total amount available under the loan is $2,975,544 with an interest rate of 2.10% and a term of 18 years.

In April of 2018, PSM 40 GmbH & Co KG entered into a senior secured loan with GLS Bank in Germany. This relates to the acquisition of 6 photovoltaic installations as part of the PSM 40 GmbH & Co KG acquisition. The total amount available under the loan is $2,815,224 with an interest rate of 2.0% and a term of 18 years.

In October of 2018, GRT 1.1 GmbH entered into a senior secured loan with GLS Bank in Germany. This relates to the acquisition of 6 photovoltaic installations as part of the PSM 40 GmbH & Co KG acquisition. The total amount available under the loan is $718,683 with an interest rate of 2.05% and a term of 19 years.

In December of 2018, in order to complete additional solar park acquisitions in Italy, the Company entered into the following agreements with a third party accredited investor (the “Lender”), in connection with the Company’s German subsidiary, PCG_HoldCo UG (PCG) issuing a loan note in the aggregate principal amount of $4,405,331, with an interest rate of 12% and a term of 6 months.

In December of 2018, in order to complete additional solar park acquisitions in Italy, the Company entered into the following agreements with a third party accredited investor (the “Lender”), in connection with the Company’s Netherlands subsidiary, Power Clouds Europe B.V. (PCE) issuing a loan note in the aggregate principal amount of $8,857,965, with an interest rate of 12% and a term of 6 months.

In 2016, the Company guaranteed a 6.5 million RON (equivalent to approximately US$1,592,500) promissory note issued by one of its subsidiaries, Power Clouds S.R.L., a Romanian company (“Power Clouds Romania”) to OTP Bank in Romania, which is secured in first position against the Romanian solar parks and customer contracts held by Power Clouds Romania, accruing interest annually at a rate of ROBOR 3M + 3.3% and having a term of 60 months. The Company had principal outstanding of $698,820 and $1,062,888 as of December 31, 2018 and 2017.

Related Party Notes:

During the year ended December 31, 2017, the Company issued a $100,000 convertible promissory note to the Chief Executive Office (CEO) and a $100,000 convertible promissory note to VestCo Corp., a company controlled by the CEO, in exchange for $200,000 cash to be provided to the Company as required for working capital purposes. The notes accrue 10% annual interest and are convertible into shares of restricted common stock at $0.20 per share, at the noteholder’s option, and having a repayment date of the earlier of (i) March 31, 2018, or (ii) the closing date of a third party funding/financing/investment in the Company, or (iii) the date upon which Tre Valli Energia S.R.L. may sold by the Company, whichever is the earliest. As the conversion price was above the market price at the time of at the time of issuance of the note no beneficial costs were recorded. As at December 31, 2018, $284,000 was past due under loan notes issued to the CEO, VestCo Corp.

PCH has advanced $207,753 to the Company which amount has not yet been repaid. As of December 31, 2018 this advance from PCH was short term in nature and non-interest bearing, and included in accounts payable in the financial statements.

During the year ended December 31, 2017 the Company repaid $203,031 to the Chief Technical Officer (CTO) representing $186,120 in principal and interest of $16,911.

During the year ended December 31, 2017 the $1,700,804 of promissory notes to related parties relates to ALTN issuing to Gaia Energy S.R.L. (“Gaia”) a $1,395,680) unsecured promissory note, accruing no interest and having a maturity date of December 31, 2017 (the “Note”), and a promissory note of $536,800) to be paid in cash by ALTN or its subsidiaries by no later than June 30, 2017, as part of the consideration for the acquisition of Tre Valli Energia S.R.L. As part of this transaction, the Company also issued a total of 10 million shares of restricted common stock to Gaia, making Gaia a related party upon the closing of the transaction due to its resulting beneficial ownership of approximately 15% of ALNT’s total issued common stock. (See Note 6). During the year ended December 31, 2017 the company paid $429,440 to Gaia. As at December 31, 2017 $1,679,806 was outstanding. On April 3, 2018 Gaia filed an Arbitration Application with the Arbitration Chamber of Milan, Italy, against PC-Italia-01, requesting the appointment of an arbitrator and demanding the unwinding of the above transaction due to the delay in payment of the remaining amounts due to Gaia. This matter was settled in 2018 see Note 9. In addition, ALTN owed $20,998 as a final payment on the Sant Angelo acquisition.

F-18

Convertible Promissory Notes:

In July of 2018, the Company issued a convertible promissory note to a third party foreign investor in exchange for a total of $258,700 cash provided to the Company for working capital purposes. The note accrues 15% annual interest and is convertible into shares of restricted common stock at $0.20 per share, at the noteholder’s option, and is repayable on January 30, 2020. As the conversion price was above the market price at the time of at the time of issuance of the note no beneficial costs were recorded. As of December 31, 2018 $251,666 was due under this note.

In July of 2018, the Company issued a $80,000 convertible promissory note to a third party foreign consultant in exchange for sales commissions owed. The note accrues 15% annual interest and is convertible into shares of restricted common stock at $0.20 per share, at the noteholder’s option, and is repayable on January 30, 2020. As the conversion price was above the market price at the time of at the time of issuance of the note no beneficial costs were recorded. As of December 31, 2018 $91,555was due under this note.

On September 30, 2015, the Company issued a convertible loan note for $1,000,000 to World Global Assets Pte. Ltd. (WGA), in conjunction with the spin out of WRMT. The note had a three-year term, accrued no interest, and was convertible at a fixed price of $0.20 per share, subject to certain triggers and restrictions. In 2016 a portion of the convertible loan note of approximately $300,000 was assigned to various third parties and is now convertible at market price, with a floor price of $0.20 per share and a maturity date of June 30, 2019. Another portion of this note approximately $492,000 was assigned to various third parties, is not convertible and includes a maturity date of December 31, 2020. As at December 31, 2018 the total convertible promissory note of $754,067 relates to $244,800 three year note and $509,267 five year note due under the assigned notes. As of December 31, 2017 the total convertible promissory note of $769,367 relates to $260,100 three year note and $509,267 five year note due under the assigned notes.

9. Commitments and Contingencies

Litigation

Other than as set forth below, the Company is not currently involved in or aware of any litigation that could result in a loss. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of its subsidiaries, threatened against or affecting the Company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

On April 3, 2018 Gaia filed an Arbitration Application with the Arbitration Chamber of Milan, Italy, against PC-Italia-01, requesting the appointment of an arbitrator and demanding the unwinding of the above transaction due to the delay in payment of the remaining amounts due under the original contract which the parties have agreed is $3,475,471, and is accrued as a liability on the balance sheet for the year ended 2017. The balance due consists of the $1,795,665 of earn out obligation and $1,679,806 due under the promissory note. On September 29, 2018, the Company sold the Tre Vallie entity and the amount due Gaia was paid in full.

Leases

Our Romanian operations lease the land for the solar parks at a combined annual cost of $9,788 for 2019 and $8,183 thereafter. The leases commenced in 2013 and run for 25 years.

2019	9,788
2020	8,138
2021	8,138
2022	8,138
2023	8,138
Thereafter	122,065
$164,404

10. Shareholder’s Equity

Common Stock:

During the year ended December 31, 2018, the Company issued a total of 9,250,000 shares of restricted common stock in exchange for services rendered. The value was based on the stock price of the various dates of issuance equal to $516,500 and is recorded in selling, general and administrative expenses.

During the year ended December 31, 2017, the Company issued 5,800,000 shares to Gaia Energy as a portion of the consideration for the acquisition of certain third party PV solar assets (See Financial Footnote 4 for more detail). The value was based on the stock price of the date of issuance of $522,000. In addition, there were 199,627 shares of restricted common stock issued to two consultants for services rendered. The consulting compensation was valued at the stock price of the date of issuance with a total expense of $18,888.

F-19

Preferred Stock:

On November 27, 2018 the 30,000,000 shares of Series D Convertible Preferred Stock held by Power Clouds Holdings Pte. Ltd. automatically converted into 30,000,000 shares of restricted common stock due to the increase in total authorized common shares to 450,000,000.

As of December 31, 2017, 50,000,000 total shares of preferred stock, par value $0.001, were authorized, and 30,000,000 shares of Series D Convertible Preferred Stock were issued and outstanding. Series A, B and C Preferred Stock have been retired. On October 4, 2016 the Company authorized and issued 30,000,000 shares of Series D Convertible Preferred Stock, $0.001 par value per share. The Series D Preferred rank pari passu with the common shares and convert into a total of 30,000,000 common shares.

Conversion

Each share of Series D Preferred shall automatically convert to Common Stock on the earlier of (i) the date on which the Company’s Articles of Incorporation shall have been amended to increase the number of total authorized shares of common stock to 150,000,000 or greater, or (ii) the date on which the Company completes a reverse stock split of its common stock, into that number of fully paid and non-assessable shares of Common Stock as is determined by a factor of at least 3, for a full conversion of all issued and outstanding shares of Series D Preferred into a maximum potential total of thirty million (30,000,000) shares of common stock.

Dividends

The Holders of the Series D Preferred shall not be entitled to receive any dividend payment

Liquidation Preference

Upon liquidation, the holders of record of the shares of the Series D Preferred Stock shall be entitled to receive assets and funds on parity with the Common Stock and any other series of Preferred Stock.

Redemption

Neither the Corporation nor the holders of the Series D Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series D Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation.

Voting

The Series D Preferred vote on an as-converted basis with the common stock.

During the year ended December 31, 2018 and 2017, no additional preferred stock was issued.

Warrants:

During December 31, 2018, warrants to purchase up to 11,646,213 shares of restricted common stock were issued and outstanding. The Company issued 1,687,500 warrants exercisable at $0.20 per share and having a 5 year term from the date of issuance, which was related to a short term bridge facility and was recorded as a debt discount in the current year. The Company also issued 4,659,328 warrants exercisable at $.122 and having a 3 year term from the date of issuance, which was related to a short term loan facility and was recorded as a debt discount in the current year The Company also issued 5,299,385 warrants exercisable at a floor of $.122 and having a 3 year term from the date of issuance, which was related to two year loan facility. The value of the warrant is based on 80% of the last 10 days trading six months after the warrants were issued, which as of December 31, 2018 was unknow and therefor created the warrant liability. For these warrants, the Company recorded a derivative liability and debt discount of $338,861. In 2018, the Company recorded amortization expense totalling $707,603 related to the aforementioned warrants.

As of December 31, 2017, warrants to purchase up to 1,240,000 shares of restricted common stock were issued and outstanding, exercisable at $0.20 per share and having a 3 year term, 600,000 of which expires in July of 2018 and the remaining 640,000 expires in July of 2019. The warrants were recorded as an expense on the issuance dates per the Black Scholes model. In 2017, the Company recorded an expense of $58,713.

	2018		2017
		Average		Average
	Warrants	Exercise Price	Warrants	Exercise Price
Balance - beginning of the year	1,240,000	$0.20	1,240,000	0.20
Expired during the year	(600,000)		-
Granted during the year	11,646,213	0.13	-	0.20
Balance - end of year	12,286,213	0.13	1,240,000	0.20
Exercisable - end of year	12,286,213	$0.13	1,240,000	$0.20

F-20

11. Related Party Transactions

On November 7, 2017, the CEO, and CTO, each executed an amendment to their consulting agreement whereby each reduced their fees to $120,000 per year.

In October of 2018, the Company entered into a settlement agreement with the CTO and Telenergia Europe S.r.l., (TES) a company controlled by the CTO the Company agreed to pay $100,000 to TES in settlement of all amounts due and owed to the CTO and TES, which was recorded in selling, general, and administrative expenses.

John Thomas, who became a Director of the Company in 2018, is also the owner and managing director of a merchant bank offering advisory services. The Company contracted Mr. Thomas firm in June of 2017 to provide certain consulting services to the Company. For the twelve months ended 2018, the related party was paid $25,000 in fees and stock compensation valued at $210,000.

Effective as of November 15, 2018, Mr. Vincent Browne resigned as acting CFO and Mr. Joseph E. Duey was appointed Alternus Energy Inc.’s Chief Financial Officer. As of October 1, 2018, the Company and Mr. Duey entered into an Employment Agreement pursuant to which the Company agreed to pay (i) a monthly base salary of $10,000, (ii) a potential cash bonus of up to 100% of base salary, based on Mr. Duey achieving certain milestone deliverables and the Company achieving specific operating objectives and based on reasonable specific performance targets, (iii) the issuance of 1,000,000 shares of restricted common stock (the “Stock”), and iv) an additional 1,000,000 shares of restricted common stock through the Company’s Stock Incentive Plan, based on Mr. Duey achieving certain milestone deliverables and the Company achieving specific operating objectives based on reasonable specific performance targets (the “Earn Out Stock”). The Employment Agreement has an initial term of 3 years; if the Employment Agreement is terminated early without cause by the Company within the Initial term, Mr. Duey shall receive severance pay equal to 6 months base salary.

Effective as of December 1, 2018, Mr. Vincent Browne resigned as Corporate Secretary and Ms. Taliesin Durant was appointed Alternus Energy Inc.’s Corporate Secretary and General Counsel. As of December 1, 2018, the Company and Ms. Durant entered into an Employment Agreement pursuant to which the Company agreed to pay (i) a monthly base salary of $10,000, (ii) a potential cash bonus of up to 100% of base salary, based on Ms. Durant achieving certain milestone deliverables and the Company achieving specific operating objectives and based on reasonable specific performance targets, (iii) the issuance of 1,000,000 shares of restricted common stock (the “Stock”), and iv) an additional 1,000,000 shares of restricted common stock through the Company’s Stock Incentive Plan, based on Ms. Durant achieving certain milestone deliverables and the Company achieving specific operating objectives based on reasonable specific performance targets (the “Earn Out Stock”). The Employment Agreement has an initial term of 3 years; if the Employment Agreement is terminated early without cause by the Company within the Initial term, Ms. Durant shall receive severance pay equal to 6 months base salary.

12. Geographical Information

The Company has one operating segment and the decision-making group is the senior executive management team.

Revenue	2018	2017
Romania	$1,763,170	$1,591,172
Italy	829,794	894,697
Germany	-	-
	$2,592,964	$2,485,869

Investment In Energy Property and Equipment, Net
Romania	$5,272,802	$5,861,749
Italy	8,048,477	2,378,480
Germany	1,418,488	-
	$14,739,767	$8,240,229

13. Subsequent Events

In accordance with ASC 855, Subsequent Events, we have evaluated subsequent events through the date of issuance of these financial statements. During this period, we had the following materially recognizable subsequent events.

Common Stock Issuances:

From January 1, 2019 to the date of the filing of this report, 5,855,000 shares of common stock have been issued to consultants for services rendered, 310,876 shares were issued as fees related to third party investment and 16,000,000 shares were issued to officers and directors for continued services and performance.

F-21

Investment:

In February of 2019, Alternus Energy Inc. (the “Company”) entered into a Securities Purchase Agreement with four accredited investors (the “Lenders”), in connection with an investment of a total amount of $300,000, and pursuant to which the Company issued i) a convertible promissory note with a 15% OID, having a two year term, secured behind an accredited investor via a US UCC filing on all assets of the Company, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.20 per share, and ii) a warrant to purchase shares of the Corporation’s common stock equal to 50% of the total number of shares if the Note is fully converted, divided by the Exercise Price of $0.25, (equal to a total of 750,000 warrants) subject to adjustment as provided therein, exercisable at $0.25 per share or through its cashless exercise provision and having a 4 year term.

Additionally in February of 2019, the terms under which all cash previously loaned by VestCo Corp., a company owned and controlled by Vincent Browne, the Company’s CEO, to the Company to date has been amended and restated under the identical investment transaction terms as described above, pursuant to which the Corporation executed a Securities Purchase Agreement with VestCo Corp. and issued to VestCo Corp. i) a convertible promissory note with a 15% OID, and therefore having a Principal Amount of $291,540, having a two year term, secured behind an accredited investor via a US UCC filing on all assets of the Corporation, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.20 per share, and ii) a warrant to purchase up to 619,522 shares of the Corporation’s common stock, exercisable at $0.25 per share or through its cashless exercise provision and having a 4 year term.

In May of 2019, the Corporation entered into Securities Purchase Agreements with 3 accredited investors (the “Lenders”), in connection with an investment of up to a total amount of $100,000, and pursuant to which the Corporation issued a convertible promissory note with a 15% OID, having a two year term, secured behind an accredited investors via a US UCC filing on all assets of the Corporation, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.25 per share, and a warrant to purchase shares of the Corporation’s common stock equal to 25% of such Lender’s investment divided by the Conversion Price of $0.25, subject to adjustment as provided therein, exercisable at $0.30 per share and having a 3 year term.

Also in May of 2019, the Corporation entered into a Securities Purchase Agreement with another accredited investor (the “Lender”), in connection with an investment of $500,000, and pursuant to which the Corporation issued a convertible promissory note accruing 12% interest per annum with bi-annual interest payments, having a two year term, senior in priority to all obligations of the Company other than the Company’s obligations to an accredited investor and its affiliated investment funds, or a similar replacement thereto, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.25 per share.

Dublin Office Lease:

On March 6, 2019, the Company signed a lease for office space located in Dublin, Ireland, having a term of ten years, with a break option at the end of year five, payments of $58,062 per annum, to be paid quarterly, a six month security deposit in the sum of $28,134

Risen Italy Acquisition:

On May 14, 2019, PC-Italia-02 S.R.l., a wholly owned subsidiary of Alternus Energy Inc.’s (the “Company”) Netherlands’ subsidiary, completed the acquisition of 100% of the share capital of four out of five SPVs (Special Purpose Vehicles) the Company planned to purchase under a definitive sale and purchase agreement signed with Risen Energy PV Holding Italy GmbH and Risen Energy (HongKong) Co., Limited. The total acquisition will consist of seven operating photovoltaic plants located in Italy having a total installed capacity of 5.1 MWs in exchange for approximately $8.1M cash, less $1.5M held back for the acquisition of the fifth SPV, and less $0.4M held in escrow for two months from closing against certain tax open items and as a hold back for any unexpected items not found in due diligence.

Stock Incentive Plan

In June, 2019, the Board of Directors and the holders of 58% of the Company’s outstanding common stock approved the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock grants, and stock units (collectively, the “Awards”). Awards may be granted under the 2019 Plan to our employees, directors and consultants (collectively, the “Participants”). The maximum number of shares of common stock available for issuance under the 2019 Plan is 22,500,000 shares. The shares of common stock subject to stock awards granted under the 2019 Plan that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the 2019 Plan and be available for issuance under the 2019 Plan. To date, no Awards have been granted.

Financing Transaction:

In June 2019, the Company entered into a bridge financing agreement with a third party accredited investor for our solar projects in Italy. Under the terms of the agreement, this funding will finance the Company’s 7.2MW’s projects in Italy in the amount of $9.75 million.

F-22

ALTERNUS ENERGY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2019 AND DECEMBER 31, 2018

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,491,432	$1,026,533
Accounts receivable	747,048	307,307
Other receivables, sale of asset	429,962	531,717
Unbilled energy incentives earned	311,787	164,687
Prepaid expenses and other current assets, short term portion	473,010	334,078
Taxes recoverable	526,607	178,995
Total Current Assets	3,979,846	2,543,317

Investment in Energy Property and Equipment, Net	24,145,418	14,739,767
Construction in Process	7,612,302	6,979,080

Prepaid expenses and other current assets, long term portion	562,700	-
Restricted cash for Italian acquisition	-	8,857,966
Total Assets	$36,300,266	$33,120,130

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,158,150	$1,696,200
Convertible and non-convertible promissory notes, current portion	14,408,651	14,510,204
Capital lease, current portion	84,743	85,325
Derivative liability	-	338,861
Taxes payable	81,657	27,450
Total Current Liabilities	16,733,201	16,658,040

Convertible and non-convertible promissory notes, net of current portion	10,800,249	10,320,240
Capital lease, net of current portion	983,561	1,032,453
Asset retirement obligation	144,976	75,031
Total Liabilities	28,661,987	28,085,765

Commitments and Contingencies

Shareholders' equity
Common stock, $0.001 par value; 450,000,000 shares authorized, 132,892,601 and 110,726,725 shares issued and outstanding as of June 30, 2019 and December 31, 2018 respectively.	132,893	110,727
Additional paid in capital	15,342,308	13,164,601
Other comprehensive (loss)	(428,224)	(260,424)
Accumulated deficit	(7,408,698)	(7,980,539)
Total Shareholders' Equity	7,638,279	5,034,365
Total Liabilities and Shareholders' Equity	$36,300,266	$33,120,130

See accompanying notes to the unaudited condensed consolidated financial statements

F-23

ALTERNUS ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$933,828	$973,609	$1,303,959	$1,410,699
Cost of revenues	(161,578)	(503,864)	(318,586)	(704,024)
Gross Profit	772,250	469,745	985,373	706,675

Operating Expenses
Selling, general and administrative	1,509,347	310,335	2,051,904	548,935
Depreciation and amortization	318,734	251,258	486,204	389,235
Total Operating Expenses	1,828,081	561,593	2,538,108	938,170

Loss from Operations	(1,055,831)	(91,848)	(1,552,735)	(231,495)

Other income (expense)
Interest expense	(1,027,335)	(790,071)	(1,914,709)	(847,017)
Change in fair value of derivative liability	(132,976)	-	(132,976)	-
Gain on bargain purchase	4,172,263	-	4,172,263	-
Total other income (expense)	3,011,952	(790,071)	2,124,578	(847,017)
Net Income (Loss) before Provision for Income Taxes	1,956,121	(881,919)	571,843	(1,078,512)
Provision for Income Taxes	-	-	-	-
Net Income (Loss)	$1,956,121	$(881,919)	$571,843	$(1,078,512)

Basic income (loss) per share	$0.02	($0.01)	$0.00	($0.02)
Diluted income (loss) per share	$0.01	-	$0.00	-

Weighted average shares outstanding:
Basic	116,732,161	71,583,868	115,564,961	71,530,592
Diluted	143,121,157	71,583,868	130,290,364	71,530,592

Comprehensive income (loss):
Net income (loss)	$1,956,121	$(881,919)	$571,843	$(1,078,512)
Unrealized gain (loss) on currency translation adjustment	149,864	(385,684)	(167,800)	(252,563)
Comprehensive income (loss)	$2,105,985	$(1,267,603)	$404,043	$(1,331,075)

See accompanying notes to the unaudited condensed consolidated financial statements

F-24

ALTERNUS ENEGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018

	Preferred Shares		Common stock issued		Paid-In	Comprehensive Income/	Accumulated
	Series D	Amount	Shares	Amount	Capital	(Loss)	(Deficit)	Total
Balance at January 1, 2019		$	110,726,725	$110,727	$13,164,601	$(260,424)	$(7,980,540)	$5,034,364
Stock Compensation			21,915,876	21,916	1,395,948			1,417,864
Amortization of debt discount					123,804			123,804
Unrealized loss on currency translation adjustment						(317,664)		(317,664)
Net Loss							(1,384,279)	(1,384,279)
Balance at March 31, 2019	-	-	132,642,601	132,643	14,684,353	(578,088)	(9,364,819)	4,874,089
Stock Compensation			250,000	250	40,000			40,250
Reclassification of derivative liability					471,837			471,837
Amortization of debt discount					146,118			146,118
Unrealized gain on currency translation adjustment						149,864		149,864
Net income							1,956,121	1,956,121
Balance at June 30, 2019	-	$-	132,892,601	$132,893	$15,342,308	$(428,224)	$(7,408,698)	$7,638,279

Balance at January 1, 2018	30,000,000	$30,000	71,476,725	$71,477	$11,949,748	$205,875	$(6,127,827)	$6,129,273
Unrealized gain (loss) on currency translation adjustment						133,121		133,121
Net loss							(196,593)	(196,593)
Balance at March 31, 2018	30,000,000	30,000	71,476,725	71,477	11,949,748	338,996	(6,324,420)	6,065,801
Stock Compensation			250,000	250	27,250			27,500
Amortization of debt discount					680,309			680,309
Unrealized loss) on currency translation adjustment						(385,684)		(385,684)
Net loss							(881,919)	(881,919)
Balance at June 30, 2018	30,000,000	$30,000	71,726,725	$71,727	$12,657,307	$(46,688)	$(7,206,339)	$5,506,007

See accompanying notes to the unaudited condensed consolidated financial statements

F-25

ALTERNUS ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 and 2018

	June 30, 2019	June 30, 2018
Cash Flows from Operating Activities:
Net Income (loss)	$571,843	$(1,078,512)

Adjustments to reconcile net income (loss) to net cash used in operations
Depreciation and amortization	486,204	389,235
Stock compensation costs	1,458,114	27,500
Amortization of debt discount	269,922	680,309
Change in fair value of derivative liability	132,976	-
Gain on Bargain purchase	(4,172,263)	-
Changes in assets and liabilities, net of acquisition and disposals:
Accounts receivable and other short-term receivables	(398,491)	76,857
Accounts payable & accrued liabilities	351,235	(210,212)
Energy incentives earned not yet received	(148,198)	314,850
Vendor deposits & prepayments	(947,972)	(196,983)
Net Cash (Used in) Provided by Operating Activities	(2,396,630)	3,044

Cash Flows from Investing Activities:
Additions to construction in process	(284,301)	-
Acquisition of Risen solar energy parks	(6,131,004)	-
Net Cash (Used In) Investing Activities	(6,415,305)	-

Cash Flows from Financing Activities:
Proceeds from debt, related parties	-	10,344
Payments of debt principal, related parties	(39,112)	-
Proceeds from debt, senior debt	13,750,925	1,575,393
Payments on debt principal, senior debt	(13,242,677)	(341,285)
Net proceeds from lines of credit	-	5,158
Payments on leased assets, principal	(41,813)	(31,599)
Restricted cash for future acquisitions	-	(1,163,737)
Net Cash Provided by Financing Activities	427,323	54,274

Effect of exchange rate on cash	(8,455)	(5,191)

Net (decrease) increase in cash, cash equivalents and restricted cash	(8,393,067)	52,127
Cash, cash equivalents, and restricted cash beginning of the period	9,884,499	130,366
Cash, cash equivalents, and restricted cash end of the period	$1,491,432	$182,493

See accompanying notes to the unaudited condensed consolidated financial statement

F-26

ALTERNUS ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED SUPPLEMENTAL STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 and 2018

	June 30, 2019	June 30, 2018
Supplemental Cash Flow Disclosure
Cash paid for interest	$790,661	$92,321

Supplemental Non Cash Disclosure
Reclassification of derivative liability	$471,837	-

See accompanying notes to the unaudited condensed consolidated financial statements

F-27

ALTERNUS ENERGY INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Formation

Basis of Presentation

The unaudited condensed consolidated financial statements include the consolidated balance sheet, statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) from records maintained by the Company. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the applicable rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. As such, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s 2018 audited annual consolidated financial statements and accompanying notes included elsewhere in this Form 10. The unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary, in management’s opinion, to state fairly the Company’s financial position and results of operations for the reported periods. The results of operations for the three and six months ended June 30, 2019 are not necessarily indicative of the operating results for the full fiscal year for any future period

Alternus Energy Inc. (formerly Power Clouds, Inc.) (“We”, “ALTN” or the “Company”) was incorporated in the State of Colorado on January 1, 2000, then reorganized as a Nevada corporation on November 8, 2006. On September 11, 2008 the corporation changed its name from Asset Realization, Inc. to World Assurance Group, Inc. On April 24, 2015, the Company changed its name from World Assurance Group, Inc. to Power Clouds Inc. On November 29, 2018, the Company changed its name from Power Clouds Inc. to Alternus Energy Inc. and related stock ticker symbol change from PWCL to ALTN.

AE Europe B.V. (formerly Power Clouds Europe B.V.)

In August of 2016, the Company incorporated a new wholly owned subsidiary in the Netherlands, AE Europe B.V. (formerly named Power Clouds Europe B.V.) This company was incorporated to ultimately hold the Company’s European operating companies and sub-holding companies as appropriate.

PC-Italia-01 S.R.L. (Formerly Power Clouds Wind Italia S.R.L.)

In June of 2015, ALTN incorporated a company in Italy, PC_Italia_01 S.R.L. (formerly named Power Clouds Wind Italia S.R.L.). This company was incorporated to acquire Italian special purpose vehicles (SPVs), power plants and / or other assets located in Italy.

PC-Italia-02 S.p.A. (Formerly PC-Italia-02 S.R.L.)

In August of 2016, the Company incorporated a new company in Italy, PC_Italia_02 SRL as a wholly owned subsidiary of AE Europe B.V. This Company was incorporated to acquire Italian special purpose vehicles, power plants and/or other assets located in Italy. In April of 2019, PC-Italia-02 acquired four additional SPVs in Italy, CIC Rooftop S.r.l., CIC Treviso S.r.l., White One S.r.l., CTS Power S.r.l., Sant’Angelo Energia S.r.l..

PCG_HoldCo UG & PCG_GP UG

In June of 2018, the Company acquired 100% of the share capital of two ‘shelf companies’ in Germany which were renamed as PCG_HoldCo UG and PCG_GP UG immediately thereafter. These two companies were acquired in order to acquire German special purpose vehicles, PV solar parks and/or other assets located in Germany. During the twelve months ended December 31, 2018, the Company completed the acquisitions of 4 SPVs in Germany, PSM 20 GmbH & Co KG, GRK 17.2 GmbH & Co KG, GRT 1.1 GmbH and PSM 40 GmbH & Co KG. In December of 2018, the Company acquired 100% of the share capital of a ‘shelf company’ in Germany which was renamed to ALTN HoldCo UG.

F-28

Alternus Energy International Limited

In March of 2019, the Company incorporated a new wholly owned subsidiary in Ireland, Alternus Energy International Limited. This company was incorporated to establish our European operations center.

AEN 01 B.V.

In June of 2019, the Company incorporated a new wholly owned subsidiary in the Netherlands, AEN 01 B.V. This company was incorporated to acquire Netherlands special purpose vehicles (SPVs), project rights and other solar energy assets in the Netherlands.

Summary:

Alternus Energy, Inc (ALTN) is a holding company that operated through nineteen subsidiaries as of June 30, 2019:

	Date Acquired / Established	ALTN Ownership	Country of Operation
Power Clouds SRL	March 31, 2015	99.5%*	Romania
F.R.A.N. Energy Investment SRL	March 31, 2015	99.5%*	Romania
AE Europe B.V.	Established August 2016	100%	Netherlands
PC-Italia-01 S.R.L.	Established June 2015	100% (via PCE)	Italy
PC-Italia-02 S.p.A.	Established August 2016	100% (via PCE)	Italy
Sant’Angelo Energia S.r.l.	March 30, 2017	100% (via PC_Italia_02)	Italy
PCG_HoldCo GmbH	July 6, 2018	100%	Germany
PCG_GP UG	August 30, 2018	100%	Germany
PSM 20 UG	November 14, 2018	100% (via PCG_HoldCo)	Germany
PSM 40 UG	December 28, 2018	100% (via PCG_HoldCo)	Germany
GRK 17.2 GmbH & Co KG	November 17, 2018	100% (via PCG_HoldCo)	Germany
GRT 1.1 GmbH & Co KG	December 21, 2018	100% (via PCG_HoldCo)	Germany
ALTN HoldCo UG	December 14, 2018	100% (via PCG HoldCo)	Germany
Alternus Energy International Limited	March 1, 2019	100%	Ireland
CIC Rooftop 2 S.r.l.	April 23, 2019	100% (via PC-Italia-02)	Italy
CIC RT Treviso S.r.l.	April 23, 2019	100% (via PC-Italia-02)	Italy
SPV White One S.r.l.	April 23, 2019	100% (via PC-Italia-02)	Italy
CTS Power 2 S.r.l.	April 23, 2019	100% (via PC-Italia-02)	Italy
AEN 01 B.V.	June 13, 2019	100%	Netherlands

*Non-controlling interest is not material

F-29

Recent developments

On August 19, 2019, the Board of Directors of Alternus Energy Inc. (the “Company”) approved the adoption of an audit committee, comprised of the Company’s two independent directors, John P. Thomas and John McQuillan.  The Board also approved the Audit Committee’s Charter, which gives certain powers and authority to the Audit Committee as further described in the Committee Charter.

2. Liquidity

The financial statements for six months ended June 30, 2019 and 2018 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of our business. As reflected in the accompanying financial statements, the Company had net income of $571,843 and a net loss of ($1,078,512) for the six months ended June 30, 2019 and 2018, respectively.

The Company had accumulated shareholders’ equity of $7,638,279 and $5,034,364 as of June 30, 2019 and December 31, 2018, respectively, and a working capital deficit of $12,753,355 and $14,114,724 as of June 30, 2019 and December 31, 2018, respectively. At June 30, 2019, the Company had $1,491,432 of cash on hand.

Given the current level of cash resources, receivables and long-term supply contracts, management believes the Company’s current level of operations is sufficient to mitigate such uncertainty for a period of time for at least a twelve months from the time these financials are available. The working capital deficit for 2019 and 2018 is largely related to the acquisition of long-term assets that are planned to be refinanced with long term debt during 2019. These assets will also provide long term cash flow to the Company. The Company has executed a term sheet for approximately $15M with a leading European bank to refinance the short term acquisition facility related to the Italian acquisitions. The new financing will recapitalize the existing short term debt and eliminate the working capital deficit.

As a result, the accompanying financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

3. Summary of Significant Accounting Policies

Basis of consolidation

The unaudited condensed consolidated financial statements as of June 30, 2019 and December 31, 2018 include the accounts of the Company and the aforementioned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The results of subsidiaries acquired or disposed of during the respective periods are included in the unaudited consolidated financial statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

F-30

Use of estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses for the periods presented. The most significant estimates with regard to these statements relate to the assumptions utilized in the calculation of stock and warrant compensation expense, asset retirement obligations and impairment of long-lived assets. Actual results could differ from these estimates.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), and has since issued amendments thereto (collectively referred to as “ASC 606”). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and the guidance defines a five-step process to achieve this core principle. ASC 606 also mandates additional disclosure about the nature, amount, timing and uncertainty of revenues and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The Company adopted ASC 606 as of January 1, 2019. Results for the reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period results are not adjusted and continue to be reported in accordance with its historic accounting under ASC Topic 605. The Company determined that the new standard did not have any impact on revenue recognition and measurement in its consolidated financial statements.

The Company derives revenues through its subsidiaries from the sale of electricity and the sale of solar renewable energy credits. Energy generation revenue and solar renewable energy credits revenue are recognized as electricity is generated by the solar energy facility and delivered to the grid at which time all performance obligations have been delivered. Revenues are based on actual output and contractual sale prices set forth in long-term contracts.

Disaggregated Revenues

The following table shows the Company’s revenues disaggregated by pricing plans offered to customers:

	For the Six Months Ended June 30,
Net Revenue, by Offtake Type	2019	2018
Feed in Tariff	$825,396	$498,951
Green Certificates	295,800	463,664
Energy Offtake Agreements	182,763	448,084
Total	$1,303,959	$1,410,699

The Company has a limited number of government and utility customers, generally of high credit quality. During the six months ended June 30, 2019, two customers represented 46% and 12% of revenues and 72% and 4% of accounts receivable balance. During the six months ended June 30, 2018, one of same customer and one different customer represented 30% and 19% of revenues. During the three months ended March 31, 2019, two customers represented 34% and 18% of revenues. During the three months ended March 31, 2018, one of same customer and one different customer represented 42% and 21% of revenues.

Risks and Uncertainties

The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, and regulatory risks including the potential risk of business failure.  Also see Note 3 regarding liquidity matters.

F-31

Fair Value of Financial Instruments

The Company measures its financial instruments at fair value under GAAP. establishes a framework for measuring fair value and disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. The Company has level 3 asset and liabilities consisting of asset retirement obligations and warrant liabilities. The asset retirement obligations are not material.

As of April 15, 2019 the exercise price of the warrants previously issued in conjunction with the Inmost note became fixed at a price of $0.122 and the derivative liability of $471,837 was reclassified to equity. During the three and six months ended June 30, 2019, the Company recorded a change in fair value of $132,976. There was no change in fair value for the three and six months ended June 30, 2019. The change in derivative liabilities for the six months ended June 30, 2019 was as follows:

Balance as of December 31, 2018	$338,861
Change in fair value of derivative liability	132,976
Reclassification of derivative liability	(471,837)
Balance as of June 30, 2019	$-

We valued the derivative using the Black Shoals method. We calculated the stock price as of the data of revaluation, with a remaining term of the warrants of 2.5 years. The volatility was calculated at 3.3 using the historical stock price and share volume of the company. We used 2.94% as the risk free rate, based on the Treasure rates for the similar period. The warrants were valued using the floor price of $0.122 with a valuation date of April 15, 2019.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts payable, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

F-32

Income Taxes

The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences arising between the tax bases of assets and liabilities and their reported amounts for financial reporting purposes. The Company records valuation allowances to reduce its deferred tax assets to the amount expected to be realized. In assessing the adequacy of recorded valuation allowances, the Company considers a variety of factors including the scheduled reversal of deferred tax liabilities, future taxable income and prudent and feasible tax planning strategies. The Company follows applicable authoritative guidance on accounting for uncertainty in income taxes, which, among other things, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods and disclosure. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. As of June 30, 2019 and December 31, 2018, the Company is anticipating to reflect a tax loss for the year and therefore no provision was recorded. Penalties and interest assessed by income tax authorities would be included in income tax expense. For the period ended June 30, 2019 and 2018, the Company did not incur any penalties or interest. As of December 31, 2018, the Company accrued $180,000 related to noncompliance of administrative filing for their foreign entities for the periods 2012 – 2017.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants. As of June 30, 2019, the Company had 13,693,235 of warrants, and 8,672,288 of convertible shares associated with debt issuance. As of June 30, 2018, the Company had 7,305,578 of warrants, and 2,772,218 of convertible shares associated with debt issuance.

	Three Months Ended June 30,		Six Months Ended June 30,	Six Months Ended June
Numerator:	2019	2018	2019	2018
Net income (loss) applicable to common stockholders - basic and diluted	$1,956,121	$(881,919)	$571,842	$(1,078,512)

Denominator:
Weight average shares outstanding - basic	116,732,161	71,583,868	115,564,961	71,530,592
Dilutive stock warrants and restricted shares	26,388,996	-	14,725,403	-
Weight average shares outstanding - diluted	143,121,157	71,583,868	130,290,364	71,530,592

Net income (loss) earnings per share:
Basic	$0.02	$(0.01)	$0.00	$(0.02)
Dilutive	$0.01	-	$0.00	-
Anti-dilutive potential common stock equivalents
Warrants	17,716,708		6,053,115
Convertible debt	8,672,288		8,672,288

F-33

Foreign Currency and Other Comprehensive Loss

The functional currency of our foreign subsidiaries is typically the applicable local currency which is Romania Lei, Japanese Yen or European Union Euros. The translation from the respective foreign currency to United States Dollars (U.S. Dollar) is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using an average exchange rate during the period. Gains or losses resulting from such translation are included as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in foreign currency income or loss except for the effect of exchange rates on long-term inter-company transactions considered to be a long-term investment, which are accumulated and credited or charged to other comprehensive income.

Transaction gains and losses are recognized in our results of operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. The Company had a non material net foreign exchange loss for the period ended June 30, 2019 and 2018, respectively. The foreign currency exchange gains and losses are included as a component of general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). For the period ended June 30, 2019 and 2018, the increase (decrease) in accumulated comprehensive gain (loss) was ($167,800 and ($252,563), respectively.

Preferred Stock

We apply the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of our convertible preferred stock. Preferred Stock subject to mandatory redemption is classified as liability instruments and is measured at fair value. Conditionally redeemable Preferred Stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, preferred stock is classified as permanent equity.

Subsequent Events

The Company follows the guidance in Section 855 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company considers its financial statements issued when they are widely distributed to users, such as through filing them with OTC Markets. No subsequent events required disclosure except for those in Note 11.

Recent Accounting Standards Adopted

On January 1, 2019, the Company adopted ASU 2016-18. The adoption had an impact on the Company’s beginning of the period and end of the period cash and cash equivalents balance in its statement of cash flows. The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheet that equals the total of the same amounts reported in the consolidated statement of cash flows:

	June 30, 2019	December 31, 2018

Cash and cash equivalents	$1,491,432	$1,026,533
Restricted cash for future acquisitions	-	8,857,966
Total cash, cash equivalents, and restricted cash	$1,491,432	$9,884,499

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The guidance in this ASU expands the scope of ASC Topic 718 to include all share-based payment arrangements related to the acquisition of goods and services from both nonemployees and employees. This amendment is effective for annual and interim on January 1st, 2019. The ASU No. 2018-07 adoption did not have a material impact on its financial position, results of operations or financial statement disclosure.

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In December 2018 the FASB issued ASU 2018-02 “02 Income Statement—Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. However, because the amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The adoption of ASU No. 2018-02 did not have a material impact on the Company’s financial position, results of operations or financial statement disclosure.

Recent Accounting Standards Not Adopted

In February 2016, the FASB issued Accounting Standard Update (ASU) No. 2016-02, Leases (Topic 842), which establishes a new lease accounting model for lessees. The updated guidance requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. In June 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which further clarifies how to apply certain aspects of the new lease standard. Topic 842 is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2018 and for all other entities for fiscal years beginning after December 15, 2019 with early adoption permitted. The Company is currently evaluating the effect that the adoption of ASU 2016-02 will have on its consolidated financial statement

In November 2016 the FASB issued ASU 2016-18, which amends ASC 230 to add or clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. The amendments in this update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. This update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The company believe the adoption of ASU No. 2018-10 will not have a material impact on the Company’s financial position, results of operations or financial statement disclosure

4. Acquisitions

2019 Acquisition of Risen Energy SPV.

In April 2019, PC-Italia-02 S.R.l., a wholly owned subsidiary of Alternus Energy Inc.’s (the “Company”) Netherlands’ subsidiary, completed the acquisition of 100% of the share capital of 4 out of 5 SPVs (Special Purpose Vehicles) the Company planned to purchase under a definitive sale and purchase agreement signed with Risen Energy PV Holding Italy GmbH and Risen Energy (HongKong) Co., Limited. The total acquisition consisted of 7 operating photovoltaic plants located in Italy having a total installed capacity of 5.1 MWs in exchange for approximately $8.1M cash, less $1.5M held back for the acquisition of the 5th SPV, and less $0.4M held in escrow for 2 months from closing against certain tax open items and as a hold back for any unexpected items not found in due diligence. The purchase was treated as business combination, as defined by ASC 805, Business Combinations.

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The fair value of the purchase consideration issued to the sellers of the project was allocated to the net assets acquired. The Company accounted for the acquisition as the purchase of a business under U.S. GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $9.9 million. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of the project and the results of a fair value assessment that the Company performed.

The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it was reasonable for a bargain purchase to occur. The main reason for the bargain purchase price was a motivated seller who was looking to exit the business. The seller is manufacture of product for the solar industry and not an operator. Part of their strategy to increase product sales is to develop and construct solar projects. The seller is not a long-term operator like Alternus, so their strategy is to not keep operating assets on their books for the long-term. Also, because of the small size of the operating assets we purchased and the fact that they were spread out across Italy made it more difficult for Risen to manage the assets since they are not an operator. This led to their willingness to sale the assets at a market discount. Subsequent to the acquisition of Risen facility, Alternus Energy signed a letter of intent with Risen to purchase an additional 10MWs of similar solar Projects at a price of 18.5M (euros). The price per MW was 1.85M (Euros) for an uninstalled asset as compared to the 1.35M (euros) they sold the operating asset for. This further supports that the Company position that Risen was a motivated seller and did not want to be an operator. Further, at the time of sale, Alternus has no side agreement or other commitment to purchase any assets from Risen.

Total
Cost of acquisitions
Cash paid for assets	$6,131,004
Total acquisition cost	$6,131,004

Fair value of assets acquired
investment in energy property	9,939,414
Net working capital acquired	384,397
Asset retirement liability	(65,114)
$10,258,697

Gain on bargain purchase	$4,127,693

Proforma Results

The following presents the six months proforma combined results of operations as if the entities were combined on January 1, 2018:

	June 30, 2019	June 30, 2018
Revenues, net	$1,937,609	$2,044,432
Net (loss)	$(3,273,720)	$(751,729)
Net (loss) per share	$(0.03)	$(0.01)
Basic weighted average number of shares outstanding	115,564,961	71,530,892

The following presents the three months proforma combined results of operations as if the entities were combined on January 1, 2018:

	June 30, 2019	June 30, 2018
Revenues, net	1,314,018	1,353,882
Net (loss)	(1,995,432))	((661,126))
Net income (loss) per share	(0.02)	(0.01)
Basic weighted average number of shares outstanding	116,732,161	71,583,868

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5. Investment in Energy Property and Equipment

As of June 30, 2019, the Company had $24,145,418 of net investment in energy property, as outlined in the table below.

	June 30, 2019	December 31, 2018
Solar energy facilities operating	$26,144,973	$16,278,252
Less accumulated depreciation and amortization	(1,999,555)	(1,538,485)
Net Assets	$24,145,418	$14,739,767

The estimated useful life remaining on the investment in energy property and intangible asset is between 15 and 25 years.

Depreciation and amortization expense for the six months ended June 30, 2019 and 2018, was $486,204 and $389,235, respectively.

Depreciation expense for the three months ended June 30, 2019 2019 and 2018, was $318,734 and $251,258, respectively

The Company leases various equipment under capital leases. Assets held under capital leases are included in property and equipment as follows:

	June 30, 2019	December 31, 2018
Capitalized costs relating to PV plants	$2,342,356	$2,358,588
Less accumulated amortization	(266,870)	(208,989)
Net Assets	$2,075,486	$2,149,599

6. Capital Leases

We have acquired equipment through a capital lease obligations for the Sant’Angelo park in Italy. As of June 30, 2019, there was $1,068,304 remaining on the lease of which $84,743 was the short-term portion. The lease commenced in 2011, has a term of 18 years and will expire in September 2029. Interest is calculated on the outstanding principal based on EURIBOR 3 months (EUR3M) plus an agreed margin for the lender. The average interest rate based on previous years is approximately 4.5% per annum. This interest amount may vary due to future changes in EUR3M index.

Capital lease future minimum payments for each of the next five years and thereafter is as follows:

2019	70,951
2020	141,902
2021	141,902
2022	141,902
2023	141,902
Thereafter	756,815
1,395,374
Less Interest Expense	(327,070)
$1,068,304

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7. Convertible and Unconvertible Promissory Notes

The following table reflects the total debt balances of the Company as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Short term line of credit	$72,127	$73,560
Promissory notes related parties	168,641	207,753
Convertible notes related parties	291,540	284,000
Senior secured debt	9,813,400	10,192,603
Promissory notes	13,760,227	13,622,024
Convertible promissory notes	1,669,416	754,067
Gross debt	25,775,351	25,134,007
Debt discount	(566,451)	(303,563)
Net debt	25,208,900	24,830,444
Less current maturities	(14,408,651)	(14,510,204)
Long Term Debt, net of current maturities	$10,800,249	$10,320,240

Note principal payments next five years and thereafter:

	2019	2020	2021	2022	2023	Thereafter	Total
Gross debt	$14,794,501	$4,077,407	$2,073,585	$248,357	$253,450	$4,328,051	$25,775,351
Debt discount	(385,850)	(180,601)					(566,451)
Net debt	$14,408,651	$3,896,806	$2,073,585	$248,357	$253,450	$4,328,051	$25,208,900

Senior secured debt:

In March of 2019, in order to complete additional solar park acquisitions in Italy, the Company entered into certain loan agreement with a third party accredited investor (the “Lender”), in connection with the Company’s Netherlands subsidiary, AE Europe B.V. The loan amount as of June 30, 2019 was $2,893,986 with an interest rate of 12% and a term of twelve months. The proceeds of which were used to pay down existing senior secured debt.

Promissory Note:

In June of 2019, the Company entered into certain agreements with a third party accredited investor (the “Lender”), in connection with the Company’s Netherlands subsidiary, AE Europe B.V. The loan amount as of June 30, 2019 was $9,806,939 with an interest rate of 7.5% and a term of ten months. The proceeds of which were used to pay down existing senior secured debt.

Related Party Notes:

In February of 2019, the terms under which all cash previously loaned by VestCo Corp., a company owned and controlled by, the Company’s CEO, to the Company to date has been amended and restated under the identical investment transaction terms as described below, pursuant to which the Corporation executed a Securities Purchase Agreement with VestCo Corp. and issued to VestCo Corp. i) a convertible promissory note with a 15% OID, and therefore having a Principal Amount of $291,539, having a two year term, secured behind a third party accredited investor via a US UCC filing on all assets of the Corporation, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.20 per share, and ii) a warrant to purchase up to 619,522 shares of the Corporation’s common stock, exercisable at $0.25 per share or through its cashless exercise provision and having a 4 year term.

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Convertible Promissory Notes:

In February of 2019, the Company entered into a Securities Purchase Agreement with 4 accredited investors (the “Lenders”), in connection with an investment of a total amount of $300,000, and pursuant to which the Company issued i) a convertible promissory note with a 15% OID, having a two year term, secured behind a third party accredited investor via a US UCC filing on all assets of the Company, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.20 per share., and ii) a warrant to purchase shares of the Corporation’s common stock equal to 50% of the total number of shares if the Note is fully converted, divided by the Exercise Price of $0.25, (equal to a total of 750,000 warrants) subject to adjustment as provided therein, exercisable at $0.25 per share or through its cashless exercise provision and having a 4 year term. We recorded a debt discount of $123,805 related to the warrants issued for both the February 2019, related party note and convertible promissory note.

In May of 2019, the Corporation entered into Securities Purchase Agreements with 4 accredited investors (the “Lenders”), in connection with an investment of up to a total amount of $150,000, and pursuant to which the Corporation issued a convertible promissory note with a 15% OID, having a two year term, secured behind an accredited investors via a US UCC filing on all assets of the Corporation, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.25 per share, and a warrant to purchase shares of the Corporation’s common stock equal to 25% of such Lender’s investment divided by the Conversion Price of $0.25, subject to adjustment as provided therein, exercisable at $0.30 per share and having a 3 year term. We recorded $36,000 for the warrant cost allocated to debt discount and $110,118 for the beneficial conversion cost related to the convertible debt.

May of 2019, the Corporation entered into a Securities Purchase Agreement with another accredited investor (the “Lender”), in connection with an investment of $500,000, and pursuant to which the Corporation issued a convertible promissory note accruing 12% interest per annum with bi-annual interest payments, having a two year term, senior in priority to all obligations of the Company other than the Company’s obligations to an accredited investor and its affiliated investment funds, or a similar replacement thereto, having a call option right for the noteholder, a redemption right for the Corporation, and convertible at $0.25 per share.

On September 30, 2015, the Company issued a convertible loan note for $1,000,000 to World Global Assets Pte. Ltd. (WGA), in conjunction with the spin out of WRMT. The note had a three-year term, accrued no interest, and was convertible at a fixed price of $0.20 per share, subject to certain triggers and restrictions. In 2016 a portion of the convertible loan note of approximately $300,000 was assigned to various third parties and is now convertible at market price, with a floor price of $0.20 per share and a maturity date of June 30, 2019. As of June 30, 2019 the remaining principal amount was $244,800.

8. Commitments and Contingencies

Litigation

The Company is not currently involved in or aware of any litigation that could result in a loss. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of its subsidiaries, threatened against or affecting the Company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Operating Leases

On March 6, 2019, the Company signed a lease for office space located in Dublin, Ireland, having a term of ten years, with a break option at the end of year five. The estimated payments is $55,886 per annum, to be paid quarterly. Also the Company paid a six month security deposit in the sum of $28,134.

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Our Romanian operations lease the land for the solar park. The combined estimated annual cost of $9,289 for 2019 and $7,723 thereafter. The leases commenced in 2013 and run for 25 years.

Total
2019	$32,587
2020	63,609
2021	63,609
2022	63,609
2023	63,609
Thereafter	395,272
$682,295

9. Shareholder’s Equity

Common Stock:

Common Stock Issuances:

During the six months ended June 30, 2019, 5,855,000 shares of common stock were issued to consultants for services rendered, 310,876 shares were issued as fees related to third party investment and 16,000,000 shares were issued to officers and directors for continued services and performance. The total value was based on the closing stock price of our common stock on the various dates of issuance, and equals $1,458,114

Stock Incentive Plan:

In June, 2019, the Board of Directors approved the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock grants, and stock units (collectively, the “Awards”). Awards may be granted under the 2019 Plan to our employees, directors and consultants (collectively, the “Participants”). The maximum number of shares of common stock available for issuance under the 2019 Plan is 22,500,000 shares. The shares of common stock subject to stock awards granted under the 2019 Plan that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the 2019 Plan and be available for issuance under the 2019 Plan. As of June 30, 2019 no awards have been granted.

Warrants:

As of June 30, 2019, warrants to purchase up to 13,693,235 shares of restricted common stock were issued and outstanding. For the six months ended June 30, 2019, the Company issued 1,257,022 warrants exercisable at $0.25 per share and having a 4 year term from the date of issuance. The Company also issued 150,000 warrants exercisable at $.30 per share having a 3 year term from the date of issuance. These warrants related to financing activities and were recorded as a debt discount using the relative fair value method.

	June 30, 2019
		Average
	Warrants	Exercise Price

Balance, January 1, 2019	$12,286,213	$0.13
Exercised during the period	-	-
Granted during the period	$1,407,022	$0.26
Balance, end of period	$13,693,235	$0.14
Exercisable, end of period	$13,693,235	$0.14

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10. Related Party Transactions

John Thomas, a Director of the Company, is also the owner and managing director of a merchant bank offering advisory services. The Company contracted with the related party in June of 2017 to provide certain consulting services to the Company. The related party was paid $50,000 and $10,000 for the six months ended 2019 and 2018 respectively. As of June 28, 2019, this agreement was terminated.

11. Geographical Information

The Company has one operating segment and the decision-making group is the senior executive management team. The Company manages the segment by country focusing on gross profit by country.

Revenues	Six Months Ended June 30 2019	Six Months Ended June 30 2018
Italy	$752,929	$498,951
Romania	478,563	911,748
Germany	72,467	-
Total	$1,303,959	$1,410,699

Cost of Revenues
Italy	$74,027	$64,262
Romania	244,559	639,762
Germany	-	-
Total	$318,586	$704,024

Gross Profit
Italy	$678,902	$434,689
Romania	234,004	271,986
Germany	72,467	-
Total	$985,373	$706,675

Investment In Energy Property and Equipment, Net	June 30, 2019	December 31, 2018
Romania	$5,009,187	$5,272,802
Italy	17,762,629	8,048,477
Germany	1,373,602	1,418,488
	$24,145,418	$14,739,767

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12. Subsequent Events

In accordance with ASC 855, Subsequent Events, we have evaluated subsequent events through the date of issuance of these unaudited financial statements. During this period, we had the following materially recognizable subsequent events.

Zonepark Rilland Acquisition

In July, 2019, PCG_HoldCo UG, a German corporation (“Purchaser”) and wholly owned subsidiary of Alternus Energy Inc., a Nevada corporation (“ALTN” or “Parent”), and Coöperatie Unisun Energy U.A., a Netherlands corporation (the “Seller”) entered into a Share Purchase Agreement (the “SPA”). Pursuant to the terms of the SPA, the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, 100% of the share capital of Zonnepark Rilland B.V., a SPV that owns and operates an 11.75 MW ground-mounted solar photovoltaic (PV) power plant in Rilland, the Netherlands, in exchange for $11.76 million ( €10.5 million), to be paid on closing (the “Purchase Price”). The Purchase Price includes the assumption of a third party senior bank financing in the amount of $8,1 million (€7.2 million). In addition to the Purchase Price, the Seller will be entitled to receive an additional amount from ALTN of up to a total of $560,000 (€500,000) in the form of an earn out based on net cash proceeds received over and above a set annual power output of 10,865 MwH. The SPA provides for certain additional rights and obligations of the parties, standard representations and warranties given from the Seller to the Purchaser, including indemnification by the Seller for any misrepresented liabilities. The closing is also subject to the consent of the senior bank, as well as ALTN closing a separate third party financing of a minimum sum of $3.8 million on acceptable terms. The SPA is subject to certain other standard closing conditions, including, among other things, the payment of the sales price and the fulfillment of all obligations agreed to by and among the Parties.

Common to Series E Preferred Stock Exchange

On August 19, 2019 a Stock Exchange Agreement was entered into by and among Alternus Energy Inc. (the “Company”) and its majority shareholder, Growthcap Investments Inc. (“GII”) whereby GII returned 50,000,000 shares of ALTN common stock, which were cancelled and returned to the total authorized but unissued shares of common stock of the Company, in exchange for 5,000,000 shares of Series E Convertible Preferred Stock of the Company. The Series E Convertible Preferred, with respect to dividends, rank pari passu with the Common Stock, and with respect to distributions upon liquidation, dissolution or winding up of the Company, rank senior to the Common Stock and junior to any other series of Preferred Stock. The Series E Preferred convert into a total of 50,000,000 common shares and vote on an as-converted basis with the common stock. Each share of Series E Preferred shall automatically convert to Common Stock on the date on which the Company’s common stock is uplisted to a national stock exchange (either the New York Stock Exchange or Nasdaq Stock Market), for a full conversion of all issued and outstanding shares of Series E Preferred into a maximum potential total of 50,000,000 shares of common stock.  The Series E are not redeemable. All terms and conditions of the Series E Convertible Preferred Stock are set forth in the Certificate of Designation of the Series E Convertible Preferred Stock.

Common to Common Class B Stock Exchange

On October 9, 2019 a Stock Exchange Agreement was entered into by and among Company and VestCo Corp. (“VestCo”), a company owned and controlled by Vincent Browne, our Chairman and CEO, whereby VestCo returned 15,000,000 shares of ALTN common stock, which were cancelled and returned to the total authorized but unissued shares of Class A common stock of the Company, in exchange for 15,000,000 shares of Class B Common Stock of the Company. The rights of the holders of Class A Common Stock and Class B Common Stock shall be identical other than voting rights; the holder of each share of Class B Common Stock shall be entitled to five votes for each such share.

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ITEM 15. (Cont.) FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits

Number	Description

3.1*	Amended and Restated Certificate of Incorporation of Alternus Energy Inc.

3.2*	Amended and Restated Bylaws of Alternus Energy Inc.

3.3	Certificate of Designation of Series E Convertible Preferred Stock

3.4	Amended Articles of Incorporation of Alternus Energy Inc.

4.1*	Form of Certificate of Common Stock of Alternus Energy Inc.

4.2*	Warrant issued to VestCo on July 24, 2015

4.3*	Form of Warrant to purchase up to a total of 640,000 shares of common stock issued in July of 2016

4.4*	Form of Warrant to purchase up to a total of 1,687,500 shares of common stock issued in May and August of 2018

4.5*	Form of Warrant issued on August 14, 2018

4.6*	Warrant to purchase up to 4,659,328 shares of common stock issued on June 11, 2018

4.7*	Warrant to purchase up to 5,299,385 shares of common stock issued on October 15, 2018

4.8*	Form of Warrant to purchase up to a total of 1,257,022 shares of common stock issued in February of 2019

4.9*	Form of Warrant to purchase up to a total of 150,000 shares of common stock issued in May and June of 2019

10.1*	Professional Consulting Agreement dated July 24, 2015 between VestCo Corp and the Registrant

10.2*	Professional Consulting Agreement dated November 12, 2015 between Roberto Forlani and the Registrant

10.3*	First Amendment to the Consulting Agreement dated September 29, 2017 between VestCo and the Registrant

10.4*	First Amendment to the Consulting Agreement dated September 29, 2017 between Roberto Forlani, as assigned to Telenergia Europe S.r.l., and the Registrant

10.5*	Second Amendment to the Consulting Agreement dated November 8, 2017 between VestCo and the Registrant

10.6*	Second Amendment to the Consulting Agreement dated November 8, 2017 between Telenergia Europe S.r.l. and the Registrant

10.7*	Employment Agreement dated October 1, 2018 between Joseph E. Duey and the Registrant

10.8*	Settlement Agreement dated October 16, 2018 between Roberto Forlani, Telenergia Europe S.r.l. and the Registrant

10.9*	Employment Agreement dated December 1, 2018 between Taliesin Durant and the Registrant

10.10*	Professional Consulting Agreement dated February 28, 2019 between VestCo Corp. and the Registrant

10.11*	Form of Securities Purchase Agreement dated May 16, 2018

10.12*	Form of Note issued May 16, 2018

61

Number	Description

10.13*	Form of Pledge Agreement dated May 16, 2018

10.14*	PSM 20 Purchase and Transfer Agreement dated June 7, 2018 by and among Greenrock Energy GmbH, Salvatore Cammilleri and the Registrant.

10.15*	PSM 20 Escrow Agreement dated June 7, 2018 by and among Greenrock Energy GmbH, Greenrock Contruction GmbH, the Registrant and Notary Dr. Bernhard Schaub.

10.16*	Note issued June 11, 2018

10.17*	Security, Guarantee and Pledge issued June 11, 2018

10.18*	Asset Purchase Agreement dated July 25, 2017 by and among Power Clouds Europe B.V. and Liquid Sun S.r.l.

10.19*	$3,644,585 Note issued in October 2018 to an accredited investor

10.20*	Security Agreement, Guarantee and Pledge related to the $3,644,585 Note issued in October 2018

10.21*	Free Cash Flow Agreement related to the $3,644,585 Note issued in October 2018

10.22*	Sale and Purchase Agreement between PC Italia 02 and Risen Energy dated March 19, 2019

10.23*	Form of Convertible Note totaling $300,000 issued in February of 2019 to 4 accredited investors

10.24*	Form of Securities Purchase Agreement dated February of 2019 entered into with 4 accredited investors

10.25*	Form of Note totaling $150,000 issued in May of 2019 to 4 accredited investors

10.26*	Form of Securities Purchase Agreement dated May of 2019 entered into with 4 accredited investors

10.27*	$500,000 Convertible Note issued May 30, 2019

10.28*	Securities Purchase Agreement related to the $500,000 Convertible Note dated May 30, 2019

10.29*	Alternus Energy Inc. 2019 Stock Incentive Plan

10.30*	$9,806,939 Subscription Agreement dated June 2019

10.31*	Subordination Agreement related to the $9,806,939 Subscription dated June 2019

10.32*	Sale and Purchase Agreement by and among Risen Energy PV Holding Italy GmbH, Risen Energy (Hongkong) Co., Limited, PC-Italia-02 S.r.l. and the Registrant dated March 19, 2019

10.33*	Form of Director and Officer Indemnification Agreement

10.34	Share Purchase Agreement dated July 29, 2019 by and among PCG_HoldCo UG, Coöperatie Unisun Energy U.A. and Zonnepark Rilland B.V.

10.35	Share Exchange Agreement dated August 19, 2019 by and among the Registrant and Growthcap Investments Inc.

10.36	Share Exchange Agreement dated October 9, 2019 by and among the Registrant and VestCo Corp.

10.37	Form of Convertible Promissory Note issued in July of 2018

10.38	Form of 12% Note issued in December of 2018

14*	Code of Ethics

21.1	List of subsidiaries of Alternus Energy Inc.

99.1	Audit Committee Charter

* Previously filed with the Registrant’s Form 10 filed on August 13, 2019

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement on Form 10/A to be signed on its behalf by the undersigned, thereunto duly authorized.

Alternus Energy Inc.

Date: November 6, 2019	By:	/s/ Joseph E. Duey
	Name:	Joseph E. Duey
	Title:	Chief Financial Officer

Alternus Energy Inc.

Date: November 6, 2019	By:	/s/ Vincent Browne
	Name:	Vincent Browne
	Title:	Chief Executive Officer

63